Exhibit 10.10

LOAN AND SECURITY AGREEMENT

Dated as of July 21, 2005

Between

GIRAFFE PROPERTIES, LLC

as Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION, on behalf of the holders of the Notes as Lender

		2.5.10	Account Agreement	47
		2.5.11	Reserved	47
		2.5.12	Tenant Estoppels and SNDAs	47
		2.5.13	Reserved	48
		2.5.14	REA Estoppels	48
		2.5.15	REAs	48
		2.5.16	Independent Manager/Member Certificate	48
		2.5.17	Transaction Costs	48
		2.5.18	Material Adverse Effect	48
		2.5.19	Insolvency	48
		2.5.20	Subleases	48
		2.5.21	Master Lease; Master Lease SNDA	48
		2.5.22	Tax Lot	49
		2.5.23	Condominium Estoppels	49
		2.5.24	Condominium Documents	49
		2.5.25	Appraisal	49
		2.5.26	Financial Statements	49
		2.5.27	Flood Certifications	49
		2.5.28	Ground Leases; Memos of Ground Lease; Fee Mortgagee SNDAs; Overlandlord SNDAs	49
		2.5.29	Merger Agreement	49
		2.5.30	Intercreditor Agreements	49
		2.5.31	Equity and Real Property Transfer Documents	49
		2.5.32	Consents	50

III.	CASH MANAGEMENT			50
	3.1	Cash Management		50
		3.1.1	Establishment of Accounts	50
		3.1.2	Pledge of Account Collateral	51
		3.1.3	Maintenance of Collateral Accounts	52
		3.1.4	Eligible Accounts	52
		3.1.5	Deposits into Sub-Accounts	52
		3.1.6	Monthly Funding of Sub-Accounts; Master Lease Rent Shortfalls; Master Lease Variable Additional Rent Reserve; Sub-Account Shortfalls	53
		3.1.7	Required Payments from Sub-Accounts	57
		3.1.8	Cash Management Bank	58
		3.1.9	Borrower’s Account Representations, Warranties and Covenants	58
		3.1.10	Account Collateral and Remedies	59
		3.1.11	Transfers and Other Liens	59
		3.1.12	Reasonable Care	60
		3.1.13	Lender’s Liability	60
		3.1.14	Continuing Security Interest	60
		3.1.15	Distributions	61

IV.	REPRESENTATIONS AND WARRANTIES			61
	4.1	Borrower Representations		61

4.1.1	Organization	61
4.1.2	Proceedings	61
4.1.3	No Conflicts	62
4.1.4	Litigation	62
4.1.5	Agreements	62
4.1.6	Title	63
4.1.7	No Bankruptcy Filing	63
4.1.8	Full and Accurate Disclosure	63
4.1.9	All Property	64
4.1.10	No Plan Assets	64
4.1.11	Compliance	64
4.1.12	Financial Information	64
4.1.13	Condemnation	65
4.1.14	Federal Reserve Regulations	65
4.1.15	Utilities and Public Access	65
4.1.16	Not a Foreign Person	65
4.1.17	Separate Lots	65
4.1.18	Subdivision	65
4.1.19	Existing Matters of Record	65
4.1.20	Enforceability	65
4.1.21	Reserved	66
4.1.22	Insurance	66
4.1.23	Use of Property	66
4.1.24	Certificate of Occupancy; Licenses	66
4.1.25	Flood Zone	66
4.1.26	Physical Condition	66
4.1.27	Boundaries	66
4.1.28	Subleases	67
4.1.29	Filing and Recording Taxes	67
4.1.30	Single Purpose Entity/Separateness	67
4.1.31	Non-imputation	68
4.1.32	Illegal Activity	68
4.1.33	No Change in Facts or Circumstances; Disclosure	68
4.1.34	Reserved	68
4.1.35	Tax Filings	68
4.1.36	Solvency/Fraudulent Conveyance	68
4.1.37	Investment Company Act	69
4.1.38	Interest Rate Cap Agreement	69
4.1.39	Labor	69
4.1.40	Brokers	69
4.1.41	No Other Debt	70
4.1.42	Taxpayer Identification Number	70
4.1.43	Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws	70
4.1.44	Merger Agreement	70
4.1.45	Rights of First Refusal or First Offer to Lease or Purchase	70

		4.1.46	True-Lease Opinion	70
	4.2	Survival of Representations		70
	4.3	Borrower’s Knowledge		71

V.	BORROWER COVENANTS			71
	5.1	Affirmative Covenants		71
		5.1.1	Performance by Borrower	71
		5.1.2	Existence; Compliance with Legal Requirements; Insurance	71
		5.1.3	Litigation	71
		5.1.4	Single Purpose Entity	72
		5.1.5	Consents	73
		5.1.6	Access to Property	73
		5.1.7	Notice of Default	73
		5.1.8	Cooperate in Legal Proceedings	73
		5.1.9	Rights of First Refusal or First Offer to Lease or Purchase	74
		5.1.10	Insurance	74
		5.1.11	Further Assurances; Separate Notes; Loan Resizing	74
		5.1.12	Mortgage Taxes	76
		5.1.13	Operation	76
		5.1.14	Business and Operations	76
		5.1.15	Title to the Property	76
		5.1.16	Costs of Enforcement	76
		5.1.17	Estoppel Statements	77
		5.1.18	Loan Proceeds	77
		5.1.19	No Joint Assessment	77
		5.1.20	No Further Encumbrances	77
		5.1.21	Reserved	78
		5.1.22	Master Lease	78
	5.2	Negative Covenants		79
		5.2.1	Incur Debt	79
		5.2.2	Encumbrances	79
		5.2.3	Engage in Different Business	80
		5.2.4	Make Advances	80
		5.2.5	Partition	80
		5.2.6	Commingle	80
		5.2.7	Guarantee Obligations	80
		5.2.8	Transfer Assets	80
		5.2.9	Amend Organizational Documents	80
		5.2.10	Dissolve	80
		5.2.11	Bankruptcy	80
		5.2.12	ERISA	80
		5.2.13	Distributions	80
		5.2.14	Reserved	80
		5.2.15	Reserved	80
		5.2.16	Modify REAs	81
		5.2.17	Modify Account Agreement	81
		5.2.18	Zoning Reclassification	81

		5.2.19	Change of Principal Place of Business	81
		5.2.20	Debt Cancellation	81
		5.2.21	Misapplication of Funds	81
		5.2.22	Single-Purpose Entity	81

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION			81
	6.1	Insurance Coverage Requirements		81
		6.1.1	Property Insurance	82
		6.1.2	Liability Insurance	82
		6.1.3	Workers’ Compensation Insurance	82
		6.1.4	Commercial Rents Insurance	82
		6.1.5	Builder’s All-Risk Insurance	83
		6.1.6	Boiler and Machinery Insurance	83
		6.1.7	Flood Insurance	83
		6.1.8	Earthquake Insurance	83
		6.1.9	Terrorism Insurance	84
		6.1.10	Other Insurance	84
		6.1.11	Ratings of Insurers	84
		6.1.12	Form of Insurance Policies; Endorsements	84
		6.1.13	Certificates	85
		6.1.14	Separate Insurance	86
		6.1.15	Blanket Policies	86
	6.2	Condemnation and Insurance Proceeds		86
		6.2.1	Notification;	86
		6.2.2	Proceeds	87
		6.2.3	Lender to Take Proceeds	88
		6.2.4	Borrower to Restore	89
		6.2.5	Disbursement of Proceeds	90

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS			91
	7.1	Borrower to Pay Impositions and Other Charges		91
	7.2	No Liens		92
	7.3	Contest		92

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS			93
	8.1	General Restriction on Transfers and Indebtedness		93
	8.2	Sale of Building Equipment		93
	8.3	Immaterial Transfers and Easements, etc.		94
	8.4	Permitted Master Lessee and Guarantor Indebtedness		94
	8.5	Permitted Equity Transfers		95
	8.6	Deliveries to Lender		96
	8.7	Loan Assumption		97
	8.8	Subleases		97
		8.8.1	New Subleases and Sublease Modifications	97
		8.8.2	Leasing Conditions	97
		8.8.3	Delivery of New Sublease or Sublease Modification	99
		8.8.4	Sublease Amendments	99

v

		8.8.5	Security Deposits	99
		8.8.6	No Default Under Subleases	99
		8.8.7	Subordination	100
		8.8.8	Attornment	100
		8.8.9	Non-Disturbance Agreements	100
		8.8.10	Recognition Agreements	100

IX.	INTEREST RATE CAP AGREEMENT			101
	9.1	Interest Rate Cap Agreement		101
	9.2	Pledge and Collateral Assignment		101
	9.3	Covenants		101
	9.4	Powers of Borrower Prior to an Event of Default		102
	9.5	Representations and Warranties		103
	9.6	Payments		103
	9.7	Remedies		103
	9.8	Sales of Rate Cap Collateral		105
	9.9	Public Sales Not Possible		106
	9.10	Receipt of Sale Proceeds		106
	9.11	Replacement Interest Rate Cap Agreement		106

X.	MAINTENANCE OF PROPERTY; ALTERATIONS			106
	10.1	Maintenance of Property		106
	10.2	Conditions to Alteration		106
	10.3	Costs of Alteration		107

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION			108
	11.1	Books and Records		108
	11.2	Financial Statements		108
		11.2.1	Monthly Reports	108
		11.2.2	Quarterly Reports	109
		11.2.3	Annual Reports	110
		11.2.4	Disclosure Restrictions	110
		11.2.5	Capital Expenditures Summaries	110
		11.2.6	Master Lease	110
		11.2.7	Annual Budget; Operating Agreement Annual Budgets	110
		11.2.8	Other Information	111
		11.2.9	Proprietary Information	111

XII.	ENVIRONMENTAL MATTERS			111
	12.1	Representations		111
	12.2	Covenants		112
		12.2.1	Compliance with Environmental Laws	112
	12.3	Environmental Reports		112
	12.4	Environmental Indemnification		113
	12.5	Recourse Nature of Certain Indemnifications		113

XIII.	THE OPERATING AGREEMENTS			114
	13.1	Operating Agreement Representations, Warranties		114
	13.2	Cure by Lender		115
	13.3	Option to Renew or Extend the Ground Lease		115
	13.4	Operating Agreement Covenants		115
		13.4.1	Waiver of Interest In New Ground Lease or REAs	115
		13.4.2	No Election to Terminate	115
		13.4.3	Notice Prior to Rejection	116
		13.4.4	Lender Right to Perform	116
		13.4.5	Lender Attorney in Fact	116
		13.4.6	Payment of Sums Due Under Operating Agreements	117
		13.4.7	Performance of Covenants	117
		13.4.8	Reserved	117
		13.4.9	No Modification or Termination	117
		13.4.10	Notices of Default	117
		13.4.11	Delivery of Information	118
		13.4.12	No Subordination	118
		13.4.13	Further Assurances	118
		13.4.14	Estoppel Certificates	118
		13.4.15	Common Area/Common Elements Insurance	118
		13.4.16	Reserved	118
	13.5	Lender Right to Participate		118
	13.6	No Liability		119

XIV.	SECURITIZATION AND PARTICIPATION			119
	14.1	Sale of Notes and Securitization		119
	14.2	Securitization Financial Statements		120
	14.3	Securitization Indemnification		120
		14.3.2	Indemnification Certificate	121
	14.4	Retention of Servicer		122
	14.5	Lender’s Securitization Expenses		123

XV.	ASSIGNMENTS AND PARTICIPATIONS			123
	15.1	Assignment and Acceptance		123
	15.2	Effect of Assignment and Acceptance		123
	15.3	Content		124
	15.4	Register		124
	15.5	Substitute Notes		124
	15.6	Participations		125
	15.7	Disclosure of Information		125
	15.8	Security Interest in Favor of Federal Reserve Bank		125

XVI.	RESERVE ACCOUNTS			125
	16.1	Tax Reserve Account		125
	16.2	Insurance Reserve Account		126
	16.3	Ground Rent Reserve Account		127

XVII.	DEFAULTS			128
	17.1	Event of Default		128
	17.2	Remedies		133
	17.3	Remedies Cumulative; Waivers		134
	17.4	Costs of Collection		134

XVIII.	SPECIAL PROVISIONS			134
	18.1	Exculpation		134
		18.1.1	Exculpated Parties	134
		18.1.2	Carveouts From Non-Recourse Limitations	135

XIX.	MISCELLANEOUS			137
	19.1	Survival		137
	19.2	Lender’s Discretion		137
	19.3	Governing Law		137
	19.4	Modification, Waiver in Writing		138
	19.5	Delay Not a Waiver		138
	19.6	Notices		139
	19.7	TRIAL BY JURY		141
	19.8	Headings		141
	19.9	Severability		141
	19.10	Preferences		141
	19.11	Waiver of Notice		141
	19.12	Expenses; Indemnity		142
	19.13	Exhibits and Schedules Incorporated		144
	19.14	Offsets, Counterclaims and Defenses		144
	19.15	Liability of Assignees of Lender		144
	19.16	No Joint Venture or Partnership; No Third Party Beneficiaries		144
	19.17	Publicity		145
	19.18	Waiver of Marshalling of Assets		145
	19.19	Waiver of Counterclaim and other Actions		145
	19.20	Conflict; Construction of Documents; Reliance		145
	19.21	Prior Agreements		146
	19.22	Counterparts		146

EXHIBITS AND SCHEDULES

EXHIBIT A	TITLE INSURANCE REQUIREMENTS, ENDORSEMENTS AND AFFIRMATIVE COVERAGES
EXHIBIT B	SURVEY REQUIREMENTS
EXHIBIT C	INTENTIONALLY DELETED
EXHIBIT D	INTENTIONALLY DELETED
EXHIBIT E	INTENTIONALLY DELETED
EXHIBIT F	INTENTIONALLY DELETED
EXHIBIT G	FORM OF TENANT ESTOPPEL LETTER
EXHIBIT H	FORM OF GROUND LESSOR ESTOPPEL CERTIFICATE
EXHIBIT I	FORM OF REA ESTOPPEL
EXHIBIT J	FORM OF CONDOMINIUM ASSOCIATION ESTOPPEL
EXHIBIT K	BORROWER ORGANIZATIONAL STRUCTURE
EXHIBIT L	INTEREST RATE CAP AGREEMENT
EXHIBIT M	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT N	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
EXHIBIT O	INTENTIONALLY DELETED
EXHIBIT P	FORM OF RENT PAYMENT DIRECTION LETTER
EXHIBIT Q	RATE CAP COUNTERPARTY ACKNOWLEDGMENT
EXHIBIT R	INTENTIONALLY DELETED
EXHIBIT S	INTENTIONALLY DELETED
EXHIBIT T	FORM OF INDEPENDENT MANAGER/MEMBER CERTIFICATE

SCHEDULE I	EXISTING SUBLEASES; MATERIAL SUBLEASES; DEFAULTS OR PREPAID RENT UNDER SUBLEASES
SCHEDULE II	LITIGATION SCHEDULE
SCHEDULE III	INTENTIONALLY DELETED
SCHEDULE IV	INTENTIONALLY DELETED
SCHEDULE V	ALLOCATED LOAN AMOUNTS
SCHEDULE VI	RIGHTS OF FIRST REFUSAL OR RIGHTS OF FIRST OFFER (OR OTHER RIGHTS OR OPTIONS) TO LEASE OR PURCHASE INDIVIDUAL PROPERTIES
SCHEDULE VII	EXISTING MATTERS OF RECORD
SCHEDULE VIII	PRE-APPROVED TRANSFEREES

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of July 21, 2005 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GIRAFFE PROPERTIES, LLC, a Delaware limited liability company (“Borrower”) having an office at c/o Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470 and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, on behalf of the holders of the Notes, having an address at 60 Wall Street, New York, New York 10005 (together with its successors and assigns, “Lender”).

RECITALS:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender;

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“80% Cash Sweep Period” shall mean any period (a) commencing on the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which DSCR is less than 80% of Closing Date DSCR and (b) ending on the day immediately preceding the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which DSCR exceeds 80% of Closing Date DSCR.

“60% Cash Sweep Period” shall mean any period (a) commencing on the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which DSCR is less than 60% of Closing Date DSCR and (b) ending on the day immediately preceding the Payment Date following the conclusion of any two (2) consecutive Fiscal Quarters for which DSCR exceeds 60% of Closing Date DSCR.

“ABL Intercreditor Agreement” shall mean an intercreditor agreement between Lender the Mezzanine Lenders and the agent for the lenders under the ABL Loan.

“ABL Loan” shall have the meaning provided in the ABL Intercreditor Agreement.

“Account Agreement” shall mean (a) the side letter agreement dated the date hereof between Cash Management Bank and Lender or (b) at any time when Lender or Servicer is not the Cash Management Bank, an Account and Control Agreement, in form reasonably acceptable to Lender and acceptable to the Rating Agencies among Lender, Borrower and Cash Management Bank.

“Account Collateral” shall have the meaning set forth in Section 3.1.2.

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty in the form of Exhibit Q.

“Additional Non-Consolidation Opinion” shall have the meaning set forth in Section 4.1.30(b).

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, or any general partner or managing member in, such specified Person. An Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, (ii) any record or beneficial owner of more than 20% of any class of ownership interests of such Person and (iii) any Affiliate of the foregoing. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Aggregate Capped Debt Service” shall mean the aggregate amount of interest due and payable in accordance with the Notes and the Mezzanine Notes for any immediately preceding twelve (12) Payment Dates, assuming that interest on the aggregate outstanding principal balance of the Notes and the Mezzanine Notes is accruing at a loan constant equal to the Capped Interest Rate.

“Aggregate Appraised Value” as of the date determined shall mean the sum of (a) the aggregate appraised values as of the Closing Date of all Properties which remain as of the date determined subject to the Lien of the Security Instrument (excluding the Replaced Properties, Release Properties and the Substitute Properties) and (b) the appraised value of the Substitute Property as of such date of determination.

“Agreement” shall mean this Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Allocated Loan Amount” shall mean with respect to each Individual Property, the designated allocated portion of the Loan applicable to such Individual Property that is set forth on Schedule V attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall have the meaning set forth in Article X; provided however that the term “Alteration” shall not include Alterations being undertaken at the sole cost and expense of (a) the Master Lessee pursuant to the Master Lease so long as the security required for any such alteration under the Master Lease is deposited with Lender or (b) a Tenant pursuant to a Sublease.

“Annual Budget” shall mean the variable operating expense budget for the Property prepared by Master Lessee pursuant to the Master Lease for the applicable Fiscal Year or other period setting forth, in reasonable detail, Master Lessee’s good faith estimates of the anticipated variable operating expenses for the Property, including but not limited to Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent.

“Appraisals” shall mean the FIRREA appraisals conducted in 2005 by Cushman & Wakefield on or prior to the Closing Date which establish the master leased fee or ground leasehold value of each Individual Property.

“Appraised Value” shall mean, for an Individual Property, the value of such Individual Property as determined by the Appraisal for such Individual Property.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “AA” and a minimum short-term unsecured debt rating of at least “A-1+” by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all the Rating Agencies, then a minimum long-term rating of at least “AA” and a minimum short-term unsecured debt rating of at least “A-1+”, or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P, it being understood that the AA and A-1+ benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P.

“Approved Counterparty” shall mean a bank or other financial institution which has (a) either (i) a long-term unsecured debt rating of “A+” or higher by S&P or (ii) if the long-term unsecured debt rating is “A” or lower by S&P, a short-term rating of not less than “A-1” from S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) if the counterparty is rated by Fitch, either a long-term unsecured debt rating of not less than “A” from Fitch or a short-term unsecured debt rating of not less than “F-1” from Fitch.

“Architect” shall mean an architect, engineer or construction consultant selected by Borrower (which can be an employee of Borrower or an Affiliate), licensed to practice in the relevant State and has at least five (5) years of architectural experience and which is reasonably acceptable to Lender.

“Asset-Specific Proprietary Information” shall have the meaning set forth in Section 11.2.9.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by Lender and an assignee, and accepted by Lender in accordance with Article XV and in substantially the form of Exhibit M or such other form customarily used by Lender in connection with the participation or syndication of mortgage loans at the time of such assignment.

“Assignment of Leases” shall mean that certain first priority Assignment of Master Lease, Subleases, Rents and Security Deposits, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Master Lease, the Subleases, Rents and Security Deposits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“BofA” shall have the meaning set forth in Section 14.4.2(b).

“Bankruptcy Code” shall mean Title 11, U.S.C.A., as amended from time to time and any successor statute thereto.

“Blanket Policy” shall have the meaning provided in Section 6.1.15.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrower’s Account” shall mean an account or accounts maintained by Borrower for its own account at such bank and with such account number as may be designated in writing by Borrower to Lender and Cash Management Bank from time to time.

“Building Equipment” shall have the meaning set forth in the Security Instrument.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York or in the state in which Servicer is located are not open for business. When used with respect to an Interest Determination Date, Business Day shall mean any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

“Capped Interest Rate” shall mean a rate per annum equal to the sum of (a) the LIBOR Cap Strike Rate and (b) the LIBOR Margin.

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following: (i) Cash, and (ii) U.S. Government Obligations.

“Cash Management Bank” shall mean Bank of America, N.A., as servicer, or any successor Approved Bank acting as Cash Management Bank under the Account Agreement or other financial institution approved by the Lender and, if a Securitization has occurred, the Rating Agencies.

“Casualty Amount” shall mean forty percent (40%) of the Allocated Loan Amount of the affected Individual Property.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least 75% of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person.

“Closing Date” shall mean the date of this Agreement set forth in the first paragraph hereof.

“Closing Date DSCR” shall mean 3.01x.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Accounts” shall have the meaning set forth in Section 3.1.1.

“Combined Allocated Loan Amount” shall mean with respect to each Individual Property, the aggregate portions of the Loan and the Mezzanine Loans allocated to such Individual Property that is set forth on Schedule V attached hereto.

“Combined Debt Service” shall mean, with respect to any particular period of time, the aggregate of Debt Service and Debt Service (Mezzanine).

“Combined Principal Amount” shall mean the sum of the Principal Amount and the Principal Amount (Mezzanine).

“Common Elements” shall mean, with respect to each Condominium Property, those portions of any Improvements and other rights relating to a Condominium that are designated as “Common Elements,” “Common Areas” or a substantially equivalent term under the applicable Condominium Documents.

“Common Charges” shall mean, with respect to each Condominium Property, Borrower’s share of the common expenses, or substantially equivalent expenses, of the Condominium as defined and determined in accordance with the Condominium Documents.

“Completion” shall have the meaning set forth in Section 16.4.

“Condominium” shall mean, with respect to each Condominium Property, the condominium regime created by the Condominium Documents.

“Condominium Board” shall mean, with respect to each Condominium Property, the board of managers of the condominium association, or substantially equivalent body, of the Condominium established pursuant to the Condominium Documents.

“Condominium Declaration” shall have the meaning provided in the Security Instrument.

“Condominium Documents” shall mean, with respect to each Condominium Property, collectively, the Condominium Declaration, the by-laws of the Condominium, the floor plans attached to the Condominium Declaration, and any other similar written agreements among or otherwise binding upon any unit owners of the Condominium in their capacity as such and that govern or otherwise relate to the establishment, continuance, maintenance or operation of the Condominium, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condominium Properties” shall mean, collectively, all of the Individual Properties that are subject to a Condominium and “Condominium Property” shall mean each such Property.

“Condominium Unit” shall have the meaning provided in the Security Instrument.

“Control” shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and (ii) the ownership, direct or indirect, of no less than 51% of the voting securities of such Person, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Contemplated Transactions” shall mean, collectively, (i) the transactions consummated pursuant to the Merger Agreement, including but not limited to the change in control of the Toys ‘R’ Us, Inc. and the various equity transfers in connection with the related restructuring, (ii) the transfers of certain of the Properties to Master Lessee, (iii) the transfers of all of the Properties from Master Lessee to Borrower, (iv) the leasing or subleasing of all of the Properties from Borrower to Master Lessee pursuant to the Master Lease, (v) the execution and delivery of the Loan Documents or the Mezzanine Loan Documents, Borrower’s or Mezzanine Borrower’s performance thereunder, the recordation of the Security Instrument, and the exercise of any remedies by Lender or Mezzanine Lender, and (vi) following Lender’s or its designee’s succession in title to any Property, the transfer of any such Property by Lender or such designee.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited and with respect to any Replacement Interest Rate Cap Agreement, any substitute Approved Counterparty.

“Counterparty Opinion” shall have the meaning set forth in Section 9.3(g).

“Cut-Off Date” shall have the meaning set forth in Section 6.2.3(a).

“DBS” shall have the meaning set forth in Section 14.4.2(b).

“Debt” shall mean, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services; (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for, or liabilities incurred on the account of, such Person; (e) obligations or liabilities of such Person arising under letters of credit, credit facilities or other acceptance facilities; (f) obligations of such Person under any guarantees or other agreement to become secondarily liable for any obligation of any other Person, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any Lien on any property of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

Debt Service (First Mezzanine)” shall mean, with respect to any particular period of time, scheduled interest payments under the First Mezzanine Note.

Debt Service (Fourth Mezzanine)” shall mean, with respect to any particular period of time, scheduled interest payments under the Fourth Mezzanine Note.

Debt Service (Second Mezzanine)” shall mean, with respect to any particular period of time, scheduled interest payments under the Second Mezzanine Note.

Debt Service (Third Mezzanine)” shall mean, with respect to any particular period of time, scheduled interest payments under the Third Mezzanine Note.

“Debt Service (Mezzanine)” shall mean, with respect to any particular period of time, combined scheduled interest payments under the Mezzanine Notes.

“Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Deficiency” shall have the meaning set forth in Section 6.2.4(b).

“Disclosure Documents” shall have the meaning set forth in Section 14.4.1.

“Disqualified Transferee” shall mean any proposed transferee that, (i) has (within the past five (5) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender, any affiliate of Lender, any financial institution or other person providing or arranging financing; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Distribution Sites” shall mean the five (5) Individual Properties identified as distribution facilities on Schedule A to the Security Instrument.

“DSCR” shall mean a ratio, as determined by Lender for the applicable period, in which:

(a) the numerator is Portfolio Four-Wall EBITDAR, applied consistently, as stated on Borrower’s or Master Lessee’s four most recent quarterly financial statements delivered to Lender pursuant to Section 11.2.2, for the trailing twelve (12) month period immediately prior to the applicable calculation date; and

(b) the denominator is the Aggregate Capped Debt Service.

“Eligible Account” shall mean (i) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit such as or similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity or (ii) a segregated account maintained at an Approved Bank. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Environmental Certificate” shall have the meaning set forth in Section 12.2.1.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based upon or resulting from (a) the presence, threatened presence, release or threatened release into the environment of any Hazardous Materials from or at the Property, or (b) the violation, or alleged violation, of any Environmental Law relating to the Property.

“Environmental Event” shall have the meaning set forth in Section 12.2.1.

“Environmental Indemnity” shall mean the Environmental Indemnity, dated the date hereof, made by Guarantor in favor of Lender.

“Environmental Law” shall have the meaning provided in the Environmental Indemnity.

“Environmental Reports” shall have the meaning set forth in Section 12.1.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 17.1(a).

“Excess Account Collateral” shall have the meaning set forth in Section 2.3.7.

“Excess Cash Flow” shall have the meaning set forth in Section 3.1.5.

“Exchange Act” shall have the meaning set forth in Section 14.4.1.

“Excluded Personal Property” shall mean, collectively, (a) all of the personal property of Master Lessee (including, without limitation, all inventory and equipment, but excluding any items that constitute fixtures), (b) any licenses or other intellectual property relating to the trade names “Toys ‘R’ Us” or “Babies ‘R’ Us” and (c) any personal property of third-party Tenants under Subleases. For purposes of this definition, the terms “inventory”, “equipment” and “fixtures” shall have the meaning set forth in the Uniform Commercial Code in effect in the State of New York, except that the term “fixtures” shall specifically include, but not be limited to, and the terms “inventory” and “equipment” shall specifically exclude, all HVAC equipment, elevators, escalators and lighting together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing.

“Exculpated Parties” shall have the meaning set forth in Section 18.1.1.

“Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but Borrower’s lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Existing Contested Lien” shall have the meaning provided in Section 4.1.19.

“Existing Matters of Record” shall mean the Liens set forth on Schedule VII.

“Fee Owner” shall mean, collectively, the owner of the fee simple estate relating to each Ground Lease Property.

“Fee Property” shall mean, collectively, each Individual Property that is not a Ground Lease Property.

“First Mezzanine Account” shall mean account number 1235465930 at Cash Management Bank.

“First Mezzanine Borrower” shall mean Giraffe Intermediate, LLC, a Delaware limited liability company.

“First Mezzanine Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“First Mezzanine Lender” shall mean German American Capital Corporation, and its successors and/or assigns, as the holder of the First Mezzanine Loan.

“First Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by First Mezzanine Lender pursuant to Section 3.1.6 of the First Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the First Mezzanine Loan Debt Service Amount payable by First Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“First Mezzanine Loan” shall mean that certain $65,000,000 mezzanine loan, made as of the date hereof, from First Mezzanine Lender to First Mezzanine Borrower.

“First Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan and Security Agreement (First Mezzanine), dated as of the date hereof, between First Mezzanine Borrower, as borrower, and First Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“First Mezzanine Loan Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the First Mezzanine Note (excluding any default or accrued interest) due as of such date (as set forth in the First Mezzanine Lender Monthly Debt Service Notice delivered to Lender) or payable during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the First Mezzanine Note on the scheduled maturity of the First Mezzanine Loan (but excluding any principal payments on account of an acceleration of the First Mezzanine Loan or a default under any of the First Mezzanine Loan Documents).

“First Mezzanine Loan Default Notice” shall mean a notice from First Mezzanine Lender to Lender (upon which Lender may conclusively rely without any inquiry into the validity thereof) that an “Event of Default” has occurred and is continuing under any of the First Mezzanine Loan Documents.

“First Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 3.1.6 hereof.

“First Mezzanine Loan Documents” shall mean the documents evidencing and securing the First Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“First Mezzanine Note” shall mean that certain First Mezzanine Note A-1 in the principal amount of $65,000,000 dated as of the date hereof, from First Mezzanine Borrower to First Mezzanine Lender.

“Fiscal Year” shall mean each twelve (12) month period ending on the last Saturday closest to January 31 for such calendar year and commencing on the day following such Saturday on the preceding calendar year during each year of the term of the Loan or the portion of any such 12-month period falling within the term of the Loan in the event that such a 12-month period occurs partially before or after, or partially during, the term of the Loan, or such other 12-month fiscal accounting period as Borrower may establish from time to time.

“Fiscal Quarter” shall mean each quarter within a Fiscal Year in accordance with GAAP.

“Fitch” shall mean Fitch Ratings Inc.

“Fourth Mezzanine Account” shall mean account number 1235465959 at Cash Management Bank.

“Fourth Mezzanine Borrower” shall mean Giraffe Junior Holdings, LLC, a Delaware limited liability company.

“Fourth Mezzanine Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Fourth Mezzanine Lender” shall mean German American Capital Corporation, and its successors and/or assigns, as the holder of the Fourth Mezzanine Loan.

“Fourth Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by Fourth Mezzanine Lender pursuant to Section 3.1.6 of the Fourth Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the Fourth Mezzanine Loan Debt Service Amount payable by Fourth Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“Fourth Mezzanine Loan” shall mean that certain $25,000,000 mezzanine loan, made as of the date hereof, from Fourth Mezzanine Lender to Fourth Mezzanine Borrower.

“Fourth Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan and Security Agreement (Fourth Mezzanine), dated as of the date hereof, between Fourth Mezzanine Borrower, as borrower, and Fourth Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fourth Mezzanine Loan Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the Fourth Mezzanine Note (excluding any default or accrued interest) due as of such date (as set forth in the Fourth Mezzanine Lender Monthly Debt Service Notice delivered to Lender) or payable during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Fourth Mezzanine Note on the scheduled maturity of the Fourth Mezzanine Loan (but excluding any principal payments on account of an acceleration of the Fourth Mezzanine Loan or a default under any of the Fourth Mezzanine Loan Documents).

“Fourth Mezzanine Loan Default Notice” shall mean a notice from Fourth Mezzanine Lender to Lender (upon which Lender may conclusively rely without any inquiry into the validity thereof) that an “Event of Default” has occurred and is continuing under any of the Fourth Mezzanine Loan Documents.

“Fourth Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 3.1.6 hereof.

“Fourth Mezzanine Loan Documents” shall mean the documents evidencing and securing the Fourth Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Fourth Mezzanine Note” shall mean that certain Fourth Mezzanine Note A-1 in the principal amount of $25,000,000 dated as of the date hereof, from Fourth Mezzanine Borrower to Fourth Mezzanine Lender.

“GAAP” shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination.

“Go Dark” shall mean (a) with respect to any Individual Property other than a Go Dark Purchase Option Property, if such Individual Property is not open for business to the public for a period of ninety (90) consecutive days, unless such closure (i) is a result of a Taking of or casualty or other damage or injury to such Individual Property or (ii) is in connection with an Alteration permitted hereunder and (b) with respect to any Go Dark Purchase Option Property, if the Toys ‘R’ Us store or Babies ‘R’ Us store, or the Tenant under any Sublease, as applicable, at such Individual Property is not open for business to the public if such failure would commence the period after which a purchase right or option that would be triggered.

“Go Dark Purchase Option Property” means any Individual Property having an Operating Agreement which contains a purchase right, termination right, recapture right or option that would be triggered if the Toys ‘R’ Us store or Babies ‘R’ Us store, as applicable, at such Individual Property is not open for business to the public for a period designated in such Operating Agreement, including but not limited to the Individual Properties listed on Schedule VI which are specifically designated as having such a purchase right or option.

“Go Dark Limit” shall mean 20% of the Loan Amount.

“General Release Conditions” shall have the meaning set forth in Section 2.3.4.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Ground Leases” shall have the meaning provided in the Security Instrument.

“Ground Lease Property” shall mean, collectively, each Individual Property of which Borrower is a tenant under a Ground Lease.

“Ground Lessor Estoppel Certificate” shall mean an executed estoppel letter from a Fee Owner in the form attached as Exhibit H.

“Ground Rent” shall mean the aggregate amount of all rent and other amounts payable by the Borrower pursuant to the Ground Leases.

“Ground Rent Reserve Account” shall have the meaning provided in Section 3.1.1.

“Ground Rent Reserve Amount” shall have the meaning provided in Section 16.3.

“Guarantor” shall mean Toys ‘R’ Us Inc., a Delaware corporation.

“Hazardous Materials” shall have the meaning provided in the Environmental Indemnity.

“HoldCo” shall mean Giraffe Holdings, LLC, a Delaware limited liability company.

“Holding Account” shall have the meaning set forth in Section 3.1.1.

“Impositions” shall mean all taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), water, sewer or other rents and charges, excises, levies, fees (including license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any Rents (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of all or any part thereof. Nothing contained in this Agreement shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on (i) any tenant occupying any portion of the Property or (ii) Lender in the nature of a capital levy, estate, inheritance, succession, income or net revenue tax.

“Improvements” shall have the meaning set forth in the Security Instrument.

“Increased Costs” shall have the meaning set forth in Section 2.4.1.

“Indebtedness” shall mean, at any given time, the Principal Amount, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Notes or in accordance with the other Loan Documents and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Notes or the other Loan Documents.

“Indemnified Parties” shall have the meaning set forth in Section 19.12(b).

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or in any Affiliate of any Borrower, (ii) is not connected with any Borrower or any Affiliate of any Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender.

“Independent Director”, “Independent Manager”, or “Independent Member” shall mean a Person who is not and will not be while serving and has never been (i) a member (other than an Independent Member), manager (other than an Independent Manager), director, (other than an Independent Director), employee, attorney, or counsel of Borrower or its Affiliates (provided that Borrower may not have the same Independent Directors, Independent Managers or Independent Members as any Mezzanine Borrower), (ii) a customer, supplier or other Person who derives more than 1% of its purchases or revenues from its activities with Borrower or its Affiliates, (iii) a direct or indirect legal or beneficial owner in any entity referred to in (i) or (ii) above or any of its Affiliates, (iv) a member of the immediate family of any member, manager, employee, attorney, customer, supplier or other Person referred to in (i), (ii) or (iii) above, or (v) a person Controlling or under the common Control of anyone listed in (i) through (iv) above. A Person that otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Director or Independent Manager or Independent Member if such individual is at the time of initial appointment, or at any time while serving as such, is an Independent Director or Independent Manager or Independent Member, as applicable, of a Single Purpose Entity affiliated with Borrower other than any Mezzanine Borrower.

“Individual Property” shall have the meaning set forth in the Security Instrument.

“Insurance Requirements” shall mean, collectively, (i) all material terms of any insurance policy required pursuant to this Agreement and (ii) all material regulations and then-current standards applicable to or affecting the Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over the Property, or such other body exercising similar functions.

“Insurance Reserve Account” shall have the meaning set forth in Section 3.1.1(b).

“Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.

“Intangible” shall have the meaning set forth in the Security Instrument.

“Interest Determination Date” shall have the meaning set forth in the Notes.

“Interest Period” shall have the meaning set forth in the Notes.

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) Notional Amount. The notional amount of the Interest Rate Cap Agreement shall be equal to the Principal Amount, which may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan made in accordance with Section 5(b) of the Notes;

(b) Remaining Term. The remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c) Parties. The Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with this Agreement;

(d) Payment Stream. The Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Holding Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the LIBOR Cap Strike Rate;

(e) Acknowledgment. The Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) Other. The Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects reasonably satisfactory in form and substance to Lender.

“Land” shall have the meaning set forth in the Security Instrument.

“Late Payment Charge” shall have the meaning set forth in Section 2.2.3.

“Leasehold Estate” means the estate in the Property created by each Ground Lease.

“Legal Requirements” shall mean all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations and requirements, and irrespective of the nature of the work to be done, of every Governmental Authority including, without limitation, Environmental Laws and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Borrower or to the Property and the Improvements and the Building Equipment thereon, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Property and the Improvements and the Building Equipment thereon including, without limitation, building and zoning codes and ordinances and laws relating to handicapped accessibility.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“Lender’s Consultant” shall mean an environmental and engineering consulting firm selected by Lender having experience (i) conducting environmental and engineering assessments for properties similar to the Property and (ii) preparing and supervising remediation plans for properties similar to the Property.

“Lender Group” shall have the meaning set forth in Section 14.4.2(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the Maturity Date (the LC Expiration Date)), in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the LC Expiration Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to (b) above, at least twenty (20) days prior to the expiration date of said Letter of Credit.

“Liability” shall have the meaning set forth in Section 14.4.2(b).

“LIBOR” shall have the meaning set forth in the Notes.

“LIBOR Cap Strike Rate” shall mean 7.0% per annum.

“LIBOR Margin” shall have the meaning set forth in the Notes.

“LIBOR Rate” shall have the meaning set forth in the Notes.

“License” shall have the meaning set forth in Section 4.1.24.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic’s, materialmen’s and other similar liens and encumbrances, in case, excluding any such items filed against and solely affecting the Excluded Personal Property.

“Loan” shall mean the loan in the amount of the Loan Amount made by Lender to Borrower pursuant to this Agreement.

“Loan Amount” shall mean the original principal amount of the Loan equal to $425,000,000.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Clean Borrower Estoppel Certificate, the Master Lease, the Master Lease SNDA, the Account Agreement, the Recourse Guaranty and all other documents executed and/or delivered by Borrower, Master Lessee or Guarantor to Lender in connection with the Loan, and in connection with any Property Substitution, including any opinion certificates or other certifications or representations delivered by or on behalf of Borrower or any Affiliate of Borrower to Lender.

“Low DSCR Cash Sweep Period” shall mean, collectively, an 80% Cash Sweep Period and a 60% Cash Sweep Period.

“LTV Ratio” shall mean the ratio, expressed as a percentage, of the Combined Principal Amount as of the date of determination, to the Aggregate Appraised Value as of the date of determination.

“Master Lease” shall mean that certain Master Lease Agreement for the Properties by and between Borrower, as lessor, and Master Lessee, as lessee, dated the date hereof, as more particularly described in Section 5.1.22. Lender acknowledges that Borrower does not own, and Lender does not have a lien on, the Excluded Personal Property and that the term “Master Lease” shall not include the Excluded Personal Property or leases or licenses with respect to the Excluded Personal Property.

“Master Lease Base Rent” shall mean monthly payments under the Master Lease of scheduled base rent (to be based upon market rents established in the Appraisals).

“Master Lease Default” shall mean a default by Master Lessee or Borrower under the terms of the Master Lease beyond any applicable notice and cure periods contained therein.

“Master Lease Minimum Shortfall Reserve Amount” shall mean an amount equal to two (2) months of monthly Master Lease Rent.

“Master Lease 80% Reserve Amount” shall mean an amount equal to four (4) months of monthly Master Lease Rent.

“Master Lease Recurrent Additional Rent” shall mean monthly payments under the Master Lease of additional rent for scheduled pass-through expenses, including without limitation taxes, insurance and ground rent.

“Master Lease Rent” shall mean, collectively, the Master Lease Scheduled Rent and the Master Lease Variable Additional Rent.

“Master Lease Rent Shortfall” shall mean a shortfall in the Holding Account with respect to all or any portion of the Master Lease Rent required to be deposited therein by Master Lessee pursuant to the Master Lease Rent Payment Direction Letter.

“Master Lease Rent Shortfall Reserve Account” shall have the meaning provided in Section 3.1.1.

“Master Lease Scheduled Rent” shall mean, collectively, the Master Lease Base Rent and the Master Lease Recurrent Additional Rent.

“Master Lease SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment agreement among Borrower, Master Lessee and Lender dated of even date herewith.

“Master Lease Tenant Default” shall mean a default by Master Lessee under the terms of the Master Lease beyond any applicable notice and cure periods contained therein.

“Master Lease Variable Additional Rent” shall mean with respect to any month, payments payable by the Master Lessee under the Master Lease of variable operating and occupancy expenses in such month, including without limitation common area maintenance expenses but excluding any such items expressly included in any other sub-account of the Holding Account, such as the Monthly Tax Reserve Amount, Monthly Insurance Reserve Amount and Monthly Ground Rent Reserve Amount. Subject to the Master Lease, Master Lease Variable Additional Rent shall be presumptively established pursuant to the Annual Budget.

“Master Lease Rent Payment Direction Letter” shall mean a letter in the form of Exhibit P pursuant to which Borrower instructs Master Lessee to make payments of Master Lease Scheduled Rent and, during the continuance of a Master Lease Tenant Default, Master Lease Variable Additional Rent directly to the Holding Account as more particularly set forth in Section 3.1.9(a).

“Master Lessee” shall mean Toys ‘R’ Us-Delaware, Inc., a Delaware corporation.

“Master Lessee Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Master Lessee that is familiar with the financial condition of Master Lessee and the operation of the Property.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of any Individual Property, (iii) the business, profits, operations or financial condition of Borrower, or (iv) the ability of Borrower to repay the principal and/or interest of the Loan as it becomes due or to satisfy any of Borrower’s material obligations under the Loan Documents.

“Material Alteration” shall mean any Alteration which, when aggregated with all related Alterations (other than decorative work such as painting, wall papering and carpeting and the replacement of fixtures, furnishings and equipment to the extent being of a routine and recurring nature and performed in the ordinary course of business) constituting a single project, involves an estimated cost exceeding forty percent (40%) of the Allocated Loan Amount for each Individual Property with respect to such Alteration or related Alterations (including the Alteration in question) then being undertaken at such Individual Property; provided however that the term “Material Alteration” shall not include Alterations being undertaken at the sole cost and expense of (a) the Master Lessee pursuant to the Master Lease so long as the security required for any such material alteration under the Master Lease is deposited with Lender or (b) a Tenant pursuant to a Sublease.

“Material Sublease” shall mean any Sublease to a single Tenant covering the lesser of (a) 40,000 or more or (b) more than 50% of the square feet of rentable area of any Individual Property, including, without limitation, the Material Subleases (including all amendments and supplements thereto) designated as such on Schedule I attached hereto and made a part hereof.

“Material Sublease Approval Threshold” shall mean Material Subleases with respect to Individual Properties having aggregate Allocated Loan Amounts equal to or greater than 5% of the Loan Amount.

“Maturity Date” shall have the meaning set forth in the Notes.

“Maturity Date Payment” shall have the meaning set forth in the Notes.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Merger Agreement” shall mean that certain Plan of Merger among Toys ‘R’ Us, Inc., Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc. dated as of March 17, 2005.

“Mezzanine Account” shall mean the First Mezzanine Account, Second Mezzanine Account, Third Mezzanine Account, and/or Fourth Mezzanine Account, or all such accounts collectively, as the context may require.

“Mezzanine Borrowers” shall mean the First Mezzanine Borrower, Second Mezzanine Borrower, Third Mezzanine Borrower, and/or Fourth Mezzanine Borrower, or all such borrowers collectively, as the context may require.

“Mezzanine Lender” shall mean the First Mezzanine Lender, Second Mezzanine Lender, Third Mezzanine Lender, and/or Fourth Mezzanine Lender, or all such lenders collectively, as the context may require.

“Mezzanine Loan” shall mean the First Mezzanine Loan, Second Mezzanine Loan, Third Mezzanine Loan, and/or Fourth Mezzanine Loan, or all such loans collectively, as the context may require.

“Mezzanine Loan Default Notice” shall mean a First Mezzanine Loan Default Notice, Second Mezzanine Loan Default Notice, Third Mezzanine Loan Default Notice, and/or Fourth Mezzanine Loan Default Notice, or all such default notices collectively, as the context may require.

“Mezzanine Notes” shall mean the First Mezzanine Note, Second Mezzanine Note, Third Mezzanine Note, and/or Fourth Mezzanine Note, or all such notes collectively, as the context may require.

“Mezzanine Intercreditor Agreement” shall mean an intercreditor, recognition and standstill agreement between Lender and Mezzanine Lender.

“Monetary Default” shall mean a Default (i) that can be cured with the payment of money or (ii) arising pursuant to Section 17.1(a)(vi) or (vii).

“Monthly Insurance Reserve Amount” shall have the meaning set forth in Section 16.2.

“Monthly Tax Reserve Amount” shall have the meaning set forth in Section 16.1.

“Monthly Ground Rent Reserve Amount” shall have the meaning provided in Section 16.3.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Tax States” shall mean, collectively, Alabama, Florida, Maryland, New York, Tennessee, Virginia and any other State in which a Substitute Property may be located which imposes a mortgage recording or other mortgage tax.

“New Sublease” shall have the meaning set forth in Section 8.8.1.

“Non-Consolidation Opinion” shall have the meaning provided in Section 2.5.5.

“Non-Disqualification Opinion” shall mean an opinion of outside tax counsel reasonably acceptable to the Lender or the Rating Agencies to whom such opinion is addressed that a contemplated action will neither cause any trust formed as a REMIC pursuant to a Securitization to fail to qualify as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code at any time that any “regular interests” in the REMIC are outstanding nor cause a “prohibited transaction” tax (within the meaning of Section 860F(a)(2) of the Code) or “prohibited contribution” tax (within the meaning of Section 860G(d) of the Code) to be imposed on any such REMIC.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 8.8.9.

“Notes” shall mean, collectively, (a) that certain Note A-1, dated the date hereof, made by Borrower, as maker, in favor of Lender, as payee, in the principal amount of $255,000,000 and (b) that certain Note A-2, dated the date hereof, made by Borrower, as maker, in favor of Lender, as payee, in the principal amount of $170,000,000, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall have meaning set forth in the recitals of the Security Instrument.

“OFAC” List means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer’s Certificate” shall mean a certificate executed by an authorized signatory of Borrower that is familiar with the financial condition of Borrower and the operation of the Property, or, in the case of Officer’s Certificates required under Section 11, the Chief Financial Officer of Borrower.

“Operating Agreements” shall mean, collectively, the Master Lease, the Material Subleases, the REAs, the Condominium Documents and the Ground Leases.

“Operating Asset” shall have the meaning set forth in the Security Instrument.

“Opinion of Counsel” shall mean an opinion of counsel of a law firm selected by Borrower and reasonably acceptable to Lender.

“Other Charges” shall mean, collectively, (i) Common Charges and any special assessments and other similar amounts charged to Borrower under the Condominium Documents or otherwise payable with respect to the Condominium Properties pursuant to the Condominium Documents, (ii) all sums, charges, fees, costs, expenses, common area maintenance charges and other charges or assessments reserved in or payable under the REAs and (iii) maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority, other than those required to be paid by a tenant pursuant to its respective Sublease.

“Other Taxes” shall have the meaning set forth in Section 2.4.3.

“Owner’s Title Policy Loss Payment Direction Letter” shall mean that certain letter of even date herewith from Borrower to the Mezzanine Lenders and countersigned by the Title Companies, directing the Title Company to make certain loss payments under certain of Borrower’s owner’s title insurance policies to Mezzanine Lender as more particularly set forth therein.

“Payment Date” shall have the meaning set forth in the Notes.

“Permitted Debt” shall mean collectively, (a) the Notes and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents and (b) trade payables, operational debt and indebtedness incurred in the financing of equipment and other personal property used on the Property incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than liens being properly contested in accordance with the provisions of this Agreement or the Security Instrument), not to exceed 3.0% of the Principal Amount in the aggregate for all Properties at any one time outstanding, payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of operating Borrower’s business, provided that (but subject to the remaining terms of this definition) each such amount shall be paid within sixty (60) days following the date on which each such amount is incurred. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP, and (iii) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount and such contest is maintained and prosecuted continuously and with diligence. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Notes and the other Loan Documents) or other instrument for borrowed money.

“Permitted Encumbrances” shall mean collectively, (a) the Liens and security interests created or permitted by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Policy, (c) Liens, if any, for Impositions imposed by any Governmental

Authority not yet due or delinquent (d) Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Article 7 hereof; (e) in the case of Liens arising after the date hereof, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business for sums which are being contested in good faith in accordance with Article 7 hereof; (f) easements, rights-of-way, REAs, restrictions and other similar charges or non-monetary encumbrances against real property which would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect; (g) any judgment Lien provided that the judgment it secures shall have been discharged of record or the execution thereof stayed pending appeal within 30 days after the entry thereof or within 30 days after the expiration of any stay, as applicable; (h) any matters that would be disclosed by an accurate survey of an Individual Property other than the Surveys, provided that in the case of Substitute Properties, the survey-related coverage under the Title Policy is provided with respect to such Substitute Properties; (j) any of the Existing Matters of Record, provided that (1) the amounts secured by such Liens have been paid in full, or, in the case of the Existing Contested Lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Article VII hereof and (2) such Liens are insured over in the Title Policy in a manner satisfactory to Lender, whether such insurance is made available in consideration of payment, bonding or indemnity by Borrower (but without limiting Borrower’s obligations under Article VII with respect to the Existing Contested Lien and provided that any such indemnity or other consideration shall be in a form reasonably satisfactory to Lender); (k) the Owner’s Title Policy Loss Payment Direction Letter and (l) such other Liens as Lender may approve in writing in Lender’s sole discretion.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate and (ii) not subject to a bankruptcy proceeding.

“Permitted Transferee” shall mean any entity that, together with its Close Affiliates (i) is experienced in owning and/or operating properties similar to the Properties, (ii) (a) has a net worth, as of a date no more than six (6) months prior to the date of the transfer of at least $1 Billion and (b) immediately prior to such transfer, controls real estate equity assets of at least $1 Billion, (iii) owns or has under management or acts as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 200 retail properties (excluding the Properties) containing not fewer than 4,000,000 rentable square feet in the aggregate and (iv) is not a Disqualified Transferee.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.10.

“Pledge” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, from Mezzanine Borrower to Mezzanine Lender.

“PML” shall have the meaning set forth in Section 6.1.8.

“Portfolio Four-Wall EBITDAR” shall mean earnings from store operations before interest expense/income, taxes, depreciation and amortization, any rental expense on real property, distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense plus any non-cash charges/less any non-cash income, including but not limited to losses on sales of assets and non cash compensation expense.

“Pre-approved Transferee” shall mean any of the entities set forth on Schedule VIII hereof, or any Close Affiliates thereof, provided any of the foregoing entities or their Close Affiliates shall only be a “Pre-approved Transferee” if (i) such entity continues to be Controlled by substantially the same Persons Controlling such entity as of the Closing Date or if such Pre-approved Transferee is a publicly traded company, such Pre-approved Transferee continues to be publicly traded on an established securities market, (ii) there has been no material adverse change in the financial condition or results of operations of such entity since the Closing Date and (iii) such entity and its Close Affiliates together own, have under management or act as the exclusive fund manager or investment advisor, at the time of the transfer, not fewer than 200 retail properties (excluding the Properties) containing not fewer than 4,000,000 rentable square feet in the aggregate.

“Prepayment Fee” shall have the meaning set forth in the Notes.

“Prepayment Fee (Mezzanine)” shall have the meaning set forth in the Mezzanine Notes.

“Principal Amount” shall mean, collectively, the aggregate “Principal Amount” under each of the Notes, as such term is defined in each of the Notes.

“Principal Amount (Mezzanine)” shall mean, collectively, the aggregate “Principal Amount” under each of the Mezzanine Notes, as such term is defined in each of the Mezzanine Notes.

“Prohibited Person” means any Person identified on the OFAC List or any other Person with whom a U.S. Person may not conduct business or transactions by prohibition of Federal law or Executive Order of the President of the United States or America.

“Proceeds” shall have the meaning set forth in Section 6.2.2.

“Proceeds Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Property” shall have the meaning set forth in the Security Instrument.

“Property Release” shall have the meaning set forth in Section 2.3.4.

“Property Release Notice” shall have the meaning set forth in Section 2.3.4(a).

“Proprietary Information” shall have the meaning set forth in Section 11.2.9.

“Provided Information” shall have the meaning set forth in Section 14.1.1

“PZR” shall mean The Planning Zoning Resource Corporation.

“Rate Cap Collateral” shall have the meaning set forth in Section 9.2.

“Rating Agencies” shall mean (a) prior to a Securitization, each of S&P, Moody’s and Fitch and any other nationally-recognized statistical rating agency which has been approved by Lender and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion which may be satisfied by a Rating Agency declining to review the matter in question without adverse impact on the Securities. In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“REAs” shall mean, collectively, any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting any Individual Property or portion thereof, including, without limitation, all REAs as defined in the Security Instrument.

“Real Property” shall mean, collectively, the Land, the Improvements and the Appurtenances (as defined in the Security Instrument).

“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, by Guarantor in favor of Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Recourse Guaranty” (Mezzanine) shall mean that certain Guaranty of Recourse Obligations of Mezzanine Borrower, dated as of the date hereof, by Guarantor in favor of Mezzanine Lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 15.4.

“Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Release Date” shall have the meaning provided in Section 2.3.4(a).

“Release Instruments” shall have the meaning provided in Section 2.3.4(c).

“Release Price” shall mean the product of (a) the Allocated Loan Amount for the Release Property and (b) the applicable Release Price Percentage.

“Release Price Percentage” shall mean, as of any Release Date, the percentage applicable to the range of Combined Principal Amounts that would be outstanding immediately following such Release, as set forth in the following table:

Range of Outstanding Combined Principal Amount Following Release	Release Price Percentage
From $600,000,000 to and including $510,000,000	100%
Less than $510,000,000 to and including $420,000,000	110%
Less than $420,000,000 to $0.00	115%

“Release Price (Mezzanine)” shall have the meaning ascribed to the term Release Price in each the Mezzanine Loan Agreement, as the context may require.

“Release Property” shall have the meaning provided in Section 2.3.4.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower from any and all sources arising from or attributable to the Property, including, but not limited to the Master Lease and, upon termination thereof, the Subleases, and Proceeds, if any, from business interruption or other loss of income insurance.

“Replaced Property” shall have the meaning provided in Section 2.3.5(a).

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement following a downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, the date required in Section 9.3(c) or (ii) in connection with a replacement related to an extension of the Maturity

Date, the date required in Section 5(a)(ii) of the Notes; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Requesting Parties” shall have the meaning set forth in Section 11.2.9.

“Retail Sites” shall mean, collectively, all of the Properties other than the Distribution Sites.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Second Mezzanine Account” shall mean account number 1235465935 at Cash Management Bank.

“Second Mezzanine Borrower” shall mean Giraffe Intermediate Holdings, LLC, a Delaware limited liability company.

“Second Mezzanine Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Second Mezzanine Lender” shall mean German American Capital Corporation, a Maryland corporation, and its successors and/or assigns, as the holder of the Second Mezzanine Loan.

“Second Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by Second Mezzanine Lender pursuant to Section 3.1.6 of the Second Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the Second Mezzanine Loan Debt Service Amount payable by Second Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“Second Mezzanine Loan” shall mean that certain $60,000,000 mezzanine loan, made as of the date hereof, from Second Mezzanine Lender to Second Mezzanine Borrower.

“Second Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan and Security Agreement (Second Mezzanine), dated as of the date hereof, between Second Mezzanine Borrower, as borrower, and Second Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Second Mezzanine Loan Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the Second Mezzanine Note (excluding any default or accrued interest) due as of such date (as set forth in the Second Mezzanine Lender Monthly Debt Service Notice delivered to Lender) or payable during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Second Mezzanine Note on the scheduled maturity of the Second Mezzanine Loan

(but excluding any principal payments on account of an acceleration of the Second Mezzanine Loan or a default under any of the Second Mezzanine Loan Documents).

“Second Mezzanine Loan Default Notice” shall mean a notice from Second Mezzanine Lender to Lender (upon which Lender may conclusively rely without any inquiry into the validity thereof) that an “Event of Default” has occurred and is continuing under any of the Second Mezzanine Loan Documents.

“Second Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 3.1.6 hereof.

“Second Mezzanine Loan Documents” shall mean the documents evidencing and securing the Second Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Second Mezzanine Note” shall mean that certain Second Mezzanine Note A-1 in the principal amount of $60,000,000 dated as of the date hereof, from Second Mezzanine Borrower to Second Mezzanine Lender.

“Securities” shall have the meaning set forth in Section 14.1.

“Securities Act” shall have the meaning set forth in Section 14.4.1.

“Securitization” shall have the meaning set forth in Section 14.1.

“Security Instrument” shall mean that certain first priority Combined Fee and Leasehold Multistate Mortgage, Deed to Secure Debt, Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Master Lease, Subleases, Rents and Security Deposits, dated the date hereof, executed and delivered by Borrower to Lender (or to a trustee for the benefit of lender, as applicable) and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall mean such Person designated in writing with an address for such Person by Lender, in its sole discretion, to act as Lender’s agent hereunder with such powers as are specifically delegated to the Servicer by Lender, whether pursuant to the terms of this Agreement, the Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto.

“Single Purpose Entity” shall mean a Person, other than an individual, which (i) is formed or organized solely for the purpose of owning, holding, developing, using, operating and financing, directly, or, in the case of Mezzanine Borrower, indirectly, an ownership interest in the Property, (ii) does not engage in any business unrelated to the Property and the ownership, development, use, operation and financing thereof, (iii) has not and will not have any assets other than those related to its interest in the Property or the operation, management and financing thereof or any indebtedness other than the Permitted Debt, (iv) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (v) holds itself out as being a Person, separate and apart from any other Person, (vi) does not and will not commingle its funds or assets with those of any other Person, (vii) conducts its own business in its own name; (viii) maintains separate financial statements, (ix) pays its own liabilities out of its own funds, (x) observes all partnership, corporate or limited liability company formalities, as applicable, (xi) pays the salaries of its own employees, if any, and maintains a sufficient number of employees, if any, in light of its contemplated business operations, (xii) does not guarantee or otherwise obligate itself with respect to the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, (xiii) does not acquire obligations or securities of its partners, members or shareholders, (xiv) allocates fairly and reasonably shared expenses, including, without limitation, any overhead for shared office space, if any, (xv) uses separate stationary, invoices, and checks, (xvi) maintains an arms-length relationship with its Affiliates, (xvii) does not and will not pledge its assets for the benefit of any other Person or make any loans or advances to any other Person, (xviii) does and will continue to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity, (xix) maintains adequate capital in light of its contemplated business operations, and (xx) has not and will not engage in, seek, or consent to the dissolution, winding up, liquidation, consolidation or merger and except as otherwise permitted in this Agreement, has not and will not engage in, seek or consent to any asset sale, transfer or partnership, membership or shareholder interests, or amendments of its partnership or operating agreement, certificate of incorporation, articles of organization or other organizational document. In addition, if such Person is a partnership, (1) all general partners of such Person shall be Single Purpose Entities; and (2) if such Person has more than one general partner, then the organizational documents shall provide that such Person shall continue (and not dissolve) for so long as a solvent general partner exists. In addition, if such Person is a corporation, then, at all times: (a) such Person shall have at least two (2) Independent Directors and (b) the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. In addition, if such Person is a limited liability company, (a) such Person shall have at least two (2) Independent Managers or Independent Members, (b) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (c) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote, (d) each managing member shall be a Single Purpose Entity and (e) its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that until all of the Indebtedness and Obligations are paid in full such entity will not dissolve. In addition, the organizational documents of such Person shall provide that such Person (1) without the unanimous consent of all of the partners, directors or members, as applicable, shall not with respect to itself or to any other Person in which it has a direct or indirect legal or beneficial interest (a) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official for the benefit of the creditors of such Person or all or any portion of such Person’s properties, or (b) take any action that might cause such Person to become insolvent, petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (2) has and will maintain its books, records, resolutions and agreements as official records, (3) has held and will hold its assets in its own name, (4) has and will maintain its financial statements, accounting records and other organizational documents, books and records separate and apart from any other Person, (5) has not and will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (6) has and will maintain an arms-length relationship with its Affiliates, and (7) has not and will not enter into or be a party to any transaction with its partners, members, shareholders, or its Affiliates except in the ordinary course of business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with a third party.

“Solvency Opinion” shall have the meaning provided in Section 2.5.5.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the date hereof as result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“SPE Entity” shall mean the Borrower and any other Person which is required by this Agreement to be, as long as the Loan is outstanding, a Single Purpose Entity.

“Sponsors” shall have the meaning set forth in Section 8.5.

“State” shall mean, with respect to each Individual Property, the State in which such Individual Property or any part thereof is located.

“Sub-Account(s)” shall have the meaning set forth in Section 3.1.1.

“Sublease” shall mean any lease (other than the Ground Leases or the Master Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), pursuant to which any Person is granted by the Borrower or the Master Lessee a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Lender acknowledges that Borrower does not own, and Lender does not have a lien on, the Excluded Personal Property and that the term “Subleases” shall not include the Excluded Personal Property or leases or licenses with respect to the Excluded Personal Property.

“Sublease Modification” shall have the meaning set forth in Section 8.8.1.

“Substitute Property” shall have the meaning provided in Section 2.3.5.

“Substitute Property Mortgage Spreader Agreement” shall have the meaning provided in Section 2.3.5(a).

“Substitution” shall have the meaning provided in Section 2.3.5.

“Substitution Date” shall have the meaning provided in Section 2.3.5(a).

“Substitution Due Diligence Package” shall have the meaning provided in Section 2.3.5.

“Substitution Notice” shall have the meaning provided in Section 2.3.5.

“Survey” shall mean a survey of each parcel included in the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Taking” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Tax Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Tax Reserve Amount” shall have the meaning set forth in Section 16.1.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property, other than the Master Lessee and its employees and agents.

“Terrorism Insurance” shall have the meaning set forth in Section 6.1.9.

“Third Mezzanine Account” shall mean account number 1235465954 at Cash Management Bank.

“Third Mezzanine Borrower” shall mean Giraffe Junior, LLC, a Delaware limited liability company.

“Third Mezzanine Debt Service Reserve Account” shall have the meaning set forth in Section 3.1.1.

“Third Mezzanine Lender” shall mean German American Capital Corporation, and its successors and/or assigns, as the holder of the Third Mezzanine Loan.

“Third Mezzanine Lender Monthly Debt Service Notice” shall mean the written notice required to be delivered by Third Mezzanine Lender pursuant to Section 3.1.6 of the Third Mezzanine Loan Agreement to Lender at least five (5) Business Days prior to each Payment Date setting forth the Third Mezzanine Loan Debt Service Amount payable by Third Mezzanine Borrower on the first Payment Date occurring after the date such notice is delivered.

“Third Mezzanine Loan” shall mean that certain $25,000,000 mezzanine loan, made as of the date hereof, from Third Mezzanine Lender to Third Mezzanine Borrower.

“Third Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan and Security Agreement (Third Mezzanine), dated as of the date hereof, between Third Mezzanine Borrower, as borrower, and Third Mezzanine Lender, as lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Third Mezzanine Loan Debt Service Amount” shall mean, with respect to any specified date or a particular period of time, interest payments under the Third Mezzanine Note (excluding any default or accrued interest) due as of such date (as set forth in the Third Mezzanine Lender Monthly Debt Service Notice delivered to Lender) or payable during such period (including the last day thereof), as applicable and repayment in full of the principal balance of the Third Mezzanine Note on the scheduled maturity of the Third Mezzanine Loan (but excluding any principal payments on account of an acceleration of the Third Mezzanine Loan or a default under any of the Third Mezzanine Loan Documents).

“Third Mezzanine Loan Default Notice” shall mean a notice from Third Mezzanine Lender to Lender (upon which Lender may conclusively rely without any inquiry into the validity thereof) that an “Event of Default” has occurred and is continuing under any of the Third Mezzanine Loan Documents.

“Third Mezzanine Loan Default Revocation Notice” shall have the meaning set forth in Section 3.1.6 hereof.

“Third Mezzanine Loan Documents” shall mean the documents evidencing and securing the Third Mezzanine Loan, as may be modified, amended, extended, supplemented, restated or replaced from time to time.

“Third Mezzanine Note” shall mean that certain Third Mezzanine Note A-1 in the principal amount of $25,000,000 dated as of the date hereof, from Third Mezzanine Borrower to Third Mezzanine Lender.

“Threshold Amount” shall mean 2% of the Loan Amount.

“Title Company” shall mean, collectively, Chicago Title Insurance Company (as to 27.5% of coverage), Commonwealth Land Title Insurance Company (as to 27.5% of coverage), Stewart Title Guaranty Company (as to 27.5% of coverage), Fidelity National Title Insurance Company (as to 12% of coverage) and First American Title Insurance Company (as to 5.5% of coverage), or, with respect to Substitutions from and after the date hereof, any one of the foregoing subject to delivery of co-insurance endorsements from the other Title Companies and, in states where available, tie-in endorsements from all of the Title Companies with respect to such coverage.

“Title Policy” shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued by the Title Company with respect to the Property and insuring the Lien of the Security Instrument.

“Total Loss” shall mean with respect to each Individual Property (i) a casualty, damage or destruction of the Individual Property which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than forty percent (40%) of the Allocated Loan Amount for such Individual Property, or (B) results in the cancellation of the Master Lease or of Subleases comprising more than forty percent (40%) of the rentable area of the Individual Property, and in either case with respect to which the Master Lease and the Subleases do not require Proceeds to be applied to the restoration of the Individual Property or (ii) a permanent Taking which, in the reasonable judgment of Lender, (A) involves an actual or constructive loss of more than forty percent (40%) of the Allocated Loan Amount for such Individual Property, or (B) renders untenantable either more than forty percent (40%) of the rentable area of the Individual Property, or (iii) a casualty, damage, destruction or Taking that affects so much of the Individual Property such that it would be impracticable, in Lender’s reasonable discretion, even after restoration, to operate the Individual Property as an economically viable whole.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“True Lease Opinion” shall have the meaning provided in Section 2.5.5.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 14.4.2(b).

“U.S. Government Obligations” shall mean any direct obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States. Any such obligation must be limited to instruments that have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change. If any such obligation is rated by S&P, it shall not have an “r” highlighter affixed to its rating. Interest must be fixed or tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with said index. U.S. Government Obligations include, but are not limited to: U.S. Treasury direct or fully guaranteed obligations, Farmers Home Administration certificates of beneficial ownership, General Services Administration participation certificates, U.S. Maritime Administration guaranteed Title XI financing, Small Business Administration guaranteed participation certificates or guaranteed pool certificates, U.S. Department of Housing and Urban Development local authority bonds, and Washington Metropolitan Area Transit Authority guaranteed transit bonds. In no event shall any such obligation have a maturity in excess of 365 days.

“Work” shall have the meaning provided in Section 6.2.4(a).

1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the definitions given them in this Agreement when used in any other Loan Document or in any certificate or other document made or delivered pursuant thereto. All uses of the word “including” shall mean including, without limitation unless the context shall indicate otherwise. Unless otherwise specified, the words hereof, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	GENERAL TERMS

2.1 Loan; Disbursement to Borrower.

2.1.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the full proceeds of the Loan have been disbursed by Lender to Borrower on the Closing Date.

2.1.3 The Notes, Security Instrument and Loan Documents. The Loan shall be evidenced by the Notes and secured by the Security Instrument, the Assignment of Leases, this Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) pay all past-due operating expenses, if any, in respect of the Property, (c) fund any working capital requirements of the Property, (d) make deposits into the Sub-Accounts as required hereunder, (e) pay costs and expenses incurred in connection with the closing of the Loan, (f) distribute to its parent entities and (g) retain and/or distribute the balance, if any.

2.2 Interest; Loan Payments; Late Payment Charge.

2.2.1 Payment of Principal and Interest.

(i) Except as set forth in Section 2.2.1(ii), interest shall accrue on the Principal Amount as set forth in the Notes.

(ii) Upon the occurrence and during the continuance of an Event of Default and from and after the Maturity Date if the entire Principal Amount is not repaid on the Maturity Date, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at the Default Rate calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the actual receipt and collection of the Indebtedness (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Indebtedness, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Notes to accelerate and to continue to demand payment of the Indebtedness upon the happening of any Event of Default.

2.2.2 Method and Place of Payment.

(a) On each Payment Date, Borrower shall pay to Lender interest accruing pursuant to the Notes for the entire Interest Period during which said Payment Date shall occur.

(b) All amounts advanced by Lender pursuant to the applicable provisions of the Loan Documents, other than the Principal Amount, together with any interest at the Default Rate or other charges as provided therein, shall be due and payable hereunder as provided in the Loan Documents. In the event any such advance or charge is not so repaid by Borrower, Lender may, at its option, first apply any payments received under the Notes to repay such advances, together with any interest thereon, or other charges as provided in the Loan Documents, and the balance, if any, shall be applied in payment of any installment of interest or principal then due and payable.

(c) The Maturity Date Payment shall be due and payable in full on the Maturity Date.

2.2.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the outstanding Principal Amount due and payable on the Maturity Date) is not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by this Agreement, the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.2.4 Usury Savings. This Agreement and the Notes are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due under the Notes at a rate in excess of the Maximum Legal Rate, then the LIBOR Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due under the Notes. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.3 Prepayments.

2.3.1 Prepayments. No prepayments of the Indebtedness shall be permitted except as set forth in Section 4 of the Notes.

2.3.2 Prepayments After Event of Default; Application of Amounts Paid. If, following an Event of Default, Lender shall accelerate the Indebtedness and Borrower thereafter tenders payment of all or any part of the Indebtedness, or if all or any portion of the Indebtedness is recovered by Lender after such Event of Default, (a) such payment may be made only on the next occurring Payment Date together with all unpaid interest thereon as calculated through the end of the Interest Period during which such Payment Date occurs (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date), and all other fees and sums payable hereunder or under the Loan Documents, including without limitation, interest that has accrued at the Default Rate and any Late Payment Charges), (b) such payment shall be deemed a voluntary prepayment by Borrower, and (c) Borrower shall pay, in addition to the Indebtedness, an amount equal to the Prepayment Fee.

2.3.3 Release of Property upon Repayment of Loan in Full. Lender shall, upon the written request, upon payment in full of the Principal Amount and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Notes and this Agreement, release the Lien of (i) this Agreement upon the Account Collateral and the Rate Cap Collateral and (ii) the Security Instrument and Assignment of Leases on the Property (or assign it (together with the Notes), in whole or in part, to a new lender without representation, warranty or recourse). In such event, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release or assignment, a release of lien or assignment of lien, as applicable, for such property for execution by Lender. Such release or assignment, as applicable, shall be in a form appropriate in each jurisdiction in which the Property is located and satisfactory to Lender in its reasonable discretion. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release or assignment, as applicable.

2.3.4 Release of Individual Properties. Subject to satisfaction of each of the conditions set forth below with respect to any Individual Property or Properties (collectively, the “General Release Conditions”), Lender shall (i) release such Individual Property or Properties (each a “Release Property”) from the Lien of the Security Instrument and related Loan Documents (or to the extent so requested by Borrower, assign the Lien of the Security Instrument to a new lender without representation, warranty or recourse) (each release under this Section 2.3.4 or Section 2.3.5, a “Property Release”), (ii) authorize a reduction in the notional amount of the Interest Rate Cap Agreement in proportion to the reduction of the Principal Amount, (iii) instruct the Cash Management Bank to return to Borrower any Excess Account Collateral subject to and in accordance with Section 2.3.7 except to the extent otherwise provided in such Section and (iv) comply with Section 2.3.8 with regard to adjusting the ongoing reserve requirements hereunder:

(a) Borrower delivers a written notice (a “Property Release Notice”) to Lender of its desire to effect such Property Release no later than thirty (30) days prior to the date of such desired Property Release, and setting forth the Business Day (the “Release Date”) on which Borrower desires that Lender release its interest in such Release Property.

(b) Borrower shall have paid to Lender (i) the Release Price, (ii) the applicable Prepayment Fee, if any, (iii) all other sums due under the Note in connection with such prepayment, for deposit into the Holding Account and disbursement by the Cash Management Bank in accordance with Section 3.1.6. Interest payable under the Note shall be calculated through the end of the Interest Period in which such payment is made on the Principal Amount (even if such period extends beyond such Payment Date and calculated as if such payment had not been made on such Payment Date (i.e. without a deduction for the portion of the Principal Amount included in the Release Price)).

(c) Borrower shall submit to Lender not less than ten (10) Business Days prior to the Release Date (which must be on a Business Day), a release of Liens (and related Loan Documents) for each applicable Release Property (for execution by Lender) in a form appropriate in the applicable state and otherwise satisfactory to Lender in its reasonable discretion and all other documentation Lender reasonably requires to be delivered by Borrower in connection with such Property Release (collectively, “Release Instruments”) for each applicable Release Property together with an Officer’s Certificate certifying that (i) the Release Instruments are in compliance with all Legal Requirements, (ii) the release to be effected will not violate the terms of this Agreement, (iii) the release to be effected will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the Properties subject to the Loan Documents not being released) and (iv) the requirement described in paragraph (e) below is satisfied in connection with such Property Release (together with calculations and supporting documentation demonstrating the same in reasonable detail).

(d) With respect to any Property Release, after giving effect to such Property Release, the DSCR as of the Release Date for all of the Properties then remaining subject to the Liens of the Security Instrument shall not be less than the greater of (A) the Closing Date DSCR and (B) 80% of the DSCR for the Properties subject to the Lien of the Security Instrument immediately prior to the Release Date.

(e) No Event of Default shall have occurred and then be continuing on the date on which Borrower delivers the Property Release Notice and on the Release Date.

(f) The Release Property is simultaneously transferred to a party other than Borrower or any SPE Entity.

(g) Borrower executes and delivers such other instruments, certificates, opinions of counsel and documentation as Lender and the Rating Agencies shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the

Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents and partial release endorsements to the existing Title Policy.

(h) Borrower shall pay for any and all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Property Release, including Lender’s reasonable attorneys’ fees and disbursements and all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Lender in connection with such proposed release.

(i) Prior to the Release Date, Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that all amounts owing to any parties in connection with the transaction relating to the proposed Property Release have been paid in full, or will simultaneously be paid in full on the Release Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Lender.

(j) As a condition precedent to a Release but not as a direct covenant of the Borrower, on the Release Date, each Mezzanine Borrower shall have paid to each Mezzanine Lender the Release Price (Mezzanine) and any other sums required to be paid under Section 2.3.4 of each Mezzanine Loan Agreement. This Section 2.3.4(j) shall not create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

(k) The transfer of the Release Property in connection with the Property Release does not trigger any rights of first refusal or purchase options in any Operating Agreements, including, but not limited to the rights or obligations set forth on Schedule VI.

2.3.5 Substitution of Properties.

(a) Generally. Borrower may, subject to the conditions in this Section 2.3.5, substitute one or more properties (each a “Substitute Property”) for an existing Property (each a “Replaced Property”) (each release and substitution a “Substitution”); provided, however, such right of Substitution shall be limited to Individual Properties whose aggregate Allocated Loan Amounts represent not greater than fifteen percent (15%) of the Loan Amount. From and after the Substitution of a Substitute Property in accordance herewith, such Substitute Property shall thereafter be deemed a Property, and shall have the Allocated Loan Amount applicable to the Replaced Property. Concurrently with the completion of all steps necessary to effect a Substitution as provided in this Section 2.3.5, Lender shall release such Replaced Property from the Lien of the Security Instrument and related Loan Documents (or to the extent so requested by Borrower, assign the Lien of the Security Instrument to a new lender without representation, warranty or recourse). In the event of a Substitution, the Notes shall remain in full force and effect, and the Lien of the Security Instrument shall be spread to encumber the Substitute Property (each a “Substitute Property Mortgage Spreader Agreement”).

(b) Certain Requirements. All Substitute Properties shall comply with this Section 2.3.5. To qualify as a Substitute Property, a property must, as of the Substitution Date (in addition to the other criteria set forth in this Section 2.3.5):

(i) be subject to the Master Lease;

(ii) be a property as to which Borrower will hold insurable fee title or a valid and subsisting leasehold interest free and clear of any Lien or other encumbrance except for exceptions not materially impairing the value of such property, and have an appraised value at least equal to the Appraised Value of the Replaced Property;

(iii) be free and clear, as evidenced by the environmental report referred to in paragraph (c) below, of Hazardous Substances requiring remediation or other action under any Environmental Law the presence of which violates Environmental Laws and be in material compliance with all Environmental Laws;

(iv) be in good repair and condition, as evidenced by the engineering report referred to in clause (c) below; and

(v) be in compliance, in all material respects, with Legal Requirements and Insurance Requirements, as evidenced by diligence items required to be provided in paragraph (c) below.

(c) Diligence Process. The Borrower shall submit to the Lender written notice (a “Substitution Notice”) setting forth the Business Day no earlier than forty-five (45) days after the date of such Substitution Notice on which Borrower desires to effect such Substitution (the “Substitution Date”), together with the following materials (the “Substitution Due Diligence Package”) relating to the proposed Substitute Property: (i) a description of the proposed Substitute Property sufficient to obtain the Title Policy, (ii) two years of historical cash flow operating statements, if available, (iii) true, complete and correct copies of any Material Subleases affecting the proposed Substitute Property, (iv) a map and site plan, including an existing Survey of the property dated not more than six (6) months prior to such submission, (v) a copy of the proposed amendment to the Master Lease and Master Lease SNDA to include the Substitute Property, (vi) copies of all permits, licenses and approvals required with respect to operation of the Substitute Property, (vii) an environmental report issued by a recognized environmental consultant, (viii) copies of all REAs, condominium documents and ground leases, (ix) an engineer’s inspection report, (x) ground lessor, REA, condominium association and tenant (under Material Subleases) estoppel certificates and tenant (under Material Subleases) Non-Disturbance Agreements, in each case in the forms attached hereto and including such variations that are either immaterial or are reasonably acceptable to Lender, as applicable, together with any consents required with respect to the Contemplated Transactions, (xi) a commitment from the Title Company with respect to the issuance of a Title Policy, together with copies of all exceptions referenced therein and a copy of the recorded memorandum of ground lease if such Substitute Property will be a Ground Lease Property, (xii) upon the reasonable request of the Lender, a PML study, (xiii) a FIRREA appraisal conducted by Cushman & Wakefield (or another Independent appraiser reasonably acceptable to Lender), (xiv) if such Substitute Property is not then owned by the Borrower or its Affiliate, a duly executed copy of the purchase and sale agreement for such Substitute Property and copies of all proposed documentation transferring title to the Substitute Property to Borrower including any interim transfers to its Affiliates, (xii) a copy of the flood certification, (xv) either (A) a letter or other evidence with respect to the proposed Substitute Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Title Policy or (C) a zoning report prepared by PZR indicating that the Substitute Property is in material compliance with applicable zoning and building laws, (xvi) a copy of the valid permanent certificate of occupancy (if required by applicable law), (xvii) calculations of the LTV Ratio and DSCR both before and after the proposed Substitution, (xviii) pro formas of the insurance certificates required under Article VI with respect to such Substitute Property, (xix) UCC, bankruptcy, state and federal tax lien, litigation and judgment searches conducted by a search firm reasonably acceptable to the Lender with respect to the title holder of such Substitute Property on the date immediately prior to acquisition thereof by Borrower, in each of the locations reasonably specified by the Lender and not revealing any Liens other than Permitted Encumbrances. In addition, Borrower shall permit the Lender at all reasonable times and upon reasonable prior notice to make an inspection of such Substitute Property. Lender shall confirm Borrower’s compliance with this paragraph (c) with respect to each proposed Substitute Property within thirty (30) days after Lender’s receipt of the applicable Substitution Due Diligence Package and Lender’s failure to so confirm or deny Borrower’s compliance within such thirty (30) day period shall be deemed compliance by Borrower with this paragraph (c), provided that this sentence appears in bold capital letters on the envelope containing the Substitution Due Diligence Package.

(d) Additional Conditions Precedent. In addition to the conditions in paragraphs (a), (b) and (c) above, each Substitution shall be subject to the satisfaction of the following conditions precedent:

(i) Rating Agency Confirmation; Rating Agency Requirements. For any Substitution made after a Securitization, Lender’s receipt of a Rating Agency Confirmation and Borrower’s satisfaction of such other conditions as may be required by the Rating Agencies;

(ii) Release Conditions. Borrower’s compliance with the condition set forth in Section 2.3.4(c), (e), (f), (g) and (k) with respect to the release of the Replaced Property;

(iii) Financial and Other Tests.

(1) DSCR. After giving effect to such Substitution, as of the Substitution Date the DSCR for all of the Properties then remaining subject to the Liens of the Security Instrument (i.e., including the Substitute Property and excluding the Replaced Property), shall not be less than the greater of (A) the Closing Date DSCR and (B) 80% of the DSCR for the Properties subject to the Lien of the Security Instrument immediately prior to the Substitution Date;

(2) LTV Ratio. After giving effect to such Substitution, as of the Substitution Date the LTV Ratio for all of the Properties then remaining subject to the Liens of the Security Instrument (i.e. including the Substitute Property and excluding the Replaced Property), shall not be less than 79.8%.

(3) Geographic Diversity. The proposed Substitution does not cause the aggregate Allocated Loan Amounts with respect to Individual Properties located any single State to exceed thirty percent (30%) of the Principal Amount.

(iv) Lender’s Costs and Expenses. Borrower shall pay for any and all reasonable out-of-pocket costs and expenses of Lender incurred in connection with any proposed Substitution, including Lender’s reasonable attorneys’ fees and disbursements, all title insurance premiums for any endorsements to any existing Title Policies reasonably required by Lender in connection with such proposed Substitution, title premiums, mortgage recording taxes, transfer taxes and recording fees;

(v) Transaction Costs. Borrower shall deliver to Lender evidence reasonably satisfactory to Lender that all amounts owing to any parties in connection with the transactions relating to the proposed Substitution have been paid in full, or will simultaneously be paid in full on the Substitution Date or adequate reserves therefor are established by Borrower in cash with respect to contingent or other liabilities that may arise out of such transaction and for which Borrower is not adequately indemnified or insured against as reasonably determined by Lender;

(vi) Opinions of Counsel. Delivery to Lender of the following favorable original Opinions of Counsel or updates thereto in connection with the Substitute Property similar in form and substance to the opinions which were delivered on the Closing Date in connection with the Replaced Property, reasonably satisfactory to Lender and addressed to the Lender on behalf of the holders of the Notes: (a) if requested by the Rating Agencies, a true lease opinion and a non-consolidation opinion, (b) a local counsel enforceability opinion, (c) an enforceability opinion under New York law, (d) an opinion to the effect that each of Borrower, Master Lessee and Guarantor is duly organized and validly existing under the laws of the state of its formation and is qualified or licensed to do business in each jurisdiction where the nature of its business in which it is engaged makes such qualification or licensing necessary and (e) an opinion to the effect that the Loan Documents or amendments thereto have been duly authorized, executed and delivered by Borrower, Master Lessee and Guarantor and are the valid and binding obligations and agreements of such party, enforceable in accordance with their terms, in each case with the same exceptions as made on Closing Date;

(vii) No Event of Default. No Event of Default shall have occurred and then be continuing on the date on which Borrower delivers the Substitution Notice and on the Substitution Date;

(viii) Accuracy of Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct as to the Substitute Property on the Substitution Date in all material respects (subject to any additional items set forth on updated exhibits and schedules hereto provided by Borrower which do not violate the provisions of the Loan Documents and are not reasonably likely to have a Material Adverse Effect with respect to such Substitute Property);

(ix) Officer’s Certificate. Delivery to Lender of an Officer’s Certificate certifying to the truth and accuracy of the statements in clauses (vii) and (viii);

(x) Non-Disqualification Opinion. Delivery of a Non-Disqualification Opinion;

(xi) Organizational Documents. If required by the Rating Agencies, delivery of original updated organizational documents of the Borrower, Mezzanine Borrower, HoldCo, Master Lessee and Guarantor, including, but not limited to a current certificate of good standing. If the Substitute Property is located in a State not previously covered by the Security Instrument, evidence of Borrower’s and Master Lessee’s qualification to do business in the State where the Substitute Property is located. Delivery of appropriate evidence of the authorization of the Borrower, Master Lessee and Guarantor approving the execution, delivery and performance of the Loan Documents or amendments thereto being executed and delivered in connection with the Substitution, duly adopted by the Borrower, Master Lessee and Guarantor as applicable and accompanied by an Officer’s Certificate stating that such authorizations have not been altered or repealed and are in full force and effect, and certifying as to the names of the Persons authorized to sign on behalf of such parties, together with the true signatures of each such Person;

(xii) Insurance Certificates. Delivery of the insurance certificates with respect to the Substitute Property required under Article VI; and

(xiii) Loan Documents. Delivery to Lender of originals of the following Loan Documents or amendments thereto:

(1) a Substitute Property Mortgage Spreader Agreement, duly executed and acknowledged by Borrower;

(2) a first priority Assignment of Master Lease, Subleases, Rents and Security Deposits, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Master Lease, the Subleases, Rents and Security Deposits as security for the Loan with respect to the Substitute Property, or a counterpart original of the Assignment of Leases, modified as necessary, duly executed and acknowledged by Borrower (the “Assignment of Leases Counterpart”);

(3) UCC financing statements (Form UCC-1) (or other forms required in any jurisdiction), covering all fixtures, Building Equipment and other personal property (other than the Excluded Personal Property), and all proceeds thereof, naming Borrower as debtor and Lender as secured party (collectively, the “UCC Financing Statements”; together with the Assignment of Leases Counterpart and the Substitute Property Mortgage Spreader Agreement, the “Security Documents”);

(4) the Title Policy or endorsements to the Title Policy, as applicable, issued by the Title Company in an amount equal to 125% of the Allocated Loan Amount for the Substitute Property, reflecting the addition of each such Substitute Property and containing such affirmative coverage similar in form and substance to the affirmative coverage provided in connection with the Replaced Property, insuring that the Substitute Property Mortgage Spreader Agreement creates a valid first lien on Borrower’s fee or leasehold title in the Substitute Property subject to the Permitted Encumbrances, and insuring the perfected first priority interest of Lender pursuant to the Substitute Property Mortgage Spreader Agreement, together with any title insurance premiums, fees or charges due in connection therewith, and the Borrower shall cooperate with the Lender and execute such further instruments and documents and perform such further acts as the Lender or the Title Company shall reasonably request to carry out the creation and perfection of the liens and security interests contemplated by the Security Documents and the release, discharge and removal of any encumbrances required for the issuance of the Title Policy;

(5) an amendment to the Master Lease and to the Master Lease SNDA incorporating the Substitute Property and eliminating the Replaced Property;

(6) updates to any Exhibits and Schedules to the Loan Documents as applicable without disclosing matters inconsistent with the requirements of this Section 2.3.5; and

(7) a Confirmation of Guaranty and Indemnity in customary form duly executed and delivered by Guarantor, adding the Substitute Property to and affirming its obligations under the Recourse Guaranty and the Environmental Indemnity.

(xiv) Mezzanine Loan Deliveries. The Mezzanine Lender shall have received all deliveries required under Section 2.3.5 of the Mezzanine Loan Agreement, including, but not limited to, insurance certificates naming Mezzanine Lender with respect to the Substitute Property, a copy of the owner’s title insurance policy and related mezzanine endorsement (if available in such State) and copies of the Substitution Due Diligence Package and all final deliveries to Lender under this Section 2.3.5.

(xv) Additional Deliveries. Lender shall have received such other deliveries reasonably requested by Lender, provided such requests are customary and are consistent with the deliveries required with respect to the Properties on the Closing Date.

2.3.6 Provisions Relating to Individual Properties That Go Dark.

(a) At any one time and from time to time, Borrower may allow Individual Properties (other than the Distribution Centers) to Go Dark provided that (i) the aggregate Allocated Loan Amount for all Individual Properties that Go Dark at any one time (excluding any Go Dark Purchase Option Properties) shall not exceed the Go Dark Limit and (ii) in no event may Borrower allow any Go Dark Purchase Option Property to Go Dark. If the aggregate Allocated Loan Amount for all Individual Properties that Go Dark (excluding any Go Dark Purchase Option Property) at any one time shall exceed the Go Dark Limit, then within thirty (30) days of such property first closing for business to the general public, Borrower shall either:

(i) cause one or more Individual Properties to be released from the lien of the Security Instrument in accordance with Section 2.3.5 hereof such that the aggregate Allocated Loan Amount for all Individual Properties that Go Dark does not exceed the Go Dark Limit; or

(ii) provide a Substitute Property, to be subject to the lien of the Security Instrument, in accordance with Section 2.3.6 hereof to the extent permitted under such Section such that the aggregate Allocated Loan Amount for all Individual Properties that Go Dark does not exceed the Go Dark Limit.

(b) If any Individual Property shall Go Dark, Borrower will promptly send written notice thereof to Lender. If an Individual Property shall Go Dark, the Master Lessee shall nonetheless be required to make into the Holding Account without reduction the full Master Lease Rent payment as and when required under the Master Lease and the Rent Payment Direction Letter with respect to all Individual Properties.

2.3.7 Excess Account Collateral. Upon the occurrence of any Property Release, provided no Low DSCR Cash Sweep Period exists and no Event of Default has occurred and is continuing, Lender shall promptly perform an analysis of the Account Collateral in order to reasonably determine the amount of the Account Collateral (including, but not limited to, Proceeds) attributable to the Release Property (the “Excess Account Collateral”), and shall promptly instruct Cash Management Bank to return to Borrower the Excess Account Collateral, if any, except to the extent that Lender reasonably determines that a shortfall exists in such Sub-Account with respect to the Property other than the Release Property.

2.3.8 Reserve Requirements. Upon the occurrence of a Property Release, provided no Low DSCR Cash Flow Sweep Period exists and no Event of Default has occurred and is continuing, Borrower shall promptly prepare a revised estimate of Impositions and Other Charges, insurance premiums, Ground Rent and Master Lease Rent with respect to the remaining Properties in accordance with Sections 16.1, 16.2 and 16.3, as applicable, and shall promptly provide Borrower and Cash Management Bank with notice of the revised Monthly Tax Reserve Amount, Monthly Insurance Reserve Amount and Monthly Ground Rent Amount.

2.3.9 Reserved.

2.4 Regulatory Change; Taxes.

2.4.1 Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 2.4.1, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. In the event that Borrower is required to pay any Increased Costs in accordance with the terms hereof,

Borrower shall have the right to prepay the Principal Amount (together will all accrued but unpaid interest thereon calculated through the end of the then current Interest Period) without the imposition of any Prepayment Fee.

2.4.2 Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything to the contrary contained in this Section 2.4, Borrower shall not be liable for any amounts as a result of withholding for Special Taxes or additional costs incurred as a result of the assignment of all or any portion of the Loan by Lender to any Person that is subject to Special Taxes and which is organized under or has its principal place of business outside of the United States of America or any political subdivision thereof.

2.4.3 Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

2.4.4 Indemnity. Borrower shall indemnify Lender for the full amount of Special Taxes and Other Taxes (including any Special Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4.4) paid by Lender and any liability (including penalties, interest, and reasonable out-of-pocket expenses) arising therefrom or with respect thereto, whether or not such Special Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date Lender makes written demand therefor.

2.4.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Special Taxes, Other Taxes or Increased Costs, Lender shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to Lender.

2.4.6 Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.4 shall survive the payment in full of principal and interest hereunder, and the termination of this Agreement.

2.5 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by, or on behalf of, Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date; provided, however, that unless a condition precedent shall expressly survive the Closing Date pursuant to a separate agreement, by funding the Loan, Lender shall be deemed to have waived any such conditions not theretofore fulfilled or satisfied:

2.5.1 Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

2.5.2 Delivery of Loan Documents; Title Policy; Reports; Leases.

(a) Loan Documents. Lender shall have received an original copy of this Agreement, the Notes and all of the other Loan Documents, in each case, duly executed (and to the extent required, acknowledged) and delivered on behalf of Borrower and any other parties thereto.

(b) Security Instrument, Assignment of Leases. Lender shall have received evidence that original counterparts of the Security Instrument and Assignment of Leases, in proper form for recordation, have been delivered to the Title Company for recording, so as effectively to create, in the reasonable judgment of Lender, upon such recording valid and enforceable first priority Liens upon the Property, in favor of Lender (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.

(c) UCC Financing Statements. Lender shall have received evidence that the UCC financing statements relating to the Security Instrument and this Agreement have been delivered to the Title Company for filing in the applicable jurisdictions.

(d) Title Insurance. Lender shall have received a Title Policy issued by the Title Company and dated as of the Closing Date. Such Title Policy shall (i) provide coverage in an amount equal to 100% of the Loan (or in the case of the Individual Properties in the Mortgage Tax States, 125% of the Allocated Loan Amount), (ii) insure Lender that the Security Instrument creates a valid, first priority Lien on the Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain the endorsements and affirmative coverages set forth on Exhibit A and such additional endorsements and affirmative coverages as Lender may reasonably request to the extent available in such State, and (iv) name Lender as the insured. Lender also shall have received evidence that all premiums in respect of such Title Policy have been paid. Lender shall have received evidence that all appropriate releases or discharges of encumbrances necessary for the delivery of the Title Policy have been delivered for recording.

(e) Surveys. Lender shall have received a current Survey for each of the Distribution Sites, containing the survey certification substantially in the form attached hereto as Exhibit B. Each such Survey shall reflect the same legal description contained in the Title Policy referred to in paragraph (d) above and shall include, among other things, a metes and bounds description or such other description as is required by Title Company, of the real property comprising part of the Property, any such description to be reasonably satisfactory to Lender. The surveyor’s seal shall be affixed to the Survey. In addition, Lender shall have received with respect to all Properties located in Florida and Texas, copies of existing surveys together with so called “no change affidavits” executed by Borrower, to the extent required by the Title Companies, each in form sufficient to enable the Title Company to omit the standard survey exception to coverage and to issue the endorsements to the Title Policy required by Lender, including, but not limited to, contiguity, comprehensive, subdivision and access endorsements. With respect to the Properties not covered by the preceding provisions of this clause (e), Borrower agrees to use commercially reasonable efforts to deliver to Lender copies of all other existing surveys in Borrower’s possession.

(f) Insurance. Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all insurance premiums currently due and payable for the existing policy period.

(g) Environmental Reports. Lender shall have received an Environmental Report or regulatory database search in respect of the Property reasonably satisfactory to Lender.

(h) Zoning. Unless otherwise agreed in writing between Lender and Borrower, Lender shall have received with respect to each Individual Property one of the following: (i) letters or other evidence with respect to the Property from the appropriate municipal authorities (or other Persons) concerning compliance with applicable zoning and building laws reasonably acceptable to Lender, (ii) an ALTA 3.1 zoning endorsement for the title policy or (iii) a zoning report reasonably acceptable to Lender prepared by PZR or another nationally recognized zoning due diligence firm reasonably acceptable to Lender.

(i) Certificate of Occupancy. Unless otherwise agreed in writing between Lender and Borrower, Lender shall have received a copy of the valid permanent certificate of occupancy for each Individual Property located in a jurisdiction that requires certificates of occupancy under applicable law, in each case reasonably acceptable to Lender.

(j) Encumbrances. Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first Lien as of the Closing Date on the Property, subject only to Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

2.5.3 Related Documents. Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved copies thereof.

2.5.4 Delivery of Organizational Documents. On or before the Closing Date, Borrower shall deliver, or cause to be delivered, to Lender copies, certified by an Officer’s Certificate, of all organizational documentation related to Borrower, Guarantor, each SPE Entity, HoldCo, Master Lessee and Mezzanine Borrower as have been requested by Lender and/or the formation, structure, existence, good standing and/or qualification to do business of Borrower, Guarantor, each SPE Entity, HoldCo, Master Lessee and Mezzanine Borrower as Lender may request in its sole discretion, including, without limitation, good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender. Each of the organizational documents of any SPE Entity shall contain single purpose entity provisions reasonably approved by Lender prior to the date hereof.

2.5.5 Counsel Opinions.

(a) Lender shall have received a Non-Consolidation Opinion in such form approved by the Lender (the “Non-Consolidation Opinion”).

(b) Lender shall have received a True Lease Opinion with respect to the Master Lease in form and substance reasonably acceptable to the Lender and the Rating Agencies (the “True Lease Opinion”).

(c) Lender shall have received a Solvency Opinion in form and substance acceptable to the Rating Agencies (the “Solvency Opinion”).

(d) Lender shall have received the Opinion of Counsel in such form approved by the Lender.

(e) Lender shall have received from Counterparty the Counterparty Opinion in such form approved by the Lender.

2.5.6 Reserved.

2.5.7 Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

2.5.8 Payments. All payments, deposits or escrows, if any, required to be made or established by Borrower under this Agreement, the Notes and the other Loan Documents on or before the Closing Date shall have been paid.

2.5.9 Interest Rate Cap Agreement. Lender shall have received a copy of the Interest Rate Cap Agreement which shall be in form and substance reasonably satisfactory to Lender and an original counterpart of the Acknowledgment executed and delivered by the Counterparty.

2.5.10 Account Agreement. Lender shall have received the original of the Account Agreement executed by each of Cash Management Bank and Borrower.

2.5.11 Reserved.

2.5.12 Tenant Estoppels and SNDAs. Borrower shall have requested and made commercially reasonable efforts to obtain prior to Closing, an executed tenant estoppel letter,

substantially in form of Exhibit G and a Non-Disturbance Agreement from each of the Tenants listed on Schedule I, and shall have delivered to Lender all such estoppels and Non-Disturbance Agreements received by Borrower.

2.5.13 Reserved.

2.5.14 REA Estoppels. Borrower shall have requested and made commercially reasonable efforts to obtain prior to Closing, estoppel certificates from all REA parties substantially in the form attached as Exhibit I, and shall have delivered to Lender all such estoppels received by Borrower.

2.5.15 REAs. Lender shall have received copies of all of the REAs to which Borrower or its Affiliates is a party or is bound.

2.5.16 Independent Manager/Member Certificate. Lender shall have received an executed Independent Manager/Member certificate substantially in the form attached as Exhibit T.

2.5.17 Transaction Costs. Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of Environmental Reports, seismic reports, zoning reports, searches, flood certifications, appraisals and other reports, the reasonable fees and costs of Lender’s counsel and all other reasonable third party out-of-pocket expenses incurred in connection with the origination of the Loan.

2.5.18 Material Adverse Effect. No change, circumstance, event or effect shall have occurred that would be materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries (as such terms are defined in the Merger Agreement) taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement of the Merger Agreement and the transactions contemplated thereby, (iii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate, (iv) any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by the Merger Agreement or (v) changes in any Laws (as defined in the Merger Agreement) or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i) and (iii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole relative to other industry participants.

2.5.19 Insolvency. Neither Borrower nor any of its constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

2.5.20 Subleases. Lender shall have received copies of all Subleases.

2.5.21 Master Lease; Master Lease SNDA. Lender shall have received a copy of the Master Lease and shall have received the duly executed Master Lease SNDA, each in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies.

2.5.22 Tax Lot. Lender shall have received a tax lot endorsement to the Title Policy or other evidence that each Individual Property constitutes on (1) or more separate tax lots, which endorsement or other evidence shall be reasonably satisfactory in form and substance to Lender.

2.5.23 Condominium Estoppels. Borrower shall have requested and made commercially reasonable efforts to obtain prior to Closing, estoppel certificates from the Condominium Board of all Condominium Properties substantially in the form attached as Exhibit J, and shall have delivered to Lender all such estoppels received by Borrower. Lender shall have received a condominium endorsement to the Title Policy for each Condominium Property in form and substance reasonably satisfactory to Lender.

2.5.24 Condominium Documents. Lender shall have received copies of all Condominium Documents.

2.5.25 Appraisal. Lender shall have received an Appraisal of the Property, which shall be satisfactory in form and substance to Lender.

2.5.26 Financial Statements. Lender shall have confirmed the accuracy of all financial statements and other financial information with respect to the Property delivered by Borrower to Lender.

2.5.27 Flood Certifications. Lender shall have received a flood zone certification with respect to each Property.

2.5.28 Ground Leases; Memos of Ground Lease; Fee Mortgagee SNDAs; Overlandlord SNDAs. Lender shall have received copies of all Ground Leases. Lender shall have received evidence that a memorandum or notice of each Ground Lease in form acceptable to Lender has been recorded in the applicable jurisdiction of each Ground Lease Property. Lender shall have received a copy of a reasonably acceptable subordination agreement from all fee mortgagees with respect to Ground Lease Properties for which the fee mortgage predates the recorded memorandum or notice of ground lease. Lender shall have received a copy of a reasonably acceptable recognition agreement from all overlandlords with respect to Ground Lease Properties for which the Ground Lease is a sublease.

2.5.29 Merger Agreement. Borrower shall have delivered to Lender a true, correct and complete copy of the Merger Agreement and, if requested by Lender, all deliveries made by any of the parties thereto or any of their respective Affiliates.

2.5.30 Intercreditor Agreements. Lender shall have received the ABL Intercreditor Agreement and the Mezzanine Intercreditor Agreement as well as the loan documents evidencing the ABL Loan (as defined in the ABL Intercreditor Agreement).

2.5.31 Equity and Real Property Transfer Documents. To the extent requested by Lender, Borrower shall have delivered to Lender true, correct and complete copies of all documentation pursuant to which the transactions contemplated by the Merger Agreement are consummated, including, but not limited to, all documents evidencing all stages of the restructuring of Toys ‘R’ Us, Inc. and all documents evidencing (i) all preliminary transfers of equity interests that resulted in the Borrower structure set forth on Exhibit K, (ii) any preliminary transfers of the Properties into Affiliates of Borrower and (iii) the preliminary transfers of all of the Properties from Affiliates of Borrower into Borrower.

2.5.32 Consents. Borrower shall have delivered all consents or approval of or notices to any party to any Operating Agreement required under such Operating Agreement in connection with any of the Contemplated Transactions.

III.	CASH MANAGEMENT

3.1 Cash Management.

3.1.1 Establishment of Accounts. Borrower hereby acknowledges that, simultaneously with the execution of this Agreement, pursuant to the Account Agreement, Borrower has established with Cash Management Bank, in the name “Giraffe Properties, LLC, Holding Account in favor of Bank of America, N.A., as Agent” (the “Holding Account”), which has been established as a non-interest bearing deposit account with interest-bearing sub-accounts. The Holding Account and each sub-account of such account and the funds deposited therein shall serve as additional security for the Loan. Pursuant to the Account Agreement, Borrower shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collateral Accounts made by, or at the direction of, Borrower. Borrower agrees that, prior to the payment in full of the Indebtedness, the terms and conditions of the Account Agreement shall not be amended or modified in any material respect without the prior written consent of Lender (which consent Lender may grant or withhold in its sole discretion), and if a Securitization has occurred, the delivery by Borrower of a Rating Agency Confirmation. In recognition of Lender’s security interest in the funds deposited into the Collateral Accounts, the Holding Account shall be named as follows: “Giraffe Properties, LLC, Holding Account in favor of Bank of America, N.A., as Agent” (Account Number 1235465893). Borrower confirms that it has established with Cash Management Bank the following sub-accounts of the Holding Account (each, a “Sub-Account” and, collectively, the “Sub-Accounts” and together with the Holding Account, the “Collateral Accounts”), which (i) may be ledger or book entry sub-accounts and need not be actual sub-accounts, (ii) shall each be linked to the Holding Account, (iii) shall each be a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC) and (iv) shall each be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement:

(a) a sub-account for the retention of Account Collateral in respect of Impositions and Other Charges for the Property (the “Tax Reserve Account”);

(b) a sub-account for the retention of Account Collateral in respect of insurance premiums for the Property (the “Insurance Reserve Account”);

(c) a sub-account for the retention of Account Collateral in respect of Ground Rent (the “Ground Rent Reserve Account”);

(d) a sub-account for the retention of Account Collateral in respect of Debt Service on the Loan (the “Debt Service Reserve Account”);

(e) a sub-account for the retention of Account Collateral in respect of reserves relating to shortfalls in Master Lease Rent (the “Master Lease Rent Shortfall Reserve Account”);

(f) a sub-account for the retention of Account Collateral in respect of reserves relating to Master Lease Variable Additional Rent (the “Master Lease Variable Additional Rent Reserve Account”);

(g) a sub-account for the retention of Account Collateral in respect of certain Proceeds as more fully set forth in Section 6.2 (the “Proceeds Reserve Account”);

(h) a sub-account for the retention of Account Collateral in respect of Debt Service (First Mezzanine) (the “First Mezzanine Debt Service Reserve Account”);

(i) a sub-account for the retention of Account Collateral in respect of Debt Service (Second Mezzanine) (the “Second Mezzanine Debt Service Reserve Account”);

(j) a sub-account for the retention of Account Collateral in respect of Debt Service (Third Mezzanine) (the “Third Mezzanine Debt Service Reserve Account”); and

(k) a sub-account for the retention of Account Collateral in respect of Debt Service (Fourth Mezzanine) (the “Fourth Mezzanine Debt Service Reserve Account”).

3.1.2 Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, Borrower hereby collaterally assigns, grants a security interest in and pledges to Lender, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”):

(a) the Collateral Accounts and all cash, deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Accounts;

(b) all interest and cash from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts; and

(c) to the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, Lender shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the Uniform Commercial Code and other applicable law.

3.1.3 Maintenance of Collateral Accounts.

(a) Borrower agrees that each of the Collateral Accounts is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Holding Account and (iii) such that no Person other than Lender shall have any right of withdrawal from the Collateral Accounts and, except as provided herein, no Account Collateral shall be released to the Borrower or any Affiliate of Borrower from the Collateral Accounts. Without limiting the Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Holding Account with a financial institution that has executed an agreement substantially in the form of the Account Agreement or in such other form acceptable to Lender in its sole discretion.

3.1.4 Eligible Accounts. The Collateral Accounts shall be Eligible Accounts. The Collateral Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking or governmental authority, as may now or hereafter be in effect. Income and interest accruing on the Collateral Accounts or any investments held in such accounts shall be periodically added to the principal amount of such account and shall be held, disbursed and applied in accordance with the provisions of this Agreement and the Account Agreement. Borrower shall be the beneficial owner of the Collateral Accounts for federal income tax purposes and shall report all income on the Collateral Accounts.

3.1.5 Deposits into Sub-Accounts. On the date hereof, Borrower has deposited the following amounts into the Sub-Accounts:

(i) $3,737,534.07 into the Tax Reserve Account;

(ii) $0.00 into the Insurance Reserve Account;

(iii) $0.00 into the Ground Rent Reserve Account;

(iv) $0.00 into the Debt Service Reserve Account;

(v) $0.00 into the Master Lease Rent Shortfall Reserve Account;

(vi) $0.00 into the Master Lease Variable Additional Rent Reserve Account;

(vii) $0.00 into the Proceeds Reserve Account;

(viii) $0.00 into the First Mezzanine Debt Service Reserve Account;

(ix) $0.00 into the Second Mezzanine Debt Service Reserve Account;

(x) $0.00 into the Third Mezzanine Debt Service Reserve Account; and

(xi) $0.00 into the Fourth Mezzanine Debt Service Reserve Account.

3.1.6 Monthly Funding of Sub-Accounts; Master Lease Rent Shortfalls; Master Lease Variable Additional Rent Reserve; Sub-Account Shortfalls.

(a) Monthly Funding of Sub-Accounts. Borrower hereby irrevocably authorizes Lender to transfer (and, pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of Lender), and Lender shall transfer, from the Holding Account by 11:00 a.m. New York time on the date on which each payment of Master Lease Rent under the Master Lease is made to the Holding Account, or as soon thereafter as sufficient funds are in the Holding Account to make the applicable transfers, commencing on the date of the first payment of Master Lease Rent under the Master Lease, funds in the following amounts and in the following order of priority:

(i) funds in an amount equal to the Monthly Tax Reserve Amount and any other amounts required pursuant to Section 16.1 for the month in which the transfer from the Holding Account is made to the Tax Reserve Account;

(ii) funds in an amount equal to the Monthly Insurance Reserve Amount and any other amounts required pursuant to Section 16.2 for the month in which the transfer from the Holding Account is made to the Insurance Reserve Account;

(iii) funds in an amount equal to the Monthly Ground Rent Reserve Amount due on the Payment Date immediately following the date on which the transfer from the Holding Account is made to the Ground Rent Reserve Account;

(iv) funds in an amount equal to the amount of Debt Service due on the Payment Date immediately following the date the transfer from the Holding Account is made to the Debt Service Reserve Account;

(v) provided no Event of Default has occurred and is continuing and to the extent Lender receives a First Mezzanine Lender Monthly Debt Service Notice, funds in an amount equal to the First Mezzanine Loan Debt Service Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the First Mezzanine Debt Service Reserve Account;

(vi) provided (a) no Event of Default has occurred and is continuing hereunder, (b) Lender has not received a First Mezzanine Loan Default Notice, and (c) to the extent Lender receives a Second Mezzanine Lender Monthly Debt Service Notice, funds in an amount equal to the Second Mezzanine Loan Debt Service Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Second Mezzanine Debt Service Reserve Account; however, if no Event of Default has occurred and is continuing hereunder and Lender receives a First Mezzanine Loan Default Notice, any amounts that would otherwise have been distributed to the Second Mezzanine Account, Third Mezzanine Account or Fourth Mezzanine Account absent such default shall instead be distributed to the First Mezzanine Account for application in accordance with the First Mezzanine Loan Documents until such time as Lender receives a notice from First Mezzanine Lender that such event of default under the First Mezzanine Loan is no longer continuing (a “First Mezzanine Loan Default Revocation Notice”);

(vii) provided (a) no Event of Default has occurred and is continuing hereunder, (b) Lender has not received a First Mezzanine Loan Default Notice or a Second Mezzanine Loan Default Notice, and (c) to the extent Lender receives a Third Mezzanine Lender Monthly Debt Service Notice, funds in an amount equal to the Third Mezzanine Loan Debt Service Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Third Mezzanine Debt Service Reserve Account; however, (i) if no Event of Default has occurred and is continuing hereunder and Lender has not received a First Mezzanine Loan Default Notice, and (ii) Lender has received a Second Mezzanine Loan Default Notice, any amounts that would otherwise have been distributed to the Third Mezzanine Account or the Fourth Mezzanine Account absent such default shall instead be distributed to the Second Mezzanine Account for application in accordance with the Second Mezzanine Loan Documents until such time as Lender receives a notice from Second Mezzanine Lender that such event of default under the Second Mezzanine Loan is no longer continuing (a “Second Mezzanine Loan Default Revocation Notice”);

(viii) provided (a) no Event of Default has occurred and is continuing hereunder, (b) Lender has not received a First Mezzanine Loan Default Notice, a Second Mezzanine Loan Default Notice or the Third Mezzanine Default Notice, and (c) to the extent Lender receives a Fourth Mezzanine Lender Monthly Debt Service Notice, funds in an amount equal to the Fourth Mezzanine Loan Debt Service Amount for the month in which the Payment Date immediately following the date of the transfer from the Holding Account occurs and transfer the same to the Fourth Mezzanine Debt Service Reserve Account; however, (i) if no Event of Default has occurred and is continuing hereunder and Lender has not received a First Mezzanine Loan Default Notice or Second Mezzanine Loan Default Notice, and (ii) Lender has received a Third Mezzanine Loan Default Notice, any amounts that would otherwise have been distributed to the Fourth Mezzanine Account absent such default shall instead be distributed to the Third Mezzanine Account for application in accordance with the Third Mezzanine Loan Documents until such time as Lender receives a notice from Third Mezzanine Lender that such event of default under the Third Mezzanine Loan is no longer continuing (a “Third Mezzanine Loan Default Revocation Notice”);

(ix) during any Low DSCR Cash Sweep Period, funds in an amount equal to the Master Lease Variable Additional Rent payable under the Master Lease for the month following the month in which the transfer from the Holding Account is made to the Master Lease Variable Additional Rent Reserve Account up to a maximum sum such that one (1) month of monthly Master Lease Variable Additional Rent is maintained therein at all times during any Low DSCR Cash Sweep Period;

(x) if the balance in the Master Lease Rent Shortfall Reserve Account is less than the Master Lease Minimum Shortfall Reserve Amount, funds in an amount equal to fifty percent (50%) of the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers to the Master Lease Rent Shortfall Reserve Account up to a maximum sum such that the Master Lease Minimum Shortfall Reserve Amount is maintained therein at all times during the term of the Loan;

(xi) during any 80% Cash Sweep Period, if the balance in the Master Lease Rent Shortfall Reserve Account is less than the sum of (a) the Master Lease Minimum Shortfall

Reserve Amount and (b) the Master Lease 80% Reserve Amount, funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers to the Master Lease Rent Shortfall Reserve Account up to a maximum sum such that a balance equal to the sum of (a) the Master Lease Minimum Shortfall Reserve Amount and (b) the Master Lease 80% Reserve Amount is maintained therein at all times during any such 80% Cash Sweep Period;

(xii) during any 60% Cash Sweep Period, funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers to the Master Lease Rent Shortfall Reserve Account;

(xiii) provided no 60% Cash Sweep Period or Event of Default is then continuing, and Lender has not received a Mezzanine Loan Default Notice, funds in an amount equal to the balance (if any) remaining or deposited in the Holding Account after the foregoing transfers (such remainder being hereinafter referred to as “Excess Cash Flow”), to the Borrower’s Account.

(b) Master Lease Rent Shortfalls; Release of Funds in Master Lease Rent Shortfall Reserve Account.

(i) If there is a Master Lease Rent Shortfall, Lender shall have the right at its election to direct the Cash Management Bank to transfer (but shall not be obligated to so direct the Cash Management Bank to transfer) from the Master Lease Rent Shortfall Reserve Account, and/or, provided a Master Lease Tenant Default is continuing, the Master Lease Variable Additional Rent Reserve, to the Holding Account, without notice to Borrower or Master Lessee, an amount equal to such Master Lease Rent Shortfall.

(ii) In the event that no 80% Cash Sweep Period, 60% Cash Sweep Period or Event of Default is then continuing, Lender shall direct the Cash Management Bank to transfer the unapplied portion, if any, of the funds in the Master Lease Rent Shortfall Reserve Account such that a balance equal to the Master Lease Minimum Shortfall Reserve Amount remains therein, to the Borrower’s Account. In the event that a 60% Cash Sweep Period is no longer continuing but an 80% Cash Sweep Period is then continuing, and provided no Event of Default is then continuing, Lender shall direct the Cash Management Bank to transfer the unapplied portion, if any, of the sums in the Master Lease Shortfall Reserve Account) to the Borrower’s Account such that a balance equal to the sum of (a) the Master Lease Minimum Shortfall Reserve Amount and (b) the Master Lease 80% Reserve Amount is maintained in the Master Lease Shortfall Reserve Account at all times during any such 80% Cash Sweep Period.

(c) Master Lease Variable Additional Rent Reserve. In the event that no 80% Cash Sweep Period, 60% Cash Sweep Period or Master Lease Tenant Default is then continuing, Lender shall direct the Cash Management Bank to transfer the unapplied portion, if any, of the funds in the Master Lease Variable Additional Rent Reserve Account to the Master Lessee in accordance with the terms of the Master Lease. During the continuance of any Master Lease Tenant Default, Lender shall have the right at its election to pay or direct the Cash Management Bank to pay (but shall not be obligated to so direct the Cash Management Bank to pay) from the Master Lease Variable Additional Rent Reserve Account, monthly payments of variable operating and occupancy expenses, including without limitation common area maintenance expenses directly to the Person having the right to receive such funds on the respective due dates therefor and shall promptly notify Borrower and Master Lessee of any such payment.

(d) Sub-Account Shortfalls. If (after taking into account any sums Lender may elect to deposit into the Holding Account pursuant to Section 3.1.6(b)) that there are insufficient funds in the Holding Account to make any of the transfers required under Section 3.1.6(a)(i), (ii), (iii) or (v), as reasonably determined by Lender, Lender shall provide notice to Borrower of such insufficiency (it being understood that in no event shall Lender be required to notify Borrower of any deficiency in the Debt Service Reserve Account, such deficiency on any Payment Date being an Event of Default) and, within five (5) Business Days after receipt of said notice and prior to the expiration of any grace period applicable to such payment, Borrower shall deposit into the Holding Account an amount equal to the shortfall of available funds in the Holding Account taking into account any funds which accumulate in the Holding Account during such five (5) Business Day period. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, Borrower shall not be deemed to be in default hereunder or thereunder in the event funds sufficient for a required transfer are held in an appropriate Sub-Account (other than the Master Lease Rent Shortfall Reserve Account) and Lender or Cash Management Bank fails to timely make any transfer from such Sub-Account (other than the Master Lease Rent Shortfall Reserve Account) as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower.

(e) To the extent that Borrower shall fail to pay any mortgage recording tax, costs, expenses or other amounts pursuant to Section 19.12 of this Agreement (other than any such costs, expenses or other amounts to be paid at closing) within the time period set forth therein, Lender shall have the right, at any time, without notice to Borrower, to withdraw from the Holding Account (excluding to the extent required under the last sentence of Section 3.1.10(a) any funds that would otherwise be directed into the Tax Reserve Account, the Insurance Reserve Account, the Ground Rent Reserve Account, the Master Lease Variable Additional Rent Reserve Account and, to the extent the Master Lessee is entitled to Proceeds under the Master Lease or such Proceeds are required for restoration under the Master Lease, the Proceeds Reserve Account), an amount equal to such unpaid taxes, costs, expenses and/or other amounts and pay such amounts to the Person(s) entitle thereto.

(f) In the event that Lender has received a Mezzanine Loan Default Notice and no Event of Default or 60% Cash Sweep Period has occurred and is continuing, Borrower hereby irrevocably directs that all Excess Cash Flow shall (in lieu of transferring such funds to the Borrower’s Account): (i) to the extent Lender has received a First Mezzanine Loan Default Notice and until such time as Lender receives a First Mezzanine Loan Default Revocation Notice, be deposited directly into the First Mezzanine Account for application as provided in the First Mezzanine Loan Agreement, (ii) provided Lender has not received a First Mezzanine Loan Default Notice but has received a Second Mezzanine Loan Default Notice and until such time as Lender receives a Second Mezzanine Loan Default Revocation Notice, be deposited directly in the Second Mezzanine Account, (iii) provided Lender has not received a First Mezzanine Loan Default Notice or a Second Mezzanine Loan Default Notice but has received a Third Mezzanine Loan Default Notice and until such time as Lender receives a Third Mezzanine Loan Default Revocation Notice, be deposited directly in the Third Mezzanine Account, and (iv) provided

Lender has not received a First Mezzanine Loan Default Notice, a Second Mezzanine Loan Default Notice, or a Third Mezzanine Loan Default Notice but has received a notice from Fourth Mezzanine Lender that such event of default under the Fourth Mezzanine Loan is no longer continuing (a “Fourth Mezzanine Loan Default Revocation Notice”) and until such time as Lender receives Fourth Mezzanine Loan Default Revocation Notice, be deposited directly in the Fourth Mezzanine Account. The direction set forth in the immediately preceding sentence shall not be changed or terminated without the written consent of the applicable Mezzanine Lender. Notwithstanding any provision herein to the contrary no Mezzanine Loan Default Notice shall be required for the deposit of Proceeds into the respective Mezzanine Account in accordance with the terms of Section 6.2.3(b) hereof.

3.1.7 Required Payments from Sub-Accounts. Borrower irrevocably authorizes Lender to make and Lender hereby agrees to make or to direct the Cash Management Bank to make, the following payments from the Sub-Accounts to the extent of the monies on deposit therefor:

(i) funds from the Tax Reserve Account to Lender sufficient to permit Lender to pay (A) Impositions and (B) Other Charges, on the respective due dates therefor, and Lender shall so pay such funds to the Governmental Authority having the right to receive such funds;

(ii) funds from the Insurance Reserve Account to Lender sufficient to permit Lender to pay insurance premiums for the insurance required to be maintained pursuant to the terms of this Agreement and the Security Instrument, on the respective due dates therefor, and Lender shall so pay such funds to the insurance company having the right to receive such funds;

(iii) funds from the Ground Rent Reserve Account to Lender sufficient to permit Lender to pay all Ground Rent on the due dates therefor and Lender shall so pay such funds to the Person having the right to receive such funds on the respective due dates therefor;

(iv) funds from the Debt Service Reserve Account to Lender sufficient to pay Debt Service on each Payment Date, and Lender, on each Payment Date, shall apply such funds to the payment of the Debt Service payable on such Payment Date;

(v) provided no Event of Default has occurred and is continuing, and otherwise in accordance with the provisions of Section 3.1.6, funds on deposit in the First Mezzanine Debt Service Reserve Account to the First Mezzanine Account;

(vi) provided no Event of Default has occurred and is continuing, and otherwise in accordance with the provisions of Section 3.1.6, funds on deposit in the Second Mezzanine Debt Service Reserve Account to the Second Mezzanine Account;

(vii) provided no Event of Default has occurred and is continuing, and otherwise in accordance with the provisions of Section 3.1.6, funds on deposit in the Third Mezzanine Debt Service Reserve Account to the Third Mezzanine Account; and

(viii) provided no Event of Default has occurred and is continuing, and otherwise in accordance with the provisions of Section 3.1.6, funds on deposit in the Fourth Mezzanine Debt Service Reserve Account to the Fourth Mezzanine Account.

3.1.8 Cash Management Bank.

(a) Lender shall have the right at Borrower’s sole cost and expense to replace the Cash Management Bank with a financial institution reasonably satisfactory to Borrower in the event that (i) the Cash Management Bank fails, in any material respect, to comply with the Account Agreement or (ii) the Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right at Borrower’s sole cost and expense to replace Cash Management Bank at any time, without notice to Borrower. Borrower shall cooperate with Lender in connection with the appointment of any replacement Cash Management Bank and the execution by the Cash Management Bank and the Borrower of an Account Agreement and delivery of same to Lender (with a copy to the Mezzanine Lender).

(b) So long as no Event of Default shall have occurred and be continuing, Borrower shall have the right at its sole cost and expense to replace the Cash Management Bank with a financial institution that is an Approved Bank provided that such financial institution and Borrower shall execute and deliver to Lender (with a copy to Mezzanine Lender) an Account Agreement substantially similar to the Account Agreement executed as of the Closing Date, or in such other form reasonably required by Lender or required by the Rating Agencies, with such changes therein as shall be reasonably acceptable to Lender.

3.1.9 Borrower’s Account Representations, Warranties and Covenants.

(a) Borrower represents, warrants and covenants that as of the date hereof, Borrower has irrevocably directed the Master Lessee pursuant to a letter substantially in the form of the Master Lease Rent Payment Direction Letter to (a) make all payments of Master Lease Scheduled Rent directly to the Holding Account at all times during the term of the Loan and (b) make all payment of Master Lease Variable Additional Rent directly to the Holding Account at all times during the continuance of a Master Lease Tenant Default.

(b) Borrower further represents, warrants and covenants that (i) Borrower shall cause Master Lessee to deposit all amounts payable to Borrower pursuant to the Master Lease directly into the Holding Account, (ii) Borrower shall pay or cause to be paid all Rents, Cash and Cash Equivalents or other items of operating income not covered by the preceding subsection (a) within one Business Day after receipt thereof by Borrower or its Affiliates directly into the Holding Account and, until so deposited, any such amounts held by Borrower or its Affiliates shall be deemed to be Account Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower or its Affiliates, (iii) there are no accounts other than the Collateral Accounts maintained by Borrower or any other Person with respect to the Property or the collection of Rents and (vii) so long as the Loan shall be outstanding, neither Borrower nor any other Person shall open any other operating accounts with respect to the Property or the collection of Rents, except for the Collateral Accounts; provided that, Borrower shall not be prohibited from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Borrower’s Account pursuant to Section 3.1.6.

3.1.10 Account Collateral and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from Lender to Borrower, (i) Lender may, in addition to and not in limitation of Lender’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Accounts as Lender shall determine in its sole and absolute discretion to pay any Obligations, operating expenses and/or capital expenditures for the Property; (ii) all Excess Cash Flow shall be retained in the Holding Account or applicable Sub-Accounts and (iii) all payments to the Mezzanine Lender pursuant to Section 3.1.6 shall immediately cease. Notwithstanding anything to the contrary contained herein, except to the extent that Borrower is entitled to such funds under the terms and provisions of the Master Lease due to the continuance of a Master Lease Event of Default thereunder or otherwise, funds deposited into the Tax Reserve Account, the Insurance Reserve Account, the Ground Rent Reserve Account, the Master Lease Variable Additional Rent Reserve Account and, to the extent the Master Lessee is entitled to Proceeds under the Master Lease or such Proceeds are required for restoration under the Master Lease, the Proceeds Reserve Account (excluding any sums earned thereon) (i) may not be applied by Lender in satisfaction of the Obligations and (ii) shall continue to be disbursed by Lender as provided in Article XVI and this Article III as if no Event of Default has occurred.

(b) Upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, Lender may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of Lender incurred in connection therewith shall be paid by Borrower as provided in Section 5.1.16.

(c) Borrower hereby expressly waives, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to Borrower within the meaning of the UCC.

3.1.11 Transfers and Other Liens. Borrower agrees that it will not (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

3.1.12 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall have no duty as to any Account Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct. In no event shall Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond Lender’s reasonable control or for indirect, special or consequential damages except to the extent of Lender’s gross negligence or willful misconduct. Notwithstanding the foregoing, Borrower acknowledges and agrees that (i) Lender does not have custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by Borrower and (iv) Lender has no obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

3.1.13 Lender’s Liability.

(a) Lender shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 3.1 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender, its employees and officers harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Lender in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of Lender, its employees, officers or agents.

(b) Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

3.1.14 Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Upon payment in full of the Indebtedness, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the Account Collateral.

3.1.15 Distributions. Transfers of Borrower’s funds from any of the Collateral Accounts to or for the benefit of any of the Mezzanine Borrowers shall constitute distributions to First Mezzanine Borrower, and deemed distributions by the First Mezzanine Borrower to the Second Mezzanine Borrower, by the Second Mezzanine Borrower to the Third Mezzanine Borrower and by the Third Mezzanine Borrower to the Fourth Mezzanine Borrower, as applicable, and, in each case, must comply with the requirements as to distributions of the Delaware Limited Liability Company Act. The provisions of this Article III shall not create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

IV.	REPRESENTATIONS AND WARRANTIES

4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower is a limited liability company and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Master Lessee is a corporation and has been duly organized and is validly existing and in good standing pursuant to the laws of the State of Delaware with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower and Master Lessee have each duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, or, in the case of qualifications in the various States (a) an application for such qualification has been duly filed with the applicable Governmental Authority and all fees required in order to obtain such qualification have been paid in full, (b) all conditions to obtaining such qualification have been satisfied under applicable law and the issuance of such qualification is a ministerial act of the applicable Governmental Authority, (c) Borrower has agreed to so qualify and cause Master Lessee to qualify in accordance with a post-closing side letter entered into on the date hereof, and (d) no such failure to qualify would be reasonably likely to have a Material Adverse Effect. Each of Borrower, Master Lessee and Guarantor possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the Properties. The organizational structure of Borrower and Master Lessee is accurately depicted by the schematic diagram attached hereto as Exhibit K. Borrower shall not change its name, identity, corporate form or jurisdiction of organization unless it shall have given Lender thirty (30) days prior written notice of any such change and shall have taken all steps reasonably requested by Lender to grant, perfect, protect and/or preserve the liens and security interest granted to Lender under the Loan Documents.

4.1.2 Proceedings. Each of Borrower, Mezzanine Borrower, Guarantor and Master Lessee has full power to and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Loan Documents which such Person is a party have been duly executed and delivered by, or on behalf of, Borrower, Mezzanine Borrower, Guarantor and Master Lessee, as applicable, and constitute legal, valid and binding obligations of such Persons, as applicable, enforceable against such Persons, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Mezzanine Borrower, Guarantor and Master Lessee, as applicable, will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which any such Person is a party or by which any of such Person’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), except for any conflict that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any material consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower, Mezzanine Borrower, Guarantor and Master Lessee of this Agreement, except for any violation that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. Except as set forth on Schedule II attached hereto, there are no arbitration proceedings, governmental investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of Borrower’s knowledge, threatened against or affecting Borrower, Mezzanine Borrower, HoldCo, Guarantor, Master Lessee or any Individual Property (other than claims (A) (i) which are being covered by insurance, (ii) which are being defended by the relevant insurance company and (iii) as to which Borrower has not received a notice from such insurance company that the claim exceeds the total amount of insurance coverage with respect to such claim; (B) which are covered by the self insurance limit permitted pursuant to the Loan Documents and are being diligently defended by Borrower, HoldCo, Guarantor, Master Lessee or their respective Affiliates; or (C) which relate to employment claims for which liability in the event any such matter is adversely determined could not reasonably be expected to exceed $1,000,000 or provided that none of such unscheduled claims could reasonably be expected to individually or in the aggregate to have a Material Adverse Effect if adversely determined). The actions, suits or proceedings identified on Schedule II, if determined against Borrower, Mezzanine Borrower, Guarantor, Master Lessee or the Property, would not materially and adversely affect the condition (financial or otherwise) or business of any such Person or the condition or operation of any Individual Property.

4.1.5 Agreements. The Operating Agreements constitute all of the agreements to which Borrower or any of its Affiliates are party or are bound which are material to the ownership and operation of any Individual Property. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Borrower or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other similar agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations constituting Permitted Debt which are incurred in the ordinary course of the ownership and operation of the Property and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable (i) leasehold title to the Land and the Improvements relating to the Ground Leased Properties and (ii) fee simple title to the Land and the Improvements relating to the Fee Properties, in each case free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Borrower has good and marketable title to the remainder of the Property (excluding the Excluded Personal Property), free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, perfected first mortgage lien on the Land and the Improvements or the leasehold estate therein, as applicable, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty other than the Excluded Personal Property (including the Subleases) or any leases of equipment from third parties, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents other than the Permitted Encumbrances. Borrower represents and warrants that none of the Permitted Encumbrances would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect as of the Closing Date and thereafter. Borrower shall preserve its right, title and interest in and to the Property for so long as the Notes remains outstanding and will warrant and defend same and the validity and priority of the Lien hereof from and against any and all claims whatsoever other than the Permitted Encumbrances.

4.1.7 No Bankruptcy Filing. None of Borrower, Mezzanine Borrower, Guarantor or Master Lessee is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or against Borrower, Mezzanine Borrower, Guarantor or Master Lessee.

4.1.8 Full and Accurate Disclosure. To Borrower’s knowledge no statement of material fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading as of the date made which in any such case could reasonably be expected to have a Material Adverse Effect. There is no fact presently known to Borrower which has not been disclosed which could reasonably be expected to have a Material Adverse Effect.

4.1.9 All Property. The Property constitutes all of the real property, personal property, equipment and fixtures currently (i) owned or leased by Borrower and (ii) used in the operation of the business located on the Property, other than the Excluded Personal Property.

4.1.10 No Plan Assets.

(a) Borrower does not maintain an employee benefit plan as defined by Section 3(3) of ERISA, which is subject to Title IV of ERISA, and Borrower (i) has no knowledge of any material liability which has been incurred or is expected to be incurred by Borrower which is or remains unsatisfied for any taxes or penalties with respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan,” within the meaning of Section 4975(e)(1) of the Internal Revenue Code or any other benefit plan (other than a multiemployer plan) maintained, contributed to, or required to be contributed to by Borrower or by any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) (a “Plan”) or any plan that would be a Plan but for the fact that it is a multiemployer plan within the meaning of ERISA Section 3(37); and (ii) has made and shall continue to make when due all required contributions to all such Plans, if any. Each such Plan has been and will be administered in compliance with its terms and the applicable provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state law; and no action shall be taken or fail to be taken that would result in the disqualification or loss of tax-exempt status of any such Plan intended to be qualified and/or tax exempt; and

(b) Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute plan assets of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.11 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes (except for any non-compliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect). To the best of Borrower’s knowledge, Borrower is not in default or in violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Borrower’s knowledge, there has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.12 Financial Information. The information set forth in the certificate of Borrower regarding financial information dated of even date herewith (i) is true, complete and correct in all material respects and (ii) fairly represents the financial condition of the Property as of the Closing Date. Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and could reasonably be expected to have a Material Adverse Effect.

4.1.13 Condemnation. Except as set forth on Schedule II, no Taking is pending or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property. No Taking is pending or, to Borrower’s knowledge, is contemplated for the relocation of roadways providing access to the Property. None of the Taking matters listed on Schedule II is reasonably likely to result in (a) a material reduction in the vehicular or pedestrian access to any Individual Property, (b) a material reduction in the parking rights located on or appurtenant to any Individual Property or (c) a Material Adverse Effect.

4.1.14 Federal Reserve Regulations. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U, Regulation X or Regulation T or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U or Regulation X, which in any such case would cause the Loan, the Borrower or the Lender to be in violation of Regulation U. As of the Closing Date, Borrower does not own any “margin stock.”

4.1.15 Utilities and Public Access. Each Individual Property has rights of access to one or more public ways, either directly or through a recorded easement or REA set forth in and insured under the Title Policy. Each Individual Property is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses (except to the extent any such failure individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect). All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property or in recorded easements or REAs serving the Property and such easements or REAs are set forth in and insured by the Title Policy.

4.1.16 Not a Foreign Person. Borrower is not a foreign person within the meaning of § 1445(f)(3) of the Code.

4.1.17 Separate Lots. Each Individual Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot not a part of such Individual Property.

4.1.18 Subdivision. The Individual Properties located in Florida, New York, Oregon and Texas comply in all material respects with all applicable subdivision laws, ordinances and regulations.

4.1.19 Existing Matters of Record. The Existing Matters of Record have all been paid in full other than the judgment in favor of Farm Harvesting Co. (the “Existing Contested Lien”) which has been fully bonded pending appeal.

4.1.20 Enforceability. This Agreement and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting creditor’s rights.

4.1.21 Reserved.

4.1.22 Insurance. Borrower has obtained and has delivered to Lender certified copies or originals of all insurance policies required under this Agreement, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower has not, and to the best of Borrower’s knowledge no Person has, done by act or omission anything which would impair the coverage of any such policy.

4.1.23 Use of Property. Each Individual Property is used exclusively for (a) the current use designated for such Individual Property on Schedule A to the Security Instrument (i.e. as a Babies ‘R’ Us or Toys ‘R’ Us retail store or as a distribution facility, as applicable) and other appurtenant and related uses or (b) for a use by a Subtenant subject to Section 8.8.2(f).

4.1.24 Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of each Individual Property for its current use as a retail store or distribution facility, as applicable (collectively, the “Licenses”), have been obtained and are in full force and effect (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property in accordance with its current use as a retail store or distribution facility, as applicable. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

4.1.25 Flood Zone. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards except as identified on the flood certifications delivered to Lender prior to the date hereof, and Borrower has obtained the insurance required under Article VI with respect to any Improvements located in any such special flood hazards.

4.1.26 Physical Condition. To the best of Borrower’s knowledge, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to the best of Borrower’s knowledge, there exists no structural or other material defects or damages in or to the Property, whether latent or otherwise, and Borrower has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.27 Boundaries. Except as set forth in and insured pursuant to the Title Policy, to the best of Borrower’s knowledge and, where applicable, in reliance on the Surveys (a) all of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property relating to the applicable Individual Property, (b) no improvements on adjoining properties encroach upon the Real Property, and (c) no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to have a Material Adverse Effect.

4.1.28 Subleases. The Property is not subject to any leases other than the Master Lease and the Subleases set forth on Schedule I attached hereto. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Master Lease, the Subleases and the REAs. The current Subleases are in full force and effect and to Borrower’s knowledge, there are no material defaults thereunder by either party (other than as expressly disclosed on Schedule I or in the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan). Except for the Subleases to Office Depot and Tri-DB Pets, Inc. listed on Schedule VI, no Rent has been paid more than one (1) month in advance of its due date, except as disclosed in the Tenant estoppel certificates delivered to Lender in connection with the closing of the Loan or as set forth on Schedule I. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower or Master Lessee of the Master Lease or any Sublease or of the Rents received therein, which will be outstanding following the funding of the Loan, other than those being assigned to Lender concurrently herewith.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid and the granting and recording of the Security Instrument and the UCC financing statements required to be filed in connection with the Loan. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, the Security Instrument is enforceable against Borrower in accordance with its terms by Lender (or any subsequent holder thereof) subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

4.1.30 Single Purpose Entity/Separateness.

(a) Until the Indebtedness has been paid in full, Borrower hereby represents, warrants and covenants that Borrower and each SPE Entity is, shall be, and shall continue to be, a Single Purpose Entity.

(b) All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion delivered in connection with the Loan Documents (an “Additional Non-Consolidation Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower and each SPE Entity have complied and will comply in all material respects with all of the assumptions made with respect to it in the Non-Consolidation Opinion in all material respects. Borrower and each SPE Entity will have complied and will comply with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion. Each entity other than Borrower with respect to which an assumption shall be made in any Additional Non-Consolidation Opinion will have complied and will comply in all material respects with all of the assumptions made with respect to it in any Additional Non-Consolidation Opinion.

(c) All of the assumptions made in the True Lease Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects.

(d) All of the assumptions made in the Solvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects. Borrower and Master Lessee have complied and will comply with all of the assumptions made with respect to it in the Solvency Opinion.

4.1.31 Non-imputation. Solely with respect to the Individual Properties located in Florida and Texas, Borrower has no knowledge of any fact, circumstance, information, state of facts, defect, lien, encumbrance, adverse claim or other matter that has not been disclosed to the Title Company in writing by Borrower on or before the date hereof, except any such fact, circumstance, information, state of facts, defect, lien, encumbrance, adverse claim or other matter with respect to the Individual Properties located in Florida and Texas that is either (A) disclosed by the public records of the county in which such Individual Property is located or (B) otherwise known to the Title Company.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. All material information submitted by Borrower to Lender in writing in connection with the Loan or in satisfaction of the terms hereof and all material statements of fact made by any Borrower in this Agreement or in any other Loan Document, are to the best of Borrower’s knowledge, accurate, complete and correct in all material respects except as would not have a Material Adverse Effect. There has been no material adverse change known to Borrower in any condition, fact, circumstance or event that would have a Material Adverse Effect.

4.1.34 Reserved.

4.1.35 Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

4.1.36 Solvency/Fraudulent Conveyance. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

4.1.37 Investment Company Act. Borrower is not (a) an investment company or a company Controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, (b) a holding company or a subsidiary company of a holding company or an affiliate of either a holding company or a subsidiary company within the mean of the Public Utility Holding Company Act of 1935, as amended or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.38 Interest Rate Cap Agreement. A complete and correct copy of the Interest Rate Cap Agreement is attached hereto as Exhibit L. The Interest Rate Cap Agreement is in full force and effect and enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.39 Labor. Except as set forth on Schedule II, no organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property. Except as set forth in Schedule II or to the extent any such failure would not reasonably be expected to result in a Material Adverse Effect, none of Borrower or Master Lessee, (i) is involved in or, to the best knowledge of Borrower, threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act or (iii) is a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property and no such agreement or contract is currently being negotiated by the Borrower or Master Lessee.

4.1.40 Brokers. Neither Borrower nor Lender has dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents (except that Credit Suisse First Boston acted in connection with certain of the Contemplated Transactions and is either not owed a fee in connection with the Loan or any such fee shall be paid by Borrower) neither party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by either party of any brokerage fee, charge, commission or other compensation to any Person with respect to the transactions contemplated by the Loan Documents. Borrower and Lender shall each indemnify and hold harmless the other from and against any loss, liability, cost or expense, including any judgments, attorneys’ fees, or costs of appeal, incurred by the other party and arising out of or relating to any breach or default by the indemnifying party of its representations, warranties and/or agreements set forth in this Section 4.1.40. The provisions of this Section 4.1.40 shall survive the expiration and termination of this Agreement and the payment of the Indebtedness.

4.1.41 No Other Debt. Borrower has not borrowed or received debt financing that has not been heretofore repaid in full, other than the Permitted Debt.

4.1.42 Taxpayer Identification Number. Borrower’s Federal taxpayer identification number is 37-1512919.

4.1.43 Compliance with Anti-Terrorism, Embargo and Anti-Money Laundering Laws. (i) None of Borrower, any Guarantor or any Person who Controls Borrower or any Guarantor currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and (ii) none of Borrower or any Guarantor is in violation of any Legal Requirements relating to anti-money laundering or anti-terrorism, including, without limitation, Legal Requirements related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time. To Borrower’s knowledge, no tenant at the Premises currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person, and no tenant at the Premises is owned or Controlled by a Prohibited Person.

4.1.44 Merger Agreement. Borrower has delivered to Lender true complete and correct copies of the Merger Agreement and all deliveries made by any party thereto or any of their respective Affiliates as Lender shall have requested.

4.1.45 Rights of First Refusal or First Offer to Lease or Purchase. No Person, whether pursuant to an Operating Agreement or otherwise has a right of first refusal, right of first offer or other right or option pursuant to such Operating Agreement or otherwise to lease or purchase or to restrict or impose requirements upon the lease or purchase of all or any part of any Individual Property except as set forth on Schedule VI. None of the matters set forth on Schedule VI has been or will be triggered by any of the Contemplated Transactions and Borrower and its Affiliates are not in default of any of the provisions referenced in Schedule VI. None of the matters set forth on Schedule VI has or will have a material adverse effect on the value or marketability on any such Individual Property.

4.1.46 True- Lease Opinion. Each of the assumptions set forth in the True-Lease Opinion are true and correct in all material respects; provided, that Borrower is not making any representation or warranty with respect to any assumption that relies upon information provided by Cushman & Wakefield or any other third party.

4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Guarantor unless a longer survival period is expressly stated in a Loan Document with respect to a specific representation or warranty, in which case, for such longer period. All representations, warranties, covenants and agreements made in this

Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

4.3 Borrower’s Knowledge. Whenever a representation or warranty is made “to Borrower’s knowledge,” to Borrower’s best knowledge,” “to Master Lessee’s knowledge,” “to Master Lessee’s best knowledge,” or a term of similar import, such term shall mean the actual knowledge of Borrower or Master Lessee, as applicable, or their respective officers or directors who would be likely to have actual knowledge of the relevant subject matter.

V.	BORROWER COVENANTS

5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill in all material respects each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower, as applicable, without the prior written consent of Lender.

5.1.2 Existence; Compliance with Legal Requirements; Insurance. Subject to Borrower’s right of contest pursuant to Section 7.3, Borrower shall at all times comply and cause the Property to be in compliance in all material respects with all Legal Requirements applicable to the Borrower, any SPE Entity and the Property and the uses permitted upon the Property. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary to comply with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, knowingly permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names where the failure to so preserve and protect would be reasonably likely to have a Material Adverse Effect, and preserve all the remainder of its property used in and necessary for the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully set forth in the Security Instrument. Borrower shall keep the Property insured at all times to such extent and against such risks, and maintain liability and such other insurance, as is more fully set forth in this Agreement.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower which, if determined adversely to Borrower would reasonably be expected to have a Material Adverse Effect.

5.1.4 Single Purpose Entity.

(a) Each of Borrower and each SPE Entity has been since the date of its formation and shall remain a Single Purpose Entity.

(b) Each of Borrower and each SPE Entity shall continue to maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. None of the funds of Borrower or any SPE Entity will be diverted to any other Person or for other than business uses of Borrower or any SPE Entity, as applicable, nor will such funds be commingled with the funds of any other Affiliate.

(c) To the extent that Borrower or any SPE Entity shares the same officers or other employees as any of Borrower, any SPE Entity or their Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

(d) To the extent that Borrower or any SPE Entity jointly contracts with any of Borrower, any SPE Entity or either of their Affiliates, as applicable, to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that either Borrower or any SPE Entity contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods and services are provided, and each such entity shall bear its fair share of such costs. All material transactions between (or among) Borrower or each SPE Entity and any of their respective Affiliates shall be conducted on substantially the same terms (or on more favorable terms for Borrower or any SPE Entity, as applicable) as would be conducted with third parties.

(e) To the extent that Borrower, any SPE Entity or any of their Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

(f) Borrower and each SPE Entity shall conduct its affairs strictly in accordance with its organizational documents, and observe all necessary, appropriate and customary corporate, limited liability company or partnership formalities, as applicable, including, but not limited to, obtaining any and all members’ consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, without limitation, payroll and intercompany transaction accounts.

(g) In addition, Borrower and each SPE Entity shall each: (i) maintain books and records separate from those of any other Person; (ii) maintain its assets in such a manner that it is not more costly or difficult to segregate, identify or ascertain such assets; (iii) hold regular meetings of its board of directors, shareholders, partners or members, as the case may be, and observe all other corporate, partnership or limited liability company, as the case may be, formalities; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) prepare separate tax returns (unless part of a consolidated group) and financial statements (unless part of a consolidated group), or if part of consolidated group it will be shown as a separate member of such group or such consolidated tax returns or financial statements will contain a note indicating that it and its Affiliate are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person; (vi) transact all business with its Affiliates on an arm’s-length basis and pursuant to enforceable agreements; (vii) conduct business in its name and use separate stationery, invoices and checks; (viii) not commingle its assets or funds with those of any other Person; and (ix) not assume, guarantee or pay the debts or obligations of any other Person.

5.1.5 Consents. If Borrower or any SPE Entity is a corporation, the board of directors of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including the Independent Directors, shall have participated in such vote. If Borrower or any SPE Entity is a limited liability company, (a) if such Person is managed by a board of managers, the board of managers of such Person may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of managers unless all of the managers, including the Independent Managers, shall have participated in such vote, (b) if such Person is not managed by a board of managers, the members of such Person may not take any action requiring the affirmative vote of 100% of the members of such Person unless all of the members, including the Independent Members, shall have participated in such vote. An affirmative vote of 100% of the directors, board of managers or members, as applicable, of Borrower and any SPE Entity shall be required to (i) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings or to authorize Borrower or any SPE Entity to do so or (ii) file an involuntary bankruptcy petition against any Affiliate, Manager, or any Affiliate of Manager. Furthermore, Borrower’s and each SPE Entity’s formation documents shall expressly state that for so long as the Loan is outstanding, neither Borrower nor any SPE Entity shall be permitted to (i) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s or any SPE Entity’s assets other than in connection with the repayment of the Loan or (ii) engage in any other business activity and such restrictions shall not be modified or violated for so long as the Loan is outstanding.

5.1.6 Access to Property. Borrower shall permit agents, representatives and employees of Lender and the Rating Agencies to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

5.1.7 Notice of Default. Borrower shall promptly advise Lender (a) of any event or condition that has or is likely to have a Material Adverse Effect and (b) of the occurrence of any Event of Default of which Borrower has knowledge.

5.1.8 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to affect in any material adverse way the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings which may have a Material Adverse Effect.

5.1.9 Rights of First Refusal or First Offer to Lease or Purchase.

(a) Borrower shall, within five (5) days after receipt by Borrower, forward any written notice delivered to Borrower (each a “Purchase Option Exercise”) exercising any right of first refusal, right of first offer or other right or option to purchase or lease all or any portion of any Individual Property, including but not limited to any notice of the exercise of such options as are described on Schedule VI (each, a “Purchase Option”).

(b) In connection with any Transfer of all or any portion of any Individual Property relating to a Purchase Option Exercise, such Property shall be deemed a Release Property hereunder and Borrower shall (irrespective of whether the Security Instrument is senior or subordinate to the Lien of the related Purchase Option) comply in all respects with Section 2.3.4, including but not limited to the delivery on the date of such Transfer of the net sales proceeds of any such Transfer to Lender together with any shortfall necessary to pay in full the Release Price.

5.1.10 Insurance.

(a) Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements) out of such Proceeds.

(b) Borrower shall comply with all Insurance Requirements and shall not bring or keep or permit to be brought or kept any article upon any of the Property or cause or permit any condition to exist thereon which would be prohibited by any Insurance Requirement, or would invalidate insurance coverage required hereunder to be maintained by Borrower on or with respect to any part of the Property pursuant to Section 6.1.

5.1.11 Further Assurances; Separate Notes; Loan Resizing.

(a) Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement and the other Loan Documents and any security interest created or purported to be created thereunder, to protect and further the validity, priority and enforceability of this Agreement and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder. Borrower agrees that it shall, upon request, reasonably cooperate with Lender in connection with any request by Lender to sever one or more of the Notes into two (2) or more separate substitute notes in an aggregate principal amount equal to the Principal Amount and to reapportion the Loan among such separate substitute notes, including, without limitation, by executing and delivering to Lender new substitute notes to replace the applicable Note or Notes, amendments to or replacements of existing Loan Documents to reflect such severance and/or Opinions of Counsel with respect to such substitute notes, amendments and/or replacements, provided that Borrower shall bear no costs or expenses in connection therewith (other than internal administrative costs and expenses of Borrower). Any such substitute notes may have varying principal amounts and economic terms, provided, however, that (i) the maturity date of any such substitute note shall be the same as the scheduled Maturity Date of the Notes immediately prior to the issuance of such substitute notes, (ii) the initial weighted average LIBOR Margin for the term of the substitute notes shall not exceed the LIBOR Margin under the Note being substituted immediately prior to the issuance of such substitute notes; and (iii) the economics of the Loan shall not change in a manner which is adverse to Borrower. Upon the occurrence and during the continuance of an Event of Default, Lender may apply payment of all sums due under such substitute notes in such order and priority as Lender shall elect in its sole and absolute discretion.

(b) Borrower further agrees that if, in connection with the Securitization, it is determined by the Rating Agencies that a portion of the Securitization would not receive an “investment grade” rating unless the principal amount of the Loan were to be decreased and, as a result, the principal amount of the Loan is decreased, then (i) the Borrower shall cooperate with Lender’s “resizing” of the Mezzanine Loan and the Loan, and (ii) Lender shall on the date of the “resizing” of the Loan lend to the Mezzanine Borrower (by way of a reallocation of the principal amount of the Loan and the Mezzanine Loan) such additional amount equal to the amount of the principal reduction of the Loan provided that Borrower and Mezzanine Borrower execute and deliver any and all necessary amendments or modifications to the Loan Documents and the Mezzanine Loan Documents. In addition, Borrower and Lender agree that if, in connection with the Securitization, it is determined by the Rating Agencies that, if the principal amount of the Mezzanine Loan were to be decreased and, as a result the principal amount of the Loan were increased, more “investment grade” rated securities could be issued, then (i) if “resizing” to decrease the size of the Mezzanine Loan and increase the size of the Loan is provided for in the Mezzanine Loan Documents, Borrower shall cooperate with Lender’s “resizing” of the Loan and the Mezzanine Loan and (ii) Lender shall on the date of the “resizing” of the Loan lend to the Borrower (by way of a reallocation of the principal amount of the Loan and the Mezzanine Loan) an additional amount equal to the amount of principal reduction of the Mezzanine Loan, provided that Borrower and Mezzanine Borrower execute and deliver any and all necessary modifications to the Loan Documents and Mezzanine Loan Documents. In connection with the foregoing, Borrower agrees, at Lender’s sole cost and expense, to execute and deliver such documents and other agreements reasonably required by Mezzanine Lender and/or Lender to “re-size” the Loan and the Mezzanine Loan, including, without limitation, an amendment to this Agreement, the Notes, the Security Instrument and the other Loan Documents and, if the principal amount of the Loan is increased, a fully paid endorsement to the Title Policy reflecting an increase in the insured amount thereunder together with payment by Borrower of any related mortgage taxes or mortgage recording taxes. Notwithstanding the foregoing, Lender agrees that (a) any “resizing” of the Loan and the Mezzanine Loan shall not change the economics of the Loan and the Mezzanine Loan taken as a whole in a manner which is adverse to Borrower, (b) no amendment of any of the Loan Documents in connection with such “resizing” shall (taken as a whole with the Mezzanine Loan Documents) increase in any material respect the obligations or liabilities of, or decrease the rights of, Borrower other than to a de minimis extent and (c) Borrower shall be required to pay the title charges and the mortgage and mortgage recording taxes resulting only from the first “resizing” of the Loan, with such charges and taxes being the responsibility of Lender in connection with any subsequent “resizings” of the Loan.

5.1.12 Mortgage Taxes. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender.

5.1.13 Operation.

Borrower shall, and shall cause Master Lessee to, (i) promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and observed by it under the Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any Master Lease Default of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, capital expenditures plan, property improvement plan and any other notice, report and estimate received by it under the Master Lease; and (iv) enforce in a commercially reasonable manner the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Master Lessee under the Master Lease. Whenever in this Agreement or in any other Loan Document Borrower is obligated to cause the Master Lessee to take or refrain from taking a certain action, and whenever this Agreement or any Loan Document shall set forth an obligation of Master Lessee, then such provisions shall be construed to mean that Borrower shall exercise its best efforts to cause Master Lessee to take or refrain from taking such action, or performing such action, including exercising such legal rights and remedies as shall be available to Borrower under the Master Lease and applicable law.

5.1.14 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and shall remain in good standing under the laws of the State in which the Property is located as and to the extent required for the ownership, maintenance, management and operation of the Property.

5.1.15 Title to the Property.

(a) Borrower shall warrant and defend (a) its title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instrument, the Assignment of Leases and this Agreement on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

(b) Borrower agrees to comply with the provisions contained in Section 3(e) of the Security Instrument regarding the spreading of the Lien of Security Instrument to cover additional property intended to be secured thereby.

5.1.16 Costs of Enforcement. In the event (a) that this Agreement or the Security Instrument is foreclosed upon in whole or in part or that by reason of Borrower’s default hereunder this Agreement or the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any security agreement prior to or subsequent to this Agreement in which proceeding Lender is made a party, or a mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.17 Estoppel Statements. Borrower shall, from time to time, upon thirty (30) days’ prior written request from Lender, execute, acknowledge and deliver to the Lender, an Officer’s Certificate, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications), stating the amount of accrued and unpaid interest and the outstanding principal amount of the Notes and containing such other information with respect to the Borrower, the Property and the Loan as Lender shall reasonably request. Lender shall, from time to time, but no more often than once annually, upon thirty (30) days’ prior written request from Borrower, execute, acknowledge and deliver to Borrower, a certificate signed by an officer of Lender, stating that this Agreement and the other Loan Documents are unmodified and in full force and effect (or, if there have been modifications, that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth such modifications). The estoppel certificate from Borrower shall also state either that, to Borrower knowledge, no Default exists hereunder or, if any Default shall exist hereunder, specify such Default and the steps being taken to cure such Default and the estoppel certificate from Lender shall state whether Lender has delivered notice of a Default or an Event of Default.

5.1.18 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property, (a) with any other real property constituting a tax lot separate from the Property and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 No Further Encumbrances. Subject to Section 8.3, Borrower shall do, or cause to be done, all things necessary to keep and protect the Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Property, except for (a) Permitted Encumbrances, (b) Liens permitted pursuant to the Loan Documents, (c) Liens for Impositions prior to the imposition of any interest, charges or expenses for the non-payment thereof and (d) the Subleases.

5.1.21 Reserved.

5.1.22 Master Lease.

(a) Each Individual Property shall at all times be leased directly and exclusively by the Borrower to the Master Lessee under the Master Lease (and not to any other Person under the Master Lease or any replacement Master Lease). Master Lessee shall be permitted to enter into Subleases subject to and in accordance with Section 8.7.2.

(b) The Master Lease shall have an initial term of fifteen (15) years with renewal rights.

(c) The Master Lease shall require Master Lessee to make payments of Master Lease Rent. Pursuant to the Master Lease and the Master Lease Rent Payment Direction Letter (i) all Master Lease Scheduled Rent shall at all times during the term of the Loan be made directly to the Holding Account (the Master Lessee Base Rent portion of which shall be payable on a monthly basis), (ii) provided an Master Lease Tenant Default is continuing, all Master Lease Variable Additional Rent shall be paid directly by Master Lessee to the Borrower or to the party entitled to such sums, as specified in the Master Lease and (iii) during the continuance of a Master Lease Tenant Default, all Master Lease Variable Additional Rent shall be paid directly to the Holding Account, and none of the foregoing payments of Master Lease Rent under clauses (i) and (iii) above shall be deemed made until such payment has been deposited into the Holding Account.

(d) The Master Lease shall require the Master Lease to prepare the expenses and revenue in accordance with Article XI and to submit copies to Lender for its reference, not for its approval.

(e) Neither Borrower nor Master Lessee shall terminate the Master Lease or consent to the termination of the Master Lease without the prior written consent of Lender. Except as provided in the Master Lease with respect to casualties or condemnations, the Master Lease shall provide for the release of an Individual Property therefrom only in connection with a prepayment of such Individual Property’s Allocated Loan Amount and the release of such Individual Property from the lien of the Security Instrument pursuant to the provisions hereof. Upon any such release of an Individual Property from the Master Lease, the Master Lease Rent will be reduced by the amount allocable to such Individual Property (as specified in the Master Lease).

(f) Except for the Assignment of Leases and the Permitted Encumbrances, neither the Borrower nor the Master Lessee shall pledge, transfer, sublease, assign, mortgage, encumber, or allow to be encumbered its interest in the Master Lease or any interest therein without the prior written consent of the Lender. The Borrower shall not permit (except as expressly permitted under the Master Lease) and shall not consent to (except as expressly required under the Master Lease) any assignment by the Master Lessee of its interest in the Master Lease or its rights and interests thereunder except to Master Lessee’s successor by merger or acquisition of all or substantially all of Master Lessee’s assets.

(g) Neither the Borrower nor the Master Lessee shall, without the prior written consent of Lender, (i) renew (other than pursuant to renewal rights expressly set forth in the

Master Lease), extend, release any Individual Property from (except in connection with a Property Release or a Substitution in compliance with Sections 2.3.4 and 2.3.5 hereof) terminate, reduce rents or other sums payable under, accept a surrender of, or shorten the term of, the Master Lease, (ii) appoint any appraiser which consent will not be unreasonably withheld, (iii) make any determination of Fair Market Rent or Fair Market Value (as such terms are defined in the Master Lease), (iv) waive any provisions of the Master Lease, provided that subject to clause (i), Borrower and Master Lessee shall have the right to waive provisions of the Master Lease so long as the same would not have the effect of (1) waiving or reducing the monetary obligations of Master Lessee under the Master Lease or (2) either permitting Master Lessee to take an action that Borrower or Master Lessee is prohibited from taking under this Agreement or any other Loan Document, or preventing Borrower and/or Master Lessee from complying with an obligation on the part of Borrower or Master Lessee under this Agreement or any other Loan Document, (v) amend or modify in any respect in a manner adverse to Lender or that would decrease Master Lessee’s obligations or increase Borrower’s obligations thereunder, any provision of the Master Lease contained in Article I (leased property, term, etc.), Article III (rent), Article IV (termination and abatement), Article V (Ownership of Property), Section 6.1(b) (Taxes and Contests), Article VIII (Alterations and Leasing), Article X (Casualty and Condemnation), Article XI (Accounts & Reserves), Article XII (Defaults and Remedies), Article XV (Subordination) and related definitions in Article II (definitions) or (vi) materially amend or modify any provision of the Master Lease not listed in clause (v) in a manner adverse to Lender or that would decrease Master Lessee’s obligations or increase Borrower’s obligations thereunder.

(h) The Master Lease shall be subject and subordinate to the Loan pursuant to the Master Lease SNDA.

(i) Lender shall have the right to declare a Master Lessee Event of Default under the Master Lease pursuant to the assignment of such right in the Assignment of Leases and the confirmation of such right by Master Lessee in the Master Lease SNDA.

5.2 Negative Covenants.

From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Incur Debt. Incur, create or assume any Debt other than Permitted Debt or Transfer or lease all or any part of the Property or any interest therein, except as permitted in the Loan Documents;

5.2.2 Encumbrances. Other than in connection with the Mezzanine Loan, incur, create or assume or permit the incurrence, creation or assumption of any Debt secured by an interest in Borrower, Mezzanine Borrower or any SPE Entity;

5.2.3 Engage in Different Business. Engage, directly or indirectly, in any business other than that of entering into this Agreement and the other Loan Documents to which Borrower is a party and the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property and activities related thereto;

5.2.4 Make Advances. Make advances or make loans to any Person, or hold any investments, except as expressly permitted pursuant to the terms of this Agreement or any other Loan Document;

5.2.5 Partition. Partition any Individual Property;

5.2.6 Commingle. Commingle its assets with the assets of any of its Affiliates;

5.2.7 Guarantee Obligations. Guarantee any obligations of any Person;

5.2.8 Transfer Assets. Transfer any asset other than in the ordinary course of business or Transfer any interest in the Property except in each case (including in connection with a Release or Substitution) as may be permitted hereby or in the other Loan Documents;

5.2.9 Amend Organizational Documents. Amend or modify any of its organizational documents without Lender’s consent, other than in connection with any Transfer permitted pursuant to Article VIII or to reflect any change in capital accounts, contributions, distributions, allocations or other provisions that do not and could not reasonably be expected to have a Material Adverse Effect and provided that Borrower and each SPE Entity each remain a Single Purpose Entity;

5.2.10 Dissolve. Dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person, except as expressly permitted pursuant to this Agreement;

5.2.11 Bankruptcy. (i) File a bankruptcy or insolvency petition or otherwise institute insolvency proceedings, (ii) dissolve, liquidate, consolidate, merge or sell all or substantially all of Borrower’s assets other than in connection with the repayment of the Loan, or (iii) file or solicit the filing of an involuntary bankruptcy petition against Borrower, Mezzanine Borrower, HoldCo, Master Lessee, Guarantor or any Affiliate of any such Person, without obtaining the prior consent of all of the directors, members or managers, as applicable, of the SPE Entity;

5.2.12 ERISA. Engage in any activity that would subject Borrower to material liability under ERISA or qualify it as an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which ERISA applies and Borrower’s assets do not and will not constitute plan assets within the meaning of 29 C.F.R. Section 2510.3-101;

5.2.13 Distributions. From and after the occurrence and during the continuance of an Event of Default, make any distributions to or for the benefit of any of its partners or members or its or their Affiliates;

5.2.14 Reserved;

5.2.15 Reserved.;

5.2.16 Modify REAs; Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned, Borrower shall not execute material modifications to the REAs;

5.2.17 Modify Account Agreement. Without the prior consent of Lender, which shall not be unreasonably withheld, delayed or conditioned, execute any modification to the Account Agreement;

5.2.18 Zoning Reclassification. Without the prior written consent of Lender (which in the case of clause (a) shall not be unreasonably withheld), (a) initiate or consent to any zoning reclassification of any portion of the Property, (b) seek any variance under any existing zoning ordinance that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, or (c) allow any portion of the Property to be used in any manner that could result in the use of the Property becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

5.2.19 Change of Principal Place of Business. Change its principal place of business and chief executive office set forth on the first page of this Agreement without first giving Lender thirty (30) days’ prior written notice (but in any event, within the period required pursuant to the UCC) and there shall have been taken such action, reasonably satisfactory to Lender, as may be necessary to maintain fully the effect, perfection and priority of the security interest of Lender hereunder in the Account Collateral and the Rate Cap Collateral at all times;

5.2.20 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to it by any Person, except for adequate consideration or in the ordinary course of its business and except for termination of a Sublease as permitted by Section 8.8;

5.2.21 Misapplication of Funds. Distribute any revenue from the Property or any Proceeds in violation of the provisions of this Agreement, fail to remit amounts to the Holding Account, as applicable, as required by Section 3.1, misappropriate any security deposit or portion thereof or apply the proceeds of the Loan in violation of Section 2.1.4; or

5.2.22 Single-Purpose Entity. Fail to be a Single Purpose Entity or take or suffer any action or inaction the result of which would be to cause it or any SPE Entity to cease to be a Single Purpose Entity.

VI.	INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

6.1 Insurance Coverage Requirements. Borrower shall, at its sole cost and expense, keep in full force and effect, or cause the Master Lessee or, to the extent within Borrower’s control, the applicable party to the Operating Agreements to keep in full force and effect, insurance coverage of the types and minimum limits as follows during the term of this Agreement (it being understood that to the extent that Master Lessee or any party to any Operating Agreement maintains any such coverage on the Closing Date, but thereafter fails to maintain such coverage, Borrower shall obtain such coverage at its sole cost and expense):

6.1.1 Property Insurance. Insurance against loss customarily included under so called “All Risk” policies including flood, earthquake, vandalism, and malicious mischief, boiler and machinery, and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the Improvements and Building Equipment in nature, use, location, height, and type of construction. Such insurance policy shall also insure the additional expense of demolition and if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. The amount of such “All Risk” insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements and the Building Equipment. Each such insurance policy shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower is required to insure in accordance with any Sublease. If the insurance required under this paragraph is not obtained by blanket insurance policies, the insurance policy shall be endorsed to also provide guaranteed building replacement cost. Lender shall be named “Loss Payee” on a “Standard Mortgagee Endorsement” and be provided not less than thirty (30) days advance notice of change in coverage, cancellation or non-renewal.

6.1.2 Liability Insurance. “General Public Liability” insurance, including, without limitation, “Commercial General Liability” insurance; “Owned” (if any), “Hired” and “Non Owned Auto Liability”; and “Umbrella Liability” coverage for “Personal Injury”, “Bodily Injury”, “Death, Accident and Property Damage”, providing in combination no less than $100,000,000 per occurrence and in the annual aggregate, per location. The policies described in this paragraph shall cover, without limitation: elevators, escalators, independent contractors, “Contractual Liability” (covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement and “Products and Completed Operations Liability” coverage). All public liability insurance shall name Lender as “Additional Insured” either on a specific endorsement or under a blanket endorsement satisfactory to Lender. Borrower shall be permitted to maintain the foregoing coverage under an insurance program containing (a) primary self-insured retention with respect to the first $1,000,000 in losses, (b) following by $15,000,000 in third-party excess insurance coverage, (c) followed by $15,000,000 in self-insured retention excess, (d) followed by $90,000,000 in third-party excess insurance coverage.

6.1.3 Workers’ Compensation Insurance. Workers compensation and disability insurance as required by law.

6.1.4 Commercial Rents Insurance. “Commercial rents” insurance in an amount equal to twelve (12) months actual rental loss plus a 120-day extended period of indemnity endorsement and with a limit of liability sufficient to avoid any co-insurance penalty and to provide Proceeds which will cover the actual loss of profits and rents sustained during the period of at least twelve (12) months following the date of casualty. Such policies of insurance shall be subject only to exclusions that are reasonably acceptable to Lender; provided, however, that such exclusions are reasonably consistent with those required for loans similar to the Loan provided herein. Such insurance shall be deemed to include “loss of rental value” insurance where applicable. The term “rental value” means the sum of (A) the total then ascertainable Rents payable under the Master Lease and the Subleases and (B) the total ascertainable amount of all other amounts to be received by Borrower from third parties which are the legal obligation of Tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of such Property then not being occupied.

6.1.5 Builder’s All-Risk Insurance. During any period of repair or restoration, builder’s “All-Risk” insurance in an amount equal to not less than the full insurable value of the Property against such risks (including so called “All Risk” perils coverage and collapse of the Improvements to agreed limits as Lender may request, in form and substance acceptable to Lender).

6.1.6 Boiler and Machinery Insurance. Comprehensive boiler and machinery insurance (without exclusion for explosion) covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that Borrower or Master Lessee is required to insure pursuant to the Master Lease or any Sublease on a replacement cost basis. The minimum amount of limits to be provided shall be $10,000,000 per accident.

6.1.7 Flood Insurance. If any portion of the Improvements is located within an area designated as “flood prone” or a “special flood hazard area” (as defined under the regulations adopted under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), flood insurance shall be provided, in an amount not less than the maximum limit of coverage available under the Federal Flood Insurance plan with respect to the Property. Lender reserves the right to require flood insurance in excess of that available under the Federal Flood Insurance plan.

6.1.8 Earthquake Insurance. If earthquake insurance limits and aggregates are shared with locations other than the Properties insured on the same policy as any of the Properties or, if the amount of Earthquake insurance provided is less than 100% of the insurable values of the building and rental income combined, then the amount of earthquake coverage shall be based on a “Probable Maximum Loss” Study (“PML”) for the applicable Individual Property, which must be conducted by a seismic engineering company satisfactory to Lender. The results of the PML study, on an Individual Property basis and for all locations insured in the same earthquake insurance policies, shall be used to determine the amount of earthquake coverage to be provided by Borrower. The amount of insurance shall be determined by adding the total expected damage to all Improvements subject to a single earthquake event in a given region together along with the expected loss of Rents and other income from the applicable Properties. Earthquake insurance shall provide a limit inclusive of rent loss for “Very High,” “High,” and “Moderate” Hazard Earthquake Risk ratings at twice the annual rental amount. Other lower risk-rated buildings shall provide a limit inclusive of rent loss at one times the annual rental loss. The total amount of earthquake insurance in limits shall be the sum of expected property damage, reconstruction cost and rental income loss calculation. Should the available aggregate limits of earthquake insurance be eroded by losses so that the remaining limits available to pay losses are less than 40% of the required limits, Borrower shall purchase additional coverage to restore the available limit and aggregate limit to not less than 80% of the required amount of insurance.

Amounts of insurance required by this paragraph shall be solely for the protection of the Improvements. If the amounts of earthquake coverage required by any REA, Condominium Document or Ground Lease is greater than the amounts required herein then Borrower shall maintain such higher amounts of insurance. If the earthquake insurance and associated aggregate limits are shared among other locations the risks associated with other locations also insured in the same policy shall be taken into consideration in determining the amount of insurance to be provided herein.

6.1.9 Terrorism Insurance. Borrower shall be required to carry insurance with respect to the Improvements and Building Equipment covering acts of sabotage or acts by terrorist groups or individuals (“Terrorism Insurance”) throughout the Loan term in an amount equal to $50,000,000 and having a deductible not greater than 2.0% of the total insurable value, or such lesser coverage amount or such greater deductible, on a blanket basis, that is acceptable to the Rating Agencies as evidenced by a Rating Agency Confirmation. The Terrorism Insurance shall also include 12 months of business interruption coverage. Borrower agrees that if any property insurance policy covering any of the Properties provides for any exclusions of coverage for acts of terrorism, then a separate Terrorism Insurance policy in the coverage amount required under this section and in form and substance acceptable to Lender will be obtained by the Borrower for such Property. Lender agrees that Terrorism Insurance coverage may be provided under a blanket policy that is acceptable to Lender. Notwithstanding anything to the contrary in this Section 6.1.9, Borrower shall not be obligated to maintain Terrorism Insurance (a) in an amount more than that which can be purchased for a sum equal to $1,100,000 and (b) except to the extent commercially available.

6.1.10 Other Insurance. At Lender’s reasonable request, such other insurance with respect to the Property against loss or damage of the kinds from time to time customarily insured against and in such amounts as are generally required by institutional lenders on loans of similar amounts and secured by properties comparable to, and in the general vicinity of, the Property.

6.1.11 Ratings of Insurers. Borrower shall maintain the insurance coverage described in Section 6.1.2 through Section 6.1.10 above, in all cases, with one or more domestic primary insurers reasonably acceptable to Lender, having both claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies. The Borrower will maintain the insurance coverage described in Section 6.1.1 above with one or more domestic primary insurers reasonably acceptable to Lender, (a) having a claims-paying-ability and financial strength ratings by S&P of not less than “A” and its equivalent by the other Rating Agencies with respect to the first $200,000,000 of coverage and (b) having a claims-paying-ability and financial strength ratings by S&P of not less than “BBB” and its equivalent by the other Rating Agencies (or, if not rated by any of the Rating Agencies, an Alfred M. Best Company, Inc. rating of “A+” or better and a financial size category of not less than “X”) with respect to the balance of coverage. All insurers providing insurance required by this Agreement shall be authorized to issue insurance in the State.

6.1.12 Form of Insurance Policies; Endorsements. All insurance policies shall be in such form and with such endorsements as are satisfactory to Lender (and Lender shall have the right, subject to the provisions of this Agreement, to approve amounts, form, risk coverage, deductibles, loss payees and insureds). A certificate of insurance with respect to all of the above-mentioned insurance policies has been delivered to Lender and originals or certified copies of all such policies shall be delivered to Lender when the same are available (but no later than thirty (30) days after the date hereof) and shall be held by Lender. All policies shall name Lender as an additional insured, shall provide that all Proceeds (except with respect to Proceeds of general liability and workers’ compensation insurance) be payable to Lender as and to the extent set forth in Section 6.2, and shall contain: (i) a standard “non-contributory mortgagee” endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omissions of Borrower; (ii) a waiver of subrogation endorsement in favor of Lender; (iii) an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy; (iv) an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) a provision that such policies shall not be canceled, terminated or expire without at least thirty (30) days’ prior written notice to Lender, in each instance. Each insurance policy shall contain a provision whereby the insurer: (i) agrees that such policy shall not be canceled or terminated, the coverage, deductible, and limits of such policy shall not be modified, other provisions of such policy shall not be modified if such policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such policy shall not be canceled or fail to be renewed, without in each case, at least thirty (30) days prior written notice to Lender, (ii) waives any right to claim any premiums and commissions against Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that Lender at its option, shall be permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums. In the event any insurance policy (except for general public and other liability and workers compensation insurance) shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Lender, such insurance policy shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of this Agreement. Lender hereby confirms and acknowledges that Borrower has delivered to Lender certificates of insurance with respect to Master Lessee’s insurance program, in amount, form and content so as to satisfy the requirements of this Section 6.1 in all material respects as of the Closing Date other than with respect to Section 6.1.9, and that any renewals or modifications that comply with Section 6.1.11 and are otherwise not, in substance, materially different from the approved program in place on the Closing Date shall be deemed to be in compliance.

6.1.13 Certificates. Borrower shall deliver to Lender annually, concurrently with the renewal of the insurance policies required hereunder, a certificate from Borrower’s insurance agent stating that the insurance policies required pursuant to this Section 6.1 are maintained with insurers who comply with the terms of Section 6.1.11, setting forth a schedule describing all premiums required to be paid by Borrower to maintain the policies of insurance required under this Section 6.1, and stating that Borrower has paid such premiums. Certificates of insurance with respect to all replacement policies shall be delivered to Lender not less than fifteen (15) Business Days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums. Borrower shall deliver to Lender originals (or certified copies) of such replacement insurance policies on or before the earlier to occur of (i) thirty (30) days after the effective date thereof and (ii) five (5) Business Days after Borrower’s receipt thereof. If Borrower fails to maintain and deliver to Lender the certificates of insurance and certified copies or originals required by this Agreement, upon five (5) Business Days’ prior notice to Borrower, Lender may procure such insurance, and all costs thereof (and interest thereon at the Default Rate) shall be added to the Indebtedness. Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect to such matters.

6.1.14 Separate Insurance. Borrower shall not take out separate insurance contributing in the event of loss with that required to be maintained pursuant to this Section 6.1 unless such insurance complies with this Section 6.1.

6.1.15 Blanket Policies. The insurance coverage required under this Section 6.1 may be effected under a blanket policy or policies covering the Property and other properties and assets not constituting a part of the Property (a “Blanket Policy”); provided that any such Blanket Policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Property, and any sublimits in such Blanket Policy applicable to the Property, which amounts shall not be less than the amounts required pursuant to this Section 6.1 and which shall in any case comply in all other respects with the requirements of this Section 6.1. In addition, Borrower shall provide evidence satisfactory to Lender that the insurance premiums for the applicable Property or Properties are separately allocated under such Blanket Policy to the applicable Property or Properties and that payment of such allocated amount (A) shall maintain the effectiveness of such Blanket Policy as to such Property or Properties and (B) shall otherwise provide the same protection as would a separate policy that complies with the terms of this Agreement as to such Property or Properties, notwithstanding the failure of payment of any other portion of the insurance premiums. If no such allocation is available, Lender shall have the right to increase the amount required to be deposited into the Insurance Reserve Account in an amount sufficient to purchase a non-blanket policy covering the applicable Property or Properties from insurance companies which qualify under this Agreement. Upon Lender’s request, Borrower shall deliver to Lender an Officer’s Certificate setting forth (i) the number of properties covered by such policy, (ii) the location by city (if available, otherwise, county) and state of the properties, (iii) the average square footage of the properties (or the aggregate square footage), (iv) a brief description of the typical construction type included in the Blanket Policy and (v) such other information as Lender may reasonably request.

6.2 Condemnation and Insurance Proceeds.

6.2.1 Notification; . Borrower shall promptly notify Lender in writing upon obtaining knowledge of (i) the institution of any proceedings relating to any Taking (whether material or immaterial) of, or (ii) the occurrence of any casualty, damage or injury to, the Property or any portion thereof, the restoration of which is estimated by Borrower in good faith to cost more than the Casualty Amount as to any Individual Property. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such casualty, damage, injury or Taking in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided. Borrower shall promptly provide Lender with copies of any material documentation available to Borrower and requested by Lender relating to any Taking, including, but not limited to, documentation relating to the Taking matters set forth on Schedule II.

6.2.2 Proceeds. In the event of any Taking of or any casualty or other damage or injury to the Property, including, but not limited to, pursuant to the Taking matters set forth on Schedule II, Borrower’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes and rights of action (whether accrued prior to or after the date hereof) and payments which Borrower may receive or to which Borrower may become entitled with respect to the Property or any part thereof other than payments received in connection with any liability or loss of rental value or business interruption insurance and other than any of the foregoing with respect to the Excluded Personal Property (collectively, “Proceeds”), in connection with any such Taking of, or casualty or other damage or injury to, the Property or any part thereof are hereby assigned by Borrower to Lender and, except as otherwise herein provided, shall be paid to the Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Monetary Default or an Event of Default, Borrower may settle any insurance claim with respect to Proceeds which does not exceed the Casualty Amount as to any Individual Property. Whether or not a Monetary Default or an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which might result in any Proceeds in excess of the Casualty Amount as to any Individual Property and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all reasonable out-of-pocket costs, fees and expenses reasonably incurred by Lender (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within ten (10) Business Days after delivery of a request for reimbursement by Lender, in connection with the settlement of any claim for Proceeds and seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of the Work in accordance with the terms hereof, and in the event such Proceeds exceed the Casualty Amount as to any Individual Property, such Proceeds shall be forthwith paid directly to and held by Lender in the Proceeds Reserve Account in trust for Borrower, in each case to be applied or disbursed in accordance with this Section 6.2. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Borrower’s receipt of written notice from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this Section 6.2). Notwithstanding anything to the contrary set forth in this Agreement, however, and excluding situations requiring prepayment of the Notes, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Casualty Amount as to any Individual Property, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof (except that Proceeds paid in respect of the insurance described in Section 6.1.4 shall be deposited directly to the Holding Account as revenue of the Property).

6.2.3 Lender to Take Proceeds.

(a) Subject to the terms and provisions of the Master Lease (which shall at all times such agreement is in effect govern the use and disposition of Proceeds and their availability for restoration notwithstanding anything to the contrary contained herein), if (i) a Monetary Default or an Event of Default shall have occurred and be continuing, (ii) a Total Loss with respect to the Property shall have occurred, (iii) the Work is not capable of being completed before the earlier to occur of the date which is six (6) months prior to the earlier of the Maturity Date (as the same may be extended pursuant to the terms of the Note) and the date on which the business interruption insurance carried by Borrower with respect to the Property shall expire (the “Cut-Off Date”), unless on or prior to the Cut-Off Date the Borrower shall deliver to the Lender and there shall remain in effect a binding written offer, subject only to customary conditions, of an Approved Bank or such other financial institution or investment bank reasonably satisfactory to Lender for a loan from such Approved Bank or such other financial institution or investment bank to the Borrower in a principal amount of not less than the then Principal Amount and which shall, in the Lender’s reasonable judgment, enable the Borrower to refinance the Loan prior to the Maturity Date, (v) the Property is not capable of being restored substantially to its condition prior to such Taking or casualty and such incapacity shall have a Material Adverse Effect, (vi) Subleases demising in the aggregate less than 50% of the total rentable space in the Property which has been demised under executed and delivered Subleases in effect as of the date of the occurrence of such fire or other casualty remain in full force and effect during and after the completion of the restoration, (vii) the Mater Lessee or Borrower shall exercise any termination right under the Master Lease or (viii) Lender determines that upon the completion of the restoration, the gross cash flow and the net cash flow of the Property will not be restored to a level sufficient to cover all carrying costs and operating expenses of the Property, including, without limitation, debt service on the Notes at a coverage ratio (after deducting all required reserves as required by Lender from net operating income) of at least 2.0 to 1.0, which coverage ratio shall be determined by Lender in its reasonable discretion; then in any such case, all Proceeds shall be paid over to Lender (if not paid directly to Lender) for application as set forth in clause (b) below.

(b) Subject to the terms and provisions of the Master Lease (which shall at all times such agreement is in effect govern the use and disposition of Proceeds and their availability for restoration notwithstanding anything to the contrary contained herein), any Proceeds remaining after reimbursement of Lender’s or its agent’s reasonable out-of-pocket costs and expenses actually incurred in connection with recovery of any such Proceeds (including, without limitation, reasonable out-of-pocket administrative costs and inspection fees) shall, except to the extent required under the provisions hereof to be applied for restoration,- be applied by Lender to prepay the Notes to the extent of the Release Price for such Individual Property in accordance with the provisions thereof (without the imposition of any Prepayment Fee), and the balance, if any shall be paid over to (i) the First Mezzanine Lender to be applied in accordance with the terms of the First Mezzanine Loan Agreement to the extent of the Release Price (Mezzanine) set forth therein for such Individual Property, (ii) with the balance, if any, to the Second Mezzanine Lender to be applied in accordance with the terms of the Second Mezzanine Loan Agreement to the extent of the Release Price (Mezzanine) set forth therein, or (iii) with the balance, if any, to the Third Mezzanine Lender to be applied in accordance with the terms of the Third Mezzanine Loan Agreement to the extent of the Release Price (Mezzanine) set forth therein, (iv) with the balance, if any, to the Fourth Mezzanine Lender to be applied in accordance with the terms of the Fourth Mezzanine Loan Agreement to the extent of the Release Price (Mezzanine) set forth therein, (v) with the balance, if any, to the Holding Account to be applied by Lender to prepay the Notes, and (vi) if the Mezzanine Loans are no longer outstanding, the balance, if any, to the Borrower’s Account. If the Proceeds applied by Lender and Mezzanine Lenders pursuant to the preceding sentence equal or exceed the Release Price and the combined Release Price (Mezzanine) for such Individual Property, Borrower shall be entitled to obtain a Property Release subject to and in accordance with Section 2.3.4. Transfers of Proceeds to or for the benefit of any of the Mezzanine Borrowers shall constitute distributions to First Mezzanine Borrower, and deemed distributions by the First Mezzanine Borrower to the Second Mezzanine Borrower, by the Second Mezzanine Borrower to the Third Mezzanine Borrower, and by the Third Mezzanine Borrower to the Fourth Mezzanine Borrower, as applicable, and, in each case, must comply with the requirements as to distributions of the Delaware Limited Liability Company Act. The provisions of this Section 6.2.3 shall not create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

6.2.4 Borrower to Restore.

(a) Subject to Section 2.3.4, promptly after the occurrence of any damage or destruction to all or any portion of the Property or a Taking of a portion of the Property which does not constitute a Total Loss with respect to the Property, Borrower shall commence and diligently prosecute, or cause to be commenced and diligently prosecuted, to completion, subject to Excusable Delays, the repair, restoration and rebuilding of the Property (in the case of a partial Taking, to the extent it is capable of being restored) so damaged, destroyed or remaining after such Taking in full compliance with all material Legal Requirements and free and clear of any and all Liens except Permitted Encumbrances (such repair, restoration and rebuilding are collectively referred to herein as the “Work”). The plans and specifications shall require that the Work be done in a first-class workmanlike manner at least equivalent to the quality and character prior to the damage or destruction (provided, however, that in the case of a partial Taking, the Property restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Taking), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to any partial Taking of, or casualty or other damage or injury to, the Property, if the Work actually performed, if any, or failed to be performed, shall have no Material Adverse Effect on the value of the Property from the value that the Property would have had if the same had been restored to its condition immediately prior to such Taking or casualty. Subject to Borrower’s rights pursuant to Section 2.3.4 to cause the Property to be released from the Lien of the Security Instrument, Borrower shall be obligated to restore the Property suffering a casualty or which has been subject to a partial Taking in accordance with the provisions of this Section 6.2 at Borrower’s sole cost and expense whether or not the Proceeds shall be sufficient, provided that, if applicable, the Proceeds shall be made available to Borrower by Lender in accordance with this Agreement.

(b) If Proceeds are not required to be applied toward payment of the Indebtedness pursuant to the terms hereof, then Lender shall make the Proceeds which it is holding pursuant to the terms hereof (after payment of any reasonable out-of-pocket expenses actually incurred by Lender pursuant to the penultimate sentence of Section 6.2.2. in connection with the collection thereof plus interest thereon at the Default Rate (from the date advanced through the date of reimbursement) to the extent the same are not paid within ten (10) Business Days after request for reimbursement by Lender) available to Borrower for payment of or reimbursement of Borrower’s or the applicable Tenant’s expenses incurred with respect to the Work, upon the terms and subject to the conditions set forth in paragraphs (i), (ii) and (iii) below and in Section 6.2.5:

(i) at the time of loss or damage or at any time thereafter while Borrower is holding any portion of the Proceeds, there shall be no continuing Monetary Default or Event of Default;

(ii) if, at any time, the estimated cost of the Work (as estimated by the Architect referred to in clause (iii) below) shall exceed the Proceeds (a “Deficiency”) and for so long as such Deficiency shall exist, Lender shall not be required to make any Proceeds disbursement to Borrower unless Borrower (within a reasonable period of time after receipt of such estimate), at its election, either deposits with or delivers to Lender (A) Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to the estimated cost of the Work less the Proceeds available, or (B) such other evidence of Borrower’s ability to meet such excess costs and which is satisfactory to Lender and the Rating Agencies;

(iii) Lender and the Architect shall have reasonably approved the plans and specifications for the Work and any change orders in connection with such plans and specifications; and

(iv) Lender shall, within a reasonable period of time prior to request for initial disbursement, be furnished with an estimate of the cost of the Work accompanied by an Architect’s certification as to such costs and appropriate plans and specifications for the Work. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable Legal Requirements including zoning, environmental and building laws, codes, ordinances and regulations.

6.2.5 Disbursement of Proceeds.

(a) Disbursements of the Proceeds in Cash or Cash Equivalents to Borrower hereunder shall be made from time to time (but not more frequently than once in any month) by

Lender but only for so long as no Monetary Default or Event of Default shall have occurred and be continuing, as the Work progresses upon receipt by Lender of (i) an Officer’s Certificate dated not more than ten (10) Business Days prior to the application for such payment, requesting such payment or reimbursement and describing the Work performed that is the subject of such request, the parties that performed such Work and the actual cost thereof, and also certifying that such Work and materials are or, upon disbursement of the payment requested to the parties entitled thereto, will be free and clear of Liens other than Permitted Encumbrances, (ii) subject to Borrower’s right to contest under Section 7.3, evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed in connection with such Work have been paid for in full and (B) there exists no notices of pendency, stop orders, mechanic’s liens or notices of intention to file same (unless the same is required by the applicable State law as a condition to the payment of a contractor) or any liens or encumbrances of any nature whatsoever on the Property arising out of the Work which have not been either fully bonded to the satisfaction of Lender or discharged of record or in the alternative, fully insured to the satisfaction of Lender by the Title Company, an Architect’s certificate certifying performance of the Work together with an estimate of the cost to complete the Work. No payment made prior to the final completion of the Work, as certified by the Architect, except for payment made to contractors or subcontractors whose Work shall have been fully completed and from which final lien waivers have been received, shall exceed ninety percent (90%) (the “Retainage Release Threshold”) of the value of the Work performed and materials furnished and incorporated into the Improvements by such contractor or subcontractor, as applicable, from time to time until such time as fifty percent (50%) of such Work has been satisfactorily completed (as certified by the Architect), at which time the Retainage Release Threshold with respect to such Work may be increased to ninety-five (95%), and at all times the undisbursed balance of said Proceeds together with all amounts deposited, bonded, guaranteed or otherwise provided for pursuant to Section 6.2.4(b) above, shall be at least sufficient to pay for the estimated cost of completion of the Work; final payment of all Proceeds remaining with Lender shall be made upon receipt by Lender of a certification by an Architect, as to the completion of the Work substantially in accordance with the submitted plans and specifications, final lien releases, and the filing of a notice of completion and the expiration of the period provided under the law of the applicable State for the filing of mechanics’ and materialmens’ liens which are entitled to priority as to other creditors, encumbrances and purchasers, as certified pursuant to an Officer’s Certificate, and delivery of a certificate of occupancy with respect to the Work, or, if not applicable, an Officer’s Certificate to the effect that a certificate of occupancy is not required.

(b) If, after the Work is completed in accordance with the provisions hereof and Lender receives evidence that all costs of completion have been paid, there are excess Proceeds, such excess Proceeds shall be paid over to Lender for application in accordance with Section 6.2.3(b).

VII.	IMPOSITIONS, OTHER CHARGES, LIENS AND OTHER ITEMS

7.1 Borrower to Pay Impositions and Other Charges. Borrower shall pay all Impositions now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the imposition of any interest, charges or expenses for the non-payment thereof and shall pay all Other Charges on or before the date they are due. Borrower shall deliver to Lender annually, no later than fifteen (15) Business Days after the first day of each fiscal year of

Borrower, and shall update as new information is received, a schedule describing all Impositions, payable or estimated to be payable during such fiscal year attributable to or affecting the Property or Borrower. Subject to Borrower’s right of contest set forth in Section 7.3, as set forth in the next two sentences and provided that there are sufficient funds available in the Tax Reserve Account, Lender, on behalf of Borrower, shall pay all Impositions and Other Charges which are attributable to or affect the Property or Borrower, prior to the date such Impositions or Other Charges shall become delinquent or late charges may be imposed thereon, directly to the applicable taxing authority with respect thereto. Lender shall, or Lender shall direct the Cash Management Bank to, pay to the taxing authority such amounts to the extent funds in the Tax Reserve Account are sufficient to pay such Impositions. Nothing contained in this Agreement or the Security Instrument shall be construed to require Borrower to pay any tax, assessment, levy or charge imposed on Lender in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

7.2 No Liens. Subject to its right of contest set forth in Section 7.3, Borrower shall at all times keep, or cause to be kept, the Property free from all Liens (other than Permitted Encumbrances) and shall pay when due and payable (or bond over) all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in or permit the creation of a Lien on the Property or any portion thereof and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed on or against the Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from Lender, the lienor or any other Person) thereof. Borrower shall do or cause to be done, at the sole cost of Borrower, everything reasonably necessary to fully preserve the first priority of the Lien of the Security Instrument against the Property, subject to the Permitted Encumbrances. Upon the occurrence and during the continuance of an Event of Default with respect to its Obligations as set forth in this Article VII, Lender may (but shall not be obligated to) make such payment or discharge such Lien, and Borrower shall reimburse Lender on demand for all such advances pursuant to Section 19.12 (together with interest thereon at the Default Rate).

7.3 Contest. Nothing contained herein shall be deemed to require Borrower to pay, or cause to be paid, any Imposition or to satisfy any Lien, or to comply with any Legal Requirement or Insurance Requirement, so long as Borrower is in good faith, and by proper legal proceedings, where appropriate, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (i) no Event of Default shall exist and be continuing hereunder, (ii) Borrower shall keep Lender informed of the status of such contest at reasonable intervals, (iii) if Borrower is not providing security as provided in clause (vi) below, adequate reserves with respect thereto are maintained on Borrower’s books in accordance with GAAP or in the Tax Reserve Account or Insurance Reserve Account, as applicable, or in the Proceeds Reserve Account pursuant to Article VI, as applicable (iv) either such contest operates to suspend collection or enforcement as the case may be, of the contested Imposition, Lien or Legal Requirement and such contest is maintained and prosecuted continuously and with diligence or the Imposition or Lien is bonded, (v) in the case of any Insurance Requirement, the failure of Borrower to comply therewith shall not impair the validity of any insurance required to be maintained by Borrower under Section 6.1 or the right to full payment of any claims thereunder, and (vi) in the case of Impositions and Liens which are not bonded in excess of Two Million Dollars ($2,000,000) individually, or in the aggregate, during such contest, Borrower, shall deposit with or deliver to Lender either Cash and Cash Equivalents or a Letter or Letters of Credit in an amount equal to 110% of (A) the amount of Borrower’s obligations being contested plus (B) any additional interest, charge, or penalty arising from such contest. Notwithstanding the foregoing, the creation of any such reserves or the furnishing of any bond or other security, Borrower promptly shall comply with any contested Legal Requirement or Insurance Requirement or shall pay any contested Imposition or Lien, and compliance therewith or payment thereof shall not be deferred, if, at any time the Property or any portion thereof shall be, in Lender’s reasonable judgment, in imminent danger of being forfeited or lost or Lender is likely to be subject to criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to Borrower, (a) provided no Event of Default has occurred and is continuing hereunder, Lender shall disburse to Borrower or the Person entitled to such sums, the security provided therefor under this Section 7.3 and (b) Borrower shall deliver to Lender reasonable evidence of Borrower’s compliance with such contested Imposition, Lien, Legal Requirements or Insurance Requirements, as the case may be. Notwithstanding the foregoing, any contest conducted by the Master Lessee in accordance with the Master Lease will be deemed to satisfy the requirements of this Section 7.3 provided that any security deposited by Master Lessee pursuant to the provisions of the Master Lease in connection with such contest is delivered to Lender.

VIII.	TRANSFERS, INDEBTEDNESS AND SUBORDINATE LIENS

8.1 General Restriction on Transfers and Indebtedness. Unless such action is permitted by the provisions of this Article VIII, Borrower shall not, and shall not permit any other Person holding any direct or indirect ownership interest in Borrower, Mezzanine Borrower, HoldCo, Master Lessee any SPE Entity or the Property to, except with the prior written consent of Lender and, if a Securitization has occurred, delivery of a Rating Agency Confirmation, (i) Transfer all or any part of the Property, (ii) incur any Debt, other than Permitted Debt or Permitted Encumbrances, or (iii) except in connection with the Mezzanine Loan, permit any Transfer (directly or indirectly) of any interest in Borrower, Mezzanine Borrower, HoldCo, Master Lessee or any SPE Entity. Notwithstanding the foregoing, the grant of a Lien by Master Lessee on the Excluded Personal Property (other than Master Lessee’s equity interest in HoldCo) shall not be prohibited pursuant to this Section 8.1.

8.2 Sale of Building Equipment. Borrower may Transfer or dispose of Building Equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument provided that such Transfer or disposal will not have a Material Adverse Effect on the value of the Property taken as a whole, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under the Master Lease or any Sublease, in either case as a result thereof, and provided further that any new Building Equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such Building Equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

8.3 Immaterial Transfers and Easements, etc. Borrower may, without the consent of Lender, (i) make immaterial Transfers of portions of the Property to Governmental Authorities for dedication or public use (subject to the provisions of Section 6.2) or, portions of the Property to third parties for the purpose of erecting and operating additional structures whose use is integrated with the use of the Property, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) and (ii) shall materially impair the utility and operation of the Property or have a Material Adverse Effect on the value of the Property taken as a whole. In connection with any Transfer permitted pursuant to this Section 8.3, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Property affected by such Taking or such Transfer from the Lien of the Security Instrument or, in the case of clause (ii) above, to subordinate the Lien of the Security Instrument to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(a) thirty (30) days prior written notice thereof;

(b) a copy of the instrument or instruments of Transfer;

(c) an Officer’s Certificate stating (x) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (y) that such Transfer does not materially impair the utility and operation of the Property or have a Material Adverse Effect; and

(d) reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses incurred in connection with such Transfer.

8.4 Permitted Master Lessee and Guarantor Indebtedness. Notwithstanding anything to the contrary contained in Section 8.1, Master Lessee, Guarantor and any other Person holding any direct or indirect ownership interest in Master Lessee or Guarantor shall be permitted to incur Debt without the consent of the Lender or the delivery of a Rating Agency Confirmation. Without limiting the foregoing, nothing herein or in the other Loan Documents shall be deemed to prohibit the borrowing and repayment of the loans being made on the date hereof to Guarantor pursuant to, or Guarantor’s execution and delivery of, that certain Bridge Loan Agreement, entered into as of the date hereof, by Guarantor, each lender from time to time party thereto, Banc of America Bridge LLC, as administrative agent for the lenders, Deutsche Bank AG Cayman Islands Branch, as joint-administrative agent, and Banc of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse, as joint lead arrangers and joint bookrunning managers, and Citigroup Global Markets Inc. as co-arranger (the “Bridge Loan Agreement”) and the other Loan Documents (as defined in the Bridge Loan Agreement). In addition, holders of direct and indirect interests in HoldCo, shall, provided that such interests in HoldCo do not constitute more than 25% of such holder’s net worth, be permitted to incur Debt without the consent of the Lender or the Delivery of a Rating Agency Confirmation.

8.5 Permitted Equity Transfers.

(a) A Transfer (but not a pledge or encumbrance) of an indirect beneficial interest in Borrower that is otherwise prohibited hereunder shall nevertheless be permitted without Lender’s prior written consent or a Rating Agency Confirmation if (i) Lender receives thirty (30) days prior written notice thereof, (ii) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (iii) no more than forty-nine percent (49%) of the direct or indirect ownership interests in Borrower or Mezzanine Borrower, HoldCo or any SPE Entity is being Transferred (in the aggregate of all such Transfers), (iv) the transferee is not a Disqualified Transferee (v) HoldCo continues to own 100% of the ownership interests in Mezzanine Borrower and Mezzanine Borrower continues to own 100% of the ownership interests in Borrower, (vi) Guarantor retains Control of Master Lessee, HoldCo, Mezzanine Borrower and Borrower and continues to own, directly and/or indirectly, at least fifty-one percent (51%) of the equity interests in Master Lessee, (vi) Master Lessee (or its successor by merger or acquisition of all or substantially all of Master Lessee’s assets) remains the master lessee under the Master Lease and (vii) except as otherwise permitted under clause (b) below, no more than forty-nine percent (49%) of the direct or indirect ownership interests in Master Lessee or Guarantor is being Transferred (in the aggregate of all such Transfers).

(b) Notwithstanding anything herein to the contrary, the following Transfers shall not require the prior written consent of Lender or a Rating Agency Confirmation:

(i) a Transfer of interests in any Sponsor,

(ii) a Transfer of interests in Guarantor or Master Lessee as a result of a merger or a Transfer of all or substantially all of the assets of a direct or indirect owner of Guarantor or Master Lessee to a Permitted Transferee or Pre-Approved Transferee, provided Borrower complies with Section 8.7 (and thereafter Transfers of interests in any such transferee if it is publicly traded);

(iii) a Transfer (but not a pledge or encumbrance in the case of any Transfer of interests in HoldCo) of any interests in Guarantor, Master Lessee or HoldCo, provided that subsequent to any such Transfer, more than fifty-one percent (51%) percent of HoldCo is owned by any one or more of the following:

(1)	Bain Capital Partners, LLC;

(2)	Kohlberg Kravis Roberts & Co.;

(3)	Vornado Realty L.P.;

(4)	a Permitted Transferee;

(5)	a Pre-Approved Transferee;

(6)	any Person that has been previously approved in writing by Lender and the Rating Agencies;

(7)	a transferee described in clause (iv) or (v) below;

(8)	an investment fund, limited liability company, limited partnership or general partnership with committed capital of at least $1,000,000,000 where a Permitted Fund Manager acts as the general partner, managing member or fund manager and at least 51% of the equity interests in such Permitted Fund Manager are owned, directly or indirectly, by any of the Persons listed above; and

(9)	any successor by merger with respect to, or transferee of all or substantially all of the assets of, any of the foregoing (each of the foregoing Persons described in clauses (1) through (8), a “Sponsor”);

(iv) a pledge or encumbrance of interests in Guarantor or Master Lessee and any Transfer of such interests in realization upon such pledge or encumbrance, provided not less than fifty-one percent (51%) percent of such transferee is owned by a Sponsor;

(v) a pledge or encumbrance of interests in HoldCo as security for a loan secured by all or substantially all of the assets of Master Lessee and any Transfer of such interests in realization upon such pledge or encumbrance.

(vi) a pledge or encumbrance of direct or indirect interests in the Person (“HoldCo Parent”) that owns the direct interests in HoldCo as security for a loan secured by all or substantially all of the assets of the owner of the interests in HoldCo Parent (provided that such interests in HoldCo Parent do not constitute more than 25% of such owner’s net worth) and any Transfer of such interests in realization upon such pledge or encumbrance, provided such Transfer does not result in less than fifty-one percent (51%) percent of the direct or indirect interests in HoldCo being owned by a Sponsor; and

(vii) a Transfer of direct or indirect interests in any Person that holds an indirect interest in HoldCo that is either (A) publicly traded or (B) an “umbrella partnership” in which a publicly traded REIT is the general partner (eg, Vornado Realty Trust).

Notwithstanding the foregoing, Borrower shall not, and shall not permit or suffer any person to, pledge, hypothecate, encumber or grant a security interest in or lien on any direct or, except as set forth in this Section 8.5 indirect, interest in Borrower, Mezzanine Borrower or any SPE Entities.

8.6 Deliveries to Lender. Not less than thirty (30) days prior to (or, in the case of the transactions described in Section 8.5 (other than clause (b)(vii)), promptly following) the closing of any transaction that requires consent of Lender under the provisions of Sections 8.1, 8.3 and 8.5, Borrower shall deliver to Lender an Officer’s Certificate describing the proposed transaction and stating that such transaction is permitted by this Article VIII, together with any appraisal or other documents upon which such Officer’s Certificate is based. In addition, Borrower shall provide Lender with copies of executed deeds or other similar closing documents within ten (10) Business Days after such closing.

8.7 Loan Assumption. Provided no Event of Default is then continuing, Borrower shall have the one time right to sell, assign, convey or transfer (but not mortgage, hypothecate or otherwise encumber or grant a security interest in) legal or equitable title to all (but not fewer than all) of the Properties only if after giving effect to the proposed transaction the Properties will be owned by one or more Single Purpose Entities wholly owned by a Permitted Transferee or a Pre-approved Transferee which shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender. Any such assumption of the Loan shall be conditioned upon, among other things, (i) the delivery of financial information, including, without limitation, audited financial statements, for such purchaser and the direct and indirect owners such purchaser, (ii) the delivery of evidence that the purchaser is a Single Purpose Entity and is not a Disqualified Transferee, (iii) the execution and delivery of all documentation reasonably requested by Lender, (iv) the delivery of Opinions of Counsel requested by Lender, including, without limitation, a Non-Consolidation Opinion with respect to the purchaser and other entities identified by Lender or requested by the Rating Agencies and opinions with respect to the valid formation, due authority and good standing of the purchaser and any additional pledgors and the continued enforceability of the Loan Documents and any other matters requested by Lender, (v) the delivery of an endorsement to the Title Policy in form and substance acceptable to Lender, insuring the lien of the Security Instrument, as assumed, subject only to the Permitted Encumbrances and (vi) the payment of all of Lender’s reasonable out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, actually incurred by Lender in connection with such assumption.

8.8 Subleases.

8.8.1 New Subleases and Sublease Modifications. Borrower represents and warrants that each Individual Property is currently leased to Master Lessee pursuant to the Master Lease, and substantially occupied by a Toys ‘R’ Us, a Babies ‘R’ Us or a related distribution facility, and with respect to the Individual Properties constituting retail properties, occupied in part by other subtenants under the applicable Subleases.

8.8.2 Leasing Conditions. Except as otherwise provided in this Section 8.8.2, Borrower shall not, and shall not permit Master Lessee to (i) enter into any Sublease (a “New Sublease”) or (ii) modify any Sublease (including, without limitation, accept a surrender of any portion of the Property subject to a Sublease (unless otherwise permitted or required by law), allow a reduction in the term of any Sublease or a reduction in the Rent payable under any Sublease, change any renewal provisions of any Sublease, materially increase the obligations of the landlord or materially decrease the obligations of any Tenant) or terminate any Sublease unless the Tenant under such Lease is in default (any such action referred to in clause (ii) being referred to herein as a “Sublease Modification”) without the prior written consent of Lender which consent shall not be unreasonably withheld or delayed, provided however that Borrower and Master Lessee shall have the right to terminate a Sublease (x) to replace it with another Sublease, (y) to use the property formerly subleased for itself as a Toys “R” Us or a Babies “R” Us or (z) subject to Section 2.3.6, in connection with the decision to have the store Go Dark. Any New Sublease or Sublease Modification that requires Lender’s consent shall be delivered to Lender for approval not less than ten (10) Business Days prior to the effective date of such New Sublease or Sublease Modification. If Lender fails to respond to a request for Lender’s consent pursuant to this Section 8.8.2 within ten (10) Business Days of Lender’s receipt of Borrower’s request therefor,

Borrower may deliver to Lender a second request in an envelope or under cover of a letter marked “URGENT” and including a legend in bold typeface that Lender’s failure to grant or deny the requested consent within ten (10) Business Days of the receipt thereof will result in the requested consent being deemed to have been granted. If Lender fails to respond to such second request within ten (10) Business Days of its receipt thereof, Lender’s consent shall be deemed granted. Notwithstanding the foregoing, but subject to terms of Sections 8.8.7 and 8.8.8, provided no Event of Default shall have occurred and be continuing, Borrower may permit Master Lessee to enter into a New Sublease or Sublease Modification, without Lender’s prior written consent, that satisfies each of the following conditions:

(b) with respect to a New Sublease or Sublease Modification the premises demised thereunder is not a Material Sublease that, when taken together with all other Material Subleases, exceeds the Material Sublease Approval Threshold;

(c) the term of such Sublease Modification that modifies the term or New Sublease, as applicable, does not exceed 120 months, plus up to two (2) 60-month option terms (or equivalent combination of renewals) provided that such lease, including the rental rate, is on market terms;

(d) the rental rate under such Sublease Modification that modifies the rent or New Sublease, as applicable, is at least equal to the then prevailing market rate for the entire term of such lease (except for the option periods as set forth in the preceding clause (c));

(e) “fixed” or “base” rent under such New Sublease or, if the rent is modified, under such Sublease Modification, as applicable, is at a substantially consistent or rising level throughout the term of the lease, other than for (x) market-rate “free rent” periods or (y) tenant improvement and tenant inducements that exceed current market conditions but are amortized over a shorter time period than the entire initial term of such New Sublease or Sublease Modification, as applicable;

(f) such New Sublease or Sublease (as Modified by the Sublease Modification), as applicable, provides that the premises demised thereby cannot be used for any of the following uses (it being agreed and understood that book stores and “Best Buy” type operations shall be considered acceptable uses); any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, obscene materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect;

(g) the Tenant under such New Sublease or Sublease Modification, as applicable, is not an Affiliate of Borrower (or, if such Tenant is an Affiliate of Borrower, such Tenant does not have the benefit of the Master Lease SNDA or any Non-Disturbance Agreement and such New Sublease or Sublease Modification, as applicable, is by its terms terminable by the Lender upon an Event of Default or transfer of the applicable Individual Property to Lender or its designee upon a foreclosure of the Security Instrument or deed in lieu thereof) and by the Mezzanine Lender upon an event of default under the Mezzanine Loan or foreclosure of the related pledge of the ownership interests in Borrower);

(h) the New Sublease or Sublease Modification, as applicable, does not prevent Proceeds from being held and disbursed by Lender in accordance with the terms hereof;

(i) the New Sublease or Sublease Modification, as applicable, shall not entitle any Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish; provided, however, that if the Tenant is responsible for maintaining casualty insurance on the Property pursuant to the terms of such New Sublease or Sublease Modification, such Tenant shall be entitled to receive and use the proceeds of such insurance for restoration of the Property on the same terms and conditions as Borrower may use Proceeds hereunder;

(j) the New Sublease or Sublease Modification, as applicable, does not trigger any of the rights or obligations set forth on Schedule VI; and

(k) the New Sublease or Sublease Modification, as applicable satisfies the requirements of Section 8.8.7 and Section 8.8.8.

8.8.3 Delivery of New Sublease or Sublease Modification. Upon the execution of any New Sublease or Sublease Modification, as applicable, Borrower shall deliver to Lender an executed copy of the Sublease.

8.8.4 Sublease Amendments. Borrower agrees that it shall not have the right or power, as against Lender without its consent (which consent shall not be unreasonably withheld or delayed as provided herein), to cancel, abridge, amend or otherwise modify any Sublease unless such modification complies with this Section 8.8.

8.8.5 Security Deposits. All security or other deposits of Tenants of the Property shall be treated as trust funds and shall not be commingled with any other funds of Borrower, and such deposits shall be deposited, upon receipt of the same by Borrower in a separate trust account maintained by Borrower expressly for such purpose. Within ten (10) Business Days after written request by Lender, Borrower shall furnish to Lender reasonably satisfactory evidence of compliance with this Section 8.8.5, together with a statement of all lease securities deposited with Borrower by the Tenants and the location and account number of the account in which such security deposits are held.

8.8.6 No Default Under Subleases. Borrower shall or shall cause Master Lessee to (i) promptly perform and observe all of the material terms, covenants and conditions required to be performed and observed by Borrower under the Subleases, if the failure to perform or observe the same would have a Material Adverse Effect; (ii) exercise, within ten (10) Business Days after a written request by Lender, any right to request from the Tenant under any Sublease a certificate with respect to the status thereof and (iii) not collect any of the Rents, more than one (1) month in advance (except that Borrower may collect such security deposits and last month’s Rents as are permitted by Legal Requirements and are commercially reasonable in the prevailing market and collect other charges in accordance with the terms of each Sublease).

8.8.7 Subordination. All Sublease Modifications and New Subleases entered into by Borrower after the date hereof shall by their express terms be subject and subordinate to this Agreement and the Security Instrument (through a subordination provision contained in such Sublease or otherwise).

8.8.8 Attornment. Each New Sublease entered into from and after the date hereof shall provide that in the event of the enforcement by Lender of any remedy under this Agreement or the Security Instrument, the Tenant under such Sublease shall, at the option of Lender or of any other Person succeeding to the interest of Lender as a result of such enforcement, attorn to Lender or to such Person and shall recognize Lender or such successor in the interest as lessor under such Sublease without change in the provisions thereof; provided, however, Lender or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Borrower under any such Sublease (but the Lender, or such successor, shall be subject to the continuing obligations of the landlord to the extent arising from and after such succession to the extent of Lender’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which any Tenant may have against Borrower, (iv) any obligation under such Sublease to maintain a fitness facility at the Property, (v) any obligation on Borrower’s part, pursuant to such Sublease, to perform any tenant improvement work or (vi) any obligation on Borrower’s part, pursuant to such Sublease, to pay any sum of money to any Tenant. Each such New Sublease shall also provide that, upon the reasonable request by Lender or such successor in interest, the Tenant shall execute and deliver an instrument or instruments confirming such attornment.

8.8.9 Non-Disturbance Agreements. Lender shall enter into, and, if required by applicable law to provide constructive notice or requested by a Tenant, record in the county where the subject Property is located, a subordination, attornment and non-disturbance agreement, substantially in form and substance substantially similar to the form attached hereto as Exhibit N (a “Non-Disturbance Agreement”), with any Tenant (other than an Affiliate of Borrower) entering into a New Sublease or Sublease Modification, within ten (10) Business Days after written request therefor by Borrower; provided that such request is accompanied by an Officer’s Certificate stating that such Sublease or Sublease Modification (as applicable) complies in all material respects with this Section 8.8 and payment of all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements.

8.8.10 Recognition Agreements. Master Lessee shall have the right to enter into recognition agreements or nondisturbance and attornment agreements under the Master Lease with Tenants under Subleases without Lender’s consent.

IX.	INTEREST RATE CAP AGREEMENT

9.1 Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect, the Interest Rate Cap Agreement satisfying the requirements set forth in the definition of “Interest Rate Cap Agreement” herein. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time (and Lender shall authorize such reduction) in amounts equal to any mandatory prepayment of the principal of the Loan made in accordance with Section 5(b) of the Notes.

9.2 Pledge and Collateral Assignment. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), Borrower, as pledgor, hereby pledges, assigns, hypothecates, transfers and delivers to Lender as collateral and hereby grants to Lender a continuing first priority lien on and security interest in, to and under all of the following whether now owned or hereafter acquired and whether now existing or hereafter arising (the “Rate Cap Collateral”): all of the right, title and interest of Borrower in and to (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

9.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Holding Account pursuant to Section 3.1. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant hereto or in which it has granted a security interest pursuant hereto against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, unless the Counterparty shall have posted collateral on terms acceptable to each Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification. In the event that the Counterparty is downgraded to A2 or lower by Moody’s, a Replacement Interest Rate Cap Agreement shall be required regardless of the posting of collateral.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may upon written notice to Borrower purchase the Interest Rate Cap Agreement and the actual cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall upon written demand be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender and demand made until such cost is paid by Borrower to Lender.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein, and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

(f) Borrower shall not (i) without the prior written consent of Lender modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 9.3 (f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an Opinion of Counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, in a form approved by the Lender.

9.4 Powers of Borrower Prior to an Event of Default. Subject to the provisions of Section 9.3(a), provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral.

9.5 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws generally affecting the enforcement of creditors’ rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged hereunder. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by this Agreement have been obtained.

(d) Giving effect to the aforesaid grant and assignment to Lender, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

9.6 Payments. If Borrower at any time shall be entitled to receive any payments with respect to the Interest Rate Cap Agreement, such amounts shall, immediately upon becoming payable to Borrower, be deposited by Counterparty into the Holding Account.

9.7 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time, sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC or applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, hereunder and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or any of Borrower’s rights hereunder, and without waiving or releasing Borrower from any obligation or default hereunder, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 9.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

9.8 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral following and during the continuance of an Event of Default, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable out-of-pocket costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in Section 11 of the Security Instrument.

9.9 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. As a result, Borrower agrees that private sales of the Rate Cap Collateral shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

9.10 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

9.11 Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any extension option pursuant to Section 5 of the Notes, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Article IX applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement.

X.	MAINTENANCE OF PROPERTY; ALTERATIONS

10.1 Maintenance of Property. Borrower shall keep and maintain, or cause to be kept and maintained, the Property and every part thereof in good condition and repair, subject to ordinary wear and tear, and, subject to Excusable Delays and the provisions of this Agreement with respect to damage or destruction caused by casualty events or Takings, shall not permit or commit any waste of any portion of the Property in any material respect. Borrower shall not remove or demolish any Improvement on the Property except as the same may be necessary in connection with an Alteration or a restoration in connection with a Taking or casualty, or as otherwise permitted herein, in each case in accordance with the terms and conditions hereof.

10.2 Conditions to Alteration. Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower shall have the right, without Lender’s consent, to undertake any alteration, improvement, demolition or removal of the Property or any portion thereof (any such alteration, improvement, demolition or removal, an “Alteration”) so long as (i) Borrower provides Lender with prior written notice of any Material Alteration, and (ii) such Alteration is undertaken in accordance with the applicable provisions of this Agreement and the other Loan Documents, is not prohibited by any relevant Operating Agreements and shall not, upon completion (giving credit to rent and other charges attributable to Subleases executed upon such completion), have a Material Adverse Effect on the value, use or operation of the Property taken as a whole or otherwise. Any Material Alteration shall be conducted under the supervision of an Architect and, in connection with any Material Alteration, Borrower shall deliver to Lender, for information purposes only and not for approval by Lender, detailed plans and specifications prepared or approved by such Architect, and cost estimates therefor as set forth in an Officer’s Certificate. Such plans and specifications may be revised at any time and from time to time by such Architect provided that material revisions of such plans and specifications are filed with Lender, for information purposes only. All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall not be less than the standard of quality of the materials currently used at the Property and all materials used shall be in accordance with all applicable material Legal Requirements and Insurance Requirements.

10.3 Costs of Alteration. Notwithstanding anything to the contrary contained in this Article X, no Material Alteration or Alteration which when aggregated with all other Alterations (other than Material Alterations) then being undertaken by Borrower (exclusive of Alterations being directly paid for by Master Lessee or Tenants at the Property) exceeds the Threshold Amount, shall be performed by or on behalf of Borrower unless Borrower shall have delivered to Lender Cash and Cash Equivalents and/or a Letter of Credit as security in an amount not less than the estimated cost of the Material Alteration or the Alterations minus the Threshold Amount (as set forth in the Architect’s written estimate referred to above). Borrower shall deliver to Lender any security deposited by the Master Lessee for any Alteration under the Master Lease. In addition to payment or reimbursement from time to time of Borrower’s expenses incurred in connection with any Material Alteration or any such Alteration, the amount of such security shall be reduced on any given date to the Architect’s written estimate of the cost to complete the Material Alteration or the Alterations (including any retainages), free and clear of Liens, other than Permitted Encumbrances. Costs which are subject to retainage (which in no event shall be less than 5% in the aggregate with respect to each trade contract) shall be treated as due and payable and unpaid from the date they would be due and payable but for their characterization as subject to retainage. In the event that any Material Alteration or Alteration shall be made in conjunction with any restoration with respect to which Borrower shall be entitled to withdraw Proceeds pursuant to Section 6.2, the amount of the Cash and Cash Equivalents and/or Letter of Credit to be furnished pursuant hereto need not exceed the aggregate cost of such restoration and such Material Alteration or Alteration (as estimated by the Architect), less the sum of the amount of any Proceeds which Borrower may be entitled to withdraw pursuant to Section 6.2 and which are held by Lender in accordance with Section 6.2. Payment or reimbursement of Borrower’s expenses incurred with respect to any Material Alteration or any such Alteration shall be accomplished upon the terms and conditions specified in Section 6.2.

At any time after substantial completion of any Material Alteration or any such Alteration in respect of which Cash and Cash Equivalents and/or a Letter of Credit is deposited pursuant hereto, the whole balance of any Cash and Cash Equivalents so deposited by Borrower with Lender and then remaining on deposit (together with earnings thereon), as well as all retainages, may be withdrawn by Borrower and shall be paid by Lender to Borrower, and any other Cash and Cash Equivalents and/or a Letter of Credit so deposited or delivered shall, to the extent it has not been called upon, reduced or theretofore released, be released to Borrower, within ten (10) days after receipt by Lender of an application for such withdrawal and/or release together with an Officer’s Certificate, and signed also (as to the following clause (a)) by the Architect, setting forth in substance as follows:

(a) that the Material Alteration or Alteration in respect of which such Cash and Cash Equivalents and/or a Letter of Credit was deposited has been substantially completed in all material respects substantially in accordance with any plans and specifications therefor previously filed with Lender under Section 10.2 and that, if applicable, a certificate of occupancy has been issued with respect to such Material Alteration or Alteration by the relevant Governmental Authority(ies) or, if not applicable, that a certificate of occupancy is not required; and

(b) that to the knowledge of the certifying Person all amounts which Borrower is or may become liable to pay in respect of such Material Alteration or Alteration through the date of the certification have been paid in full or adequately provided for or are being contested in accordance with Section 7.3 and that, except to the extent of such contests, lien waivers have been obtained from the general contractor and major subcontractors performing such Material Alterations or Alterations (or such waivers are not customary and reasonably obtainable by prudent owners in the area where the Property is located).

XI.	BOOKS AND RECORDS, FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

11.1 Books and Records. Borrower shall keep and maintain on a fiscal year basis proper books and records separate from any other Person, in which accurate and complete entries shall be made of all dealings or transactions of or in relation to the Notes, the Property and the business and affairs of Borrower relating to the Property which shall reflect all items of income and expense in connection with the operation of the Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Property, in accordance with GAAP. Subject to Section 11.2.9, Lender and its authorized representatives shall have the right at reasonable times and upon reasonable notice to examine the books and records of Borrower relating to the operation of the Property and to make such copies or extracts thereof as Lender may reasonably require.

11.2 Financial Statements.

11.2.1 Monthly Reports. Commencing in January 2006 (or, in the case of sales reports, commencing October 2005), not later than thirty (30) days following the end of each calendar month, Borrower shall cause Master Lessee, pursuant to the Master Lease, to deliver to Lender monthly sales reports in respect of the Property for such month, for the corresponding month of the previous Fiscal Year and for the year to date, and financial statements, internally prepared on an accrual basis for such month, reporting Portfolio Four-Wall EBITDAR as of the end of such month, for the corresponding month of the previous Fiscal Year and for the year to date, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower and Master Lessee for such period and (iii) the Annual Budget for such period and the Fiscal Year, and a calculation of the DSCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period. Such statements for each month shall be accompanied by an Officer’s Certificate (or in the case of the sales reports a Master Lessee Officer’s Certificate) certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower or Master Lessee, as applicable (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Notes or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Master Lessee or the Property in which the amount involved is $2,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. Notwithstanding the foregoing, Borrower shall deliver promptly to Lender reports detailing any non recurring charges of Borrower or Master Lessee including, among other things, any charges assessed under any Operation Agreement. Subject to Section 11.2.9(b), sales reports and Portfolio Four-Wall EBITDAR, shall each be prepared on an aggregate basis for all of the Individual Properties.

11.2.2 Quarterly Reports. Commencing not later than forty-five (45) days following the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending in January 2006), Borrower shall cause Master Lessee, pursuant to the Master Lease, to deliver to Lender quarterly sales reports in respect of the Property and unaudited financial statements, internally prepared on an accrual basis, reporting Portfolio Four-Wall EBITDAR as of the end of such Fiscal Quarter and for the corresponding Fiscal Quarter of the previous year, including a statement of net income (in respect of the Property) for the year to date and a statement of revenues and expenses for such Fiscal Quarter, and a comparison of the year to date results with (i) the results for the same period of the previous year, (ii) the results that had been projected by Borrower and Master Lessee for such period and (iii) the Annual Budget for such period and the Fiscal Year, and a calculation of the DSCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period. Such statements for each Fiscal Quarter shall be accompanied by an Officer’s Certificate (or in the case of the sales reports a Master Lessee Officer’s Certificate) certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and Master Lessee, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Notes or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Master Lessee or the Property in which the amount involved is $2,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (D) the amount by which actual operating expenses were greater than or less than the operating expenses anticipated in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

11.2.3 Annual Reports. Concurrently with the public filings of any financial statements of Borrower and in any event not later than one-hundred twenty (120) days after the end of each Fiscal Year of Borrower’s operations (commencing with the Fiscal Year ending in January 2006), Borrower shall deliver and shall cause Master Lessee, pursuant to the Master Lease, to deliver to Lender annual sales reports in respect of the Property, audited financial statements for Borrower and audited financial statements for Master Lessee certified by an Independent Accountant in accordance with GAAP which shall contain unaudited schedules as follows: a statement of Borrower’s net income for the Fiscal Year and for the fourth Fiscal Quarter thereof and a statement of Borrower’s revenues and expenses for such year, and stating in comparative form the figures for the previous fiscal year, and a calculation of the DSCR, LTV Ratio, Master Lease Variable Additional Rent and Master Lease Recurrent Additional Rent for such period and copies of all federal income tax returns to be filed. Such annual financial statements shall also be accompanied by an Officer’s Certificate (or in the case of the sales reports a Master Lessee Officer’s Certificate) in the form required pursuant to Section 11.2.1.

11.2.4 Disclosure Restrictions. Notwithstanding anything to the contrary contained in this Article XI, unless such information is otherwise disclosed publicly by Borrower, Borrower shall not be required to deliver financial information hereunder to Lender to the limited extent and only during any such period that any applicable federal or state securities laws or regulations promulgated thereunder (a) expressly prohibit such delivery or (b) permit such delivery to be made to Lender only when also disclosed publicly.

11.2.5 . Capital Expenditures Summaries. Borrower shall, or shall cause Master Lessee to, within ninety (90) days after the end of each calendar year during the term of the Notes, deliver to Lender an annual summary of any and all capital expenditures made at the Property during the prior twelve (12) month period.

11.2.6 Master Lease. Without duplication of any other provision of this Agreement or any other Loan Documents, Borrower shall deliver to Lender, within ten (10) Business Days of the receipt thereof by Borrower, a copy of all reports prepared by Master Lessee pursuant to the Master Lease, including, without limitation, the Annual Budget and any inspection reports.

11.2.7 Annual Budget; Operating Agreement Annual Budgets.

(a) Borrower shall or shall cause Master Lessee to deliver to Lender the Annual Budget for Lender’s review, but not approval, not more than ninety (90) days after the end of each Fiscal Year. Any proposed modifications to such Annual Budget shall be delivered to Lender for its review, but not approval.

(b) Borrower shall or shall cause Master Lessee to deliver to Lender the annual budget and any modifications thereto under any Operating Agreement for Lender’s review, but not approval, prior to Borrower’s or Master Lessee’s approval of any such annual budget or modification. Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default and if there is a Master Lease Tenant Default, Lender shall have the right to exercise any right of approval that Borrower may have to approve the annual budgets and any amendments thereto under any Operating Agreements subject to any constraints in the Operating Agreement in question, in its sole and absolute discretion.

11.2.8 Other Information. Borrower shall, promptly after written request by Lender or, if a Securitization shall have occurred, the Rating Agencies, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Property, Borrower, Master Lessee or Guarantor.

11.2.9 Proprietary Information.

(a) The Lender shall keep confidential all sales reports and any other proprietary information delivered to Lender pursuant to this Agreement, (provided any such other proprietary information is clearly marked by Borrower as confidential) (collectively, “Proprietary Information”), including specifically, but not limited to, any financial information provided pursuant to this Article XI and any information provided in connection with a securitization pursuant to Article XIV. Notwithstanding the foregoing, Lender shall be permitted to freely deliver Proprietary Information to Rating Agencies, Servicer and securitization trustees, to prospective participants and purchasers of the Loan and interests therein and to prospective holders of securities backed by the Loan, and to its and their respective agents and representatives provided that Lender shall inform such parties of the confidential nature of such information.

(b) Notwithstanding anything to the contrary contained herein, Borrower shall not identify any specific property to which any Proprietary Information relates (“Asset-Specific Proprietary Information”) (and shall not be required to permit inspection of property-specific information contained in its books and records) unless requested by holders or prospective holders of (a) the Mezzanine Loan or any interest therein or (b) the unrated or lower-rated securities backed by the Loan (collectively, “Requesting Parties”). Lender shall be permitted to deliver Asset-Specific Proprietary Information to Requesting Parties that request such information (and such Requesting Parties shall be permitted to inspect property-specific information contained in Borrower’s books and records), provided that each such Person (i) executes a commercially reasonable confidentiality agreement with respect to such information for the benefit of Borrower and Master Lessee and (ii) is not a business competitor of Borrower, Master Lessee or any Sponsor.

XII.	ENVIRONMENTAL MATTERS

12.1 Representations. Borrower hereby represents and warrants that except as set forth in the environmental reports and studies delivered to Lender (the “Environmental Reports”), (i) Borrower has not engaged in or knowingly permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (ii) to Borrower’s knowledge, no tenant, occupant or user of the Property, or any other Person, has engaged in or permitted any operations or activities upon, or any use or occupancy of the Property, or any portion thereof, for the purpose of or in any material way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, in or about the Property, or transported any Hazardous Materials to, from or across the Property, except in all cases in material compliance with Environmental Laws and only in the course of legitimate business operations at the Property; (iii) no Hazardous Materials are presently constructed, deposited, stored, or otherwise located on, under, in or about the Property except in material compliance with Environmental Laws; (iv) to Borrower’s knowledge, no Hazardous Materials have migrated from the Property upon or beneath other properties which would reasonably be expected to result in material liability for Borrower; and (v) to Borrower’s knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties upon, about or beneath the Property which would reasonably be expected to result in material liability for Borrower.

12.2 Covenants.

12.2.1 Compliance with Environmental Laws. Subject to Borrower’s right to contest under Section 7.3, Borrower covenants and agrees with Lender that it shall comply with all Environmental Laws. If at any time during the continuance of the Lien of the Security Instrument, a Governmental Authority having jurisdiction over the Property requires remedial action to correct the presence of Hazardous Materials in, around, or under the Property (an “Environmental Event”), Borrower shall deliver prompt notice of the occurrence of such Environmental Event to Lender. Within thirty (30) days after Borrower has knowledge of the occurrence of an Environmental Event, Borrower shall deliver to Lender an Officer’s Certificate (an “Environmental Certificate”) explaining the Environmental Event in reasonable detail and setting forth the proposed remedial action, if any. Borrower shall promptly provide Lender with copies of all notices which allege or identify any actual or potential violation or noncompliance received by or prepared by or for Borrower in connection with any Environmental Law. For purposes of this paragraph, the term “notice” shall mean any summons, citation, directive, order, claim, pleading, letter, application, filing, report, findings, declarations or other materials pertinent to compliance of the Property and Borrower with such Environmental Laws. If the Security Instrument is foreclosed, Borrower shall deliver the Property in compliance with all applicable Environmental Laws.

12.3 Environmental Reports. Upon the occurrence and during the continuance of an Environmental Event with respect to the Property or any Event of Default, Lender shall have the right to have its consultants perform an environmental audit of the Property. Such audit shall be conducted by an environmental consultant chosen by Lender and may include a visual survey, a record review, an area reconnaissance assessing the presence of hazardous or toxic waste or substances, PCBs or storage tanks at the Property, an asbestos survey of the Property, which may include random sampling of the Improvements and air quality testing, and such further site assessments as Lender may reasonably require due to the results obtained from the foregoing. Borrower grants Lender, its agents, consultants and contractors the right to enter the Property as reasonable or appropriate for the circumstances for the purposes of performing such studies and the reasonable cost of such studies shall be due and payable by Borrower to Lender upon demand and shall be secured by the Lien of the Security Instrument. Lender shall not unreasonably interfere with, and Lender shall direct the environmental consultant to use its commercially reasonable efforts not to hinder, Borrower’s, Master Lessee’s or any Tenant’s, other occupant’s operations upon the Property when conducting such audit, sampling or inspections. By undertaking any of the measures identified in and pursuant to this Section 12.3, Lender shall not be deemed to be exercising any control over the operations of Borrower or the handling of any environmental matter or hazardous wastes or substances of Borrower for purposes of incurring or being subject to liability therefor.

12.4 Environmental Indemnification. Borrower shall protect, indemnify, save, defend, and hold harmless the Indemnified Parties from and against any and all liability, loss, damage, actions, causes of action, costs or out-of-pocket expenses whatsoever (including reasonable attorneys’ fees and expenses) and any and all claims, suits and judgments which any Indemnified Party may suffer, as a result of or with respect to: (a) any Environmental Claim relating to or arising from the Property; (b) the violation of any Environmental Law in connection with the Property; (c) any release, spill, or the presence of any Hazardous Materials affecting the Property; and (d) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, the Property of any Hazardous Materials, whether or not such condition was known or unknown to Borrower; provided that, in each case, Borrower shall be relieved of its obligation under this subsection if any of the matters referred to in clauses (a) through (d) above did not occur (but need not have been discovered) prior to (1) the foreclosure of the Security Instrument, (2) the delivery by Borrower to Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (3) Lender’s or its designee’s taking possession and control of the Property after the occurrence of an Event of Default hereunder. If any such action or other proceeding shall be brought against Lender, upon written notice from Borrower to Lender (given reasonably promptly following Lender’s notice to Borrower of such action or proceeding), Borrower shall be entitled to assume the defense thereof, at Borrower’s expense, with counsel reasonably acceptable to Lender; provided, however, Lender may, at its own expense, retain separate counsel to participate in such defense, but such participation shall not be deemed to give Lender a right to control such defense, which right Borrower expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ separate counsel at Borrower’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Borrower that would make such separate representation advisable. Borrower shall have no obligation to indemnify an Indemnified Party for damage or loss resulting from any Indemnified Party’s gross negligence or willful misconduct.

12.5 Recourse Nature of Certain Indemnifications. Notwithstanding anything to the contrary provided in this Agreement or in any other Loan Document, the indemnification provided in Section 12.4 shall be fully recourse to Borrower and shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created by the Security Instrument, and/or the conveyance of title to the Property to Lender or any purchaser or designee in connection with a foreclosure of the Security Instrument or conveyance in lieu of foreclosure.

XIII.	THE OPERATING AGREEMENTS

13.1 Operating Agreement Representations, Warranties. Borrower hereby represents and warrants as follows:

(a) the Operating Agreements to which Borrower or an Affiliate is a party or is bound are in full force and effect, and have not been amended, restated, modified, supplemented, replaced or assigned except as indicated on the applicable schedule attached hereto or the Security Instrument and Borrower has not waived, canceled or surrendered any of its rights thereunder;

(b) none of the Contemplated Transactions in any case: (1) requires the consent or approval of or notice to any party to any Operating Agreement, other than consents obtained prior to the date hereof and notices delivered prior to or on the date hereof or (2) will constitute a default under any Operating Agreement that would have a Material Adverse Effect;

(c) none of the Operating Agreements requires the continued use of any Individual Property (i) under any designated trade name or (ii) for any single designated required use (other than use categories such as retail uses consistent with a shopping center or similarly broad categories that would not have a Material Adverse Effect);

(d) all sums, charges, fees, costs, expenses, rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities, are not more than sixty (60) days overdue (except for any of the same which are being contested in accordance with Section 7.3), are current, and no Lien (other than the Existing Matters of Record) with respect thereto has attached on any Individual Property (or threat thereof been made in writing) for failure to pay any of the foregoing;

(e) Borrower has not delivered or received any notices of default under any of the Operating Agreements and is not in default under any material terms of any of the Operating Agreements, except as to the extent that such default would not reasonably be expected to result in a Material Adverse Effect;

(f) To the best Borrower’s knowledge, no Fee Owner or other party to any Operating Agreement is in default under any of the terms of any of the Operating Agreements and there are no circumstances which, with the passage of time or the giving of notice, or both, would constitute a default under any terms of any of the Operating Agreements by any such Fee Owner or other party that would have a Material Adverse Effect;

(g) Borrower has delivered to Lender a true, accurate and complete copy of each of the Operating Agreements, except in the case of the REAs and the Material Subleases to the extent it would not be expected to result in a Material Adverse Effect;

(h) All construction obligations of Borrower under all Operating Agreements have been satisfied in all material respects; and

(i) To Borrower’s knowledge, all easements granted pursuant to any Operating Agreement which were to have survived the site preparation and completion of construction, remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise, except to the extent it would not be expected to result in a Material Adverse Effect.

13.2 Cure by Lender. In the event of a default by Borrower in the performance of any of its obligations under any Operating Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, Lender may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of Borrower thereunder in the name of and on behalf of Borrower. Borrower shall, on demand, reimburse Lender for all advances made and reasonable out-of-pocket expenses incurred by Lender in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the tenth (10th) day after that such advance is made to and including the date the same is paid to Lender.

13.3 Option to Renew or Extend the Ground Lease. Borrower shall give Lender written notice of its intention to exercise each and every option, if any, to renew or extend the term of the Ground Lease, at least thirty (30) days prior to the expiration of the time to exercise such option under the terms thereof. If required by Lender, Borrower shall duly exercise any renewal or extension option with respect to any of the Ground Lease if Lender reasonably determines that the exercise of such option is necessary to protect Lender’s security for the Loan. If Borrower intends to renew or extend the term of the Ground Lease, it shall deliver to Lender, with the notice of such decision, a copy of the notice of renewal or extension delivered to Fee Owner, together with the terms and conditions of such renewal or extension. If Borrower does not renew or extend the term of the Ground Lease, Lender may, at its option if Lender reasonably determines that the exercise of such option is necessary to protect Lender’s security for the Loan, exercise the option to renew or extend in the name of and on behalf of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to execute and deliver, for and in the name of Borrower, all instruments and agreements necessary under the Ground Lease or otherwise to cause any renewal or extension of the Ground Lease in accordance with this Section 13.3.

13.4 Operating Agreement Covenants.

13.4.1 Waiver of Interest In New Ground Lease or REAs. In the event any of the Ground Leases or REAs shall be terminated by reason of a default thereunder by Borrower and Lender shall require that the related Fee Owner enter into a new ground lease or the related parties to the REAs grant new easement rights and interests, Borrower hereby waives any right, title and interest in and to such new ground lease or the leasehold estate created thereby and/or the new easement rights, as applicable, waiving all rights of redemption now or hereafter operable under any law.

13.4.2 No Election to Terminate. Borrower shall not elect to treat any of the Operating Agreements as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, without limitation, Section 365(h)(1) thereof) without Lender’s prior written consent in the event a bankruptcy of a Fee Owner or any other party to an Operating Agreement. In addition, to the extent not prohibited by applicable law, Borrower shall, in the event of a bankruptcy of Fee Owner or any other party to an Operating Agreement, reaffirm and ratify the legality, validity, binding effect and enforceability of such Operating Agreement and shall remain in possession of the Property, the Leasehold Estate and the other rights granted pursuant to the Operating Agreements, notwithstanding any rejection thereof by Fee Owner, any other party to any Operating Agreement, or any trustee, custodian or receiver.

13.4.3 Notice Prior to Rejection. Borrower shall give Lender not less than thirty (30) days prior written notice of the date on which Borrower shall apply to any court or other governmental authority for authority and permission to reject an Operating Agreement in the event that there shall be filed by or against Borrower any petition, action or proceeding under the Bankruptcy Code or under any other similar federal or state law now or hereafter in effect and if Borrower determines to reject an Operating Agreement. Lender shall have the right, but not the obligation, to serve upon Borrower within such thirty (30) day period a notice stating that (i) Lender demands that Borrower assume and assign such Operating Agreement to Lender subject to and in accordance with the Bankruptcy Code, and (ii) Lender covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults reasonably susceptible of being cured by Lender and of future performance under such Operating Agreement. If Lender serves upon Borrower the notice described above, Borrower shall not seek to reject such Operating Agreement and shall comply with the demand provided for clause (i) above within fifteen (15) days after the notice shall have been given by Lender.

13.4.4 Lender Right to Perform. During the continuance of an Event of Default, Lender shall have the right, but not the obligation, (i) to perform and comply with all obligations of Borrower under the Operating Agreements without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such actions as Lender deems necessary or desirable to prevent or cure any default by Borrower under the Operating Agreements, including, without limitation, any act, deed, matter or thing whatsoever that Borrower may do in order to cure a default under the Operating Agreements and (iii) subject to the terms of the Operating Agreement, to enter in and upon the Property or any part thereof to such extent and as often as Lender deems necessary or desirable in order to prevent or cure any default of Borrower under the Operating Agreements. Borrower shall, within five (5) Business Days after written request is made therefor by Lender, execute and deliver to Lender or to any party designated by Lender, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Lender pursuant to this Section or as may otherwise be required by Lender.

13.4.5 Lender Attorney in Fact. In the event of any arbitration under or pursuant to any Operating Agreement in which Lender elects to participate, Borrower hereby irrevocably appoints Lender as its true and lawful attorney-in-fact (which appointment shall be deemed coupled with an interest) to exercise, during the continuance of an Event of Default, all right, title and interest of Borrower in connection with such arbitration, including, without limitation, the right to appoint arbitrators and to conduct arbitration proceedings on behalf of Borrower and Lender. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with such arbitration and the settlement thereof shall be borne solely by Borrower, including, without limitation, reasonable attorneys’ fees and disbursements. Nothing contained in this Section shall obligate Lender to participate in any such arbitration.

13.4.6 Payment of Sums Due Under Operating Agreements. Subject to Section 7.3, Borrower shall pay all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements on or prior to the due date thereof.

13.4.7 Performance of Covenants. Borrower shall promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by Borrower under the Operating Agreements, the breach of which could permit any party to an Operating Agreement validly to terminate such Operating Agreement (including, without limitation, all payment obligations) except in the case of a Material Sublease or REA where such termination would not have a Material Adverse Effect, shall do all things commercially reasonable to preserve and to keep unimpaired its rights under the Operating Agreements, shall not waive, excuse or discharge any of the material obligations of Fee Owner or any other party to the Operating Agreements without Lender’s prior written consent in each instance, and shall diligently and continuously enforce the material obligations of the Fee Owner and the other parties to the Operating Agreements except in any such case where same would not have a Material Adverse Event.

13.4.8 Reserved.

13.4.9 No Modification or Termination. (a) Borrower shall not, except with the prior written consent of Lender, not to be unreasonably withheld, (i) institute any action or proceeding for partition of any Individual Property or any common areas under any REA or the Common Elements or any Condominium Units under any Condominium Documents, (ii) materially modify or amend or vote for or consent to any material modification of or amendment to any Operating Agreement except in the case of an amendment or modification to an REA where the same would not have a Material Adverse Effect, or, (iii) in the event of damage to or destruction of a Condominium Property, the Common Elements, or any of the Condominium Units, vote in opposition to a motion to repair, restore or rebuild the same unless and for so long as such Individual Property is the subject of a valid Property Release Notice which results in the release of such Individual Property.

(b) Borrower shall not vote for, agree to or acquiesce in any cancellation, termination or surrender of any Operating Agreement without the prior written consent of Lender except in the case of an REA to the extent it would not be expected to result in a Material Adverse Effect. Any agreement to which Borrower of its Affiliates is a party whereby any of the Operating Agreements is terminated or the Property is withdrawn therefrom in violation of the immediately preceding sentence shall constitute a Transfer prohibited under this Agreement.

13.4.10 Notices of Default. Borrower shall deliver to Lender copies of any written notice of default by any party under the Operating Agreements, or of any written notice from Fee Owner or any other party to any of the Operating Agreements of its intention to terminate such Operating Agreement or to re-enter and take possession of any portion of the Property, immediately upon delivery or receipt of such notice, as the case may be.

13.4.11 Delivery of Information. Borrower shall promptly furnish to Lender copies of such information and evidence as Lender may reasonably request concerning Borrower’s due observance, performance and compliance with the terms, covenants and conditions of the Operating Agreements.

13.4.12 No Subordination. Borrower shall not consent to the subordination of the Operating Agreements to any mortgage or other lease of the fee interest in any portion of the Property unless it receives a recognition and non-disturbance agreement.

13.4.13 Further Assurances. Borrower, at its sole cost and expense, shall execute and deliver to Lender, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit Lender to cure any default under the Operating Agreements.

13.4.14 Estoppel Certificates. In addition to and without limitation of any obligations of Borrower under Section 2.3.9 and under any post-closing side letter delivered on the Closing Date, Borrower shall use commercially reasonable efforts to obtain and deliver to Lender within thirty (30) days after written demand by Lender, an estoppel certificate in the applicable form attached hereto from each Fee Owner and other parties to the Operating Agreements designated by Lender setting forth (i) the name of the parties thereunder, (ii) that the Operating Agreement is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (iii) the date to which all rent, additional rent, common charges, common area maintenance charges and other charges or assessments reserved in or payable under the Operating Agreements have been paid thereunder, (iv) whether there are any alleged defaults of the lessee under the Operating Agreements and, if there are, setting forth the nature thereof in reasonable detail and (v) if any party under the Operating Agreements shall be in default, the default, provided, that unless an Event of Default exists, Lender shall not request an REA estoppel certificate prior to the first (1st) anniversary of the Loan Closing and thereafter not more than once in any twelve (12) month period.

13.4.15 Common Area/Common Elements Insurance. Borrower shall use commercially reasonable efforts to cause the parties to the Operating Agreements to maintain the insurance required to be maintained by such parties thereunder and to deliver any insurance proceeds payable to Borrower under such Operating Agreements to be delivered to Lender. Without limitation of Borrower’s obligations under Section 6.1, in the event any party to any Operating Agreement fails to maintain any insurance coverage required in any Operating Agreement and the failure would reasonably be expected to have a Material Adverse Effect, Borrower shall obtain such insurance coverage to satisfy such requirement.

13.4.16 Reserved.

13.5 Lender Right to Participate. Lender shall have the right, but not the obligation, to proceed in respect of any claim, suit, action or proceeding relating to the rejection of the Operating Agreements by Fee Owner as a result of a bankruptcy of Fee Owner or any other party to any Operating Agreement, including, without limitation, the right to file and prosecute any and all proofs of claims, complaints, notices and other documents in any case in respect of Fee Owner or any other party to any Operating Agreement under and pursuant to the Bankruptcy Code.

13.6 No Liability. Lender shall have no liability or obligation under the Operating Agreements by reason of its acceptance of the Security Instrument, this Agreement and the other Loan Documents. Lender shall be liable for the obligations of the lessee arising under the Operating Agreements for only that period of time during which Lender is in possession of the portion of the Property covered by said Operating Agreement or has acquired, by foreclosure or otherwise, and is holding all of Borrower’s right, title and interest therein.

XIV.	SECURITIZATION AND PARTICIPATION

14.1 Sale of Notes and Securitization. At the request of Lender and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to satisfy the market standards which may be reasonably required in the marketplace or by the Rating Agencies in connection with the sale of one or more of the Notes or a participation interest therein as part of the first successful securitization (such sale and/or securitization, the “Securitization”) of rated single or multi-class securities (the “Securities”) secured by or evidencing ownership interests in the applicable Note or Notes and this Agreement, including using reasonable efforts to do (or cause to be done) the following, at Borrower’s sole cost and expense (subject in the case of Lender’s Securitization costs and expenses to Section 14.5), but (i) Borrower shall not be required to incur, suffer or accept (except to a de minimis extent)) any lesser rights or greater obligations or potential liabilities than as currently set forth in the Loan Documents except, after an Event of Default, any increase in the weighted average interest rate of the Notes that may result after certain prepayments of the Loan have been made and applied in accordance with the terms hereof, (ii) Borrower shall not have to provide Regulation S-X compliant financials or auditors consents, and (iii) nothing contained in this Section 14.1. shall result in any economic change or other material adverse change in the transaction contemplated by the Security Instrument or the Loan Documents (unless Borrower is made whole by the holder of Notes) or result in any operational changes that are unduly burdensome to the Property or Borrower.

(a) Provided Information. (i) Provide such financial and other information (but not projections) with respect to the Property, Borrower, Master Lessee and Guarantor to the extent such information is reasonably available to Borrower, (ii) provide business plans (but not projections) and budgets relating to the Property, to the extent prepared by the Borrower or Master Lessee and (iii) cooperate with the holder of the Notes (and its representatives) in obtaining such site inspection, appraisals, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Notes or reasonably requested by the Rating Agencies (all information provided pursuant to this Section 14.1 together with all other information heretofore provided to Lender in connection with the Loan, as such may be updated, at Lender’s request, in connection with a Securitization, or hereafter provided to Lender in connection with the Loan or a Securitization, being herein collectively called the “Provided Information”);

(b) Opinions of Counsel. Use reasonable efforts to cause to be rendered such customary updates or customary modifications to the Opinions of Counsel delivered at the closing of the Loan as may be reasonably requested by the holder of the Notes or the Rating Agencies in connection with the Securitization, including without limitation, true lease and non-consolidation opinions but specifically excluding 10b-5 and true sale opinions. Borrower’s failure to use reasonable efforts to deliver or cause to be delivered the opinion updates or modifications required hereby within twenty (20) Business Days after written request therefor shall constitute an “Event of Default” hereunder;

(c) Modifications to Loan Documents. Execute such amendments to the Security Instrument and Loan Documents as may be reasonably requested by Lender or the Rating Agencies in order to achieve the required rating or to effect the Securitization (including, without limitation, modifying the Payment Date and modifying the commencement and expiration of the Interest Period, in each case to dates other than as originally set forth in the Notes), and

(d) Cooperation with Rating Agencies. Borrower shall, (i) at Lender’s request, meet with representatives of the Rating Agencies at reasonable times to discuss the business and operations of the Property, and (ii) cooperate with the reasonable requests of the Rating Agencies in connection with the Property. Until the Obligations are paid in full, Borrower shall provide the Rating Agencies with all financial reports required hereunder and such other information as they shall reasonably request, including copies of any default notices or other material notices delivered to and received from Lender hereunder, to enable them to continuously monitor the creditworthiness of Borrower and to permit an annual surveillance of the implied credit rating of the Securities.

14.2 Securitization Financial Statements. Borrower acknowledges that all financial information delivered by Borrower to Lender pursuant to Article XI may, at Lender’s option, be delivered to the Rating Agencies, subject to compliance with Section 11.2.9.

14.3 Securitization Indemnification.

(a) Disclosure Documents. Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including a prospectus, private placement memorandum, collateral term sheet or a public registration statement (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, upon request, Borrower shall reasonably cooperate with the holder of the Notes in updating the Provided Information for inclusion or summary in the Disclosure Document by providing all current information pertaining to Borrower and the Property reasonably requested by Lender.

14.3.2 Indemnification Certificate. In connection with each applicable Disclosure Document, Borrower agrees to provide, at Lender’s reasonable request, an indemnification certificate:

(a) certifying that Borrower has carefully examined those portions of such memorandum or prospectus, as applicable, reasonably designated in writing by Lender for Borrower’s review pertaining to Borrower, the Property, the Sponsor, the Loan and/or the Provided Information and insofar as such sections or portions thereof specifically pertain to Borrower, the Property, the Sponsor, the Provided Information or the Loan (such portions, the “Relevant Portions”), the Relevant Portions do not (except to the extent specified by Borrower if Borrower does not agree with the statements therein), as of the date of such certificate, to Borrower’s actual knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(b) indemnifying Lender and the Affiliates of Deutsche Bank Securities, Inc. (collectively, “DBS”) as well as Bank of America, N.A. and its Affiliates (“BofA”) that have prepared the Disclosure Document relating to the Securitization, each of their respective directors, each of their respective officers who have signed the Disclosure Document and each person or entity who controls DBS or BofA within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and DBS and BofA, together with the Lender Group, each of their respective directors and each person who controls DBS or BofA or the Lender Group, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual, out-of-pocket losses, third party claims, damages (excluding lost profits, diminution in value and other consequential damages) or liabilities arising out of third party claims (the “Liabilities”) to which any member of the Underwriter Group may become subject to the extent such Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Relevant Portions and in the Provided Information or arise out of or are based upon the omission by Borrower to state therein a material fact required to be stated in the Relevant Portions in order to make the statements in the Relevant Portions in light of the circumstances under which they were made, not misleading (except that (x) Borrower’s obligation to indemnify in respect of any information contained in a Disclosure Document that is derived in part from information provided by Borrower or any Affiliate of Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact therein known to Borrower that results directly from an error in any information provided (or which should have been provided) by Borrower, (y) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or to include such portions of the Provided Information and (z) Borrower shall have no responsibility or obligation to indemnify in respect of any untrue or misleading statement in the Relevant Portions or Provided Information which is not corrected upon a request for such correction by Borrower). The indemnity contained in the indemnification certificate will be in addition to any liability which Borrower may otherwise have.

(c) The indemnification certificate shall provide that Borrower’s liability under clauses (a) and (b) of the indemnification certificate shall be limited to Liabilities arising out of or based upon any such untrue statement or omission made in a Disclosure Document in reliance upon and in conformity with information furnished to Lender by, or furnished at the direction and on behalf of, Borrower in connection with the preparation of those portions of the relevant

Disclosure Document pertaining to Borrower, the Property, the Sponsor or the Loan, including financial statements of Borrower and operating statements with respect to the Property.

(d) The indemnification certificate shall also provide that promptly after receipt by an indemnified party of notice of the commencement of any action covered by the indemnification certificate, such indemnified party will notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party thereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After such notice from the indemnifying party to such indemnified party of its assumption of such defense, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if an indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it that are different from or in conflict with those available to the indemnifying party, or indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party.

(e) The indemnification certificate shall also provide that in order to provide for just and equitable contribution in circumstances in which the indemnity provided for therein is for any reason held to be unenforceable by an indemnified party in respect of any actual, out-of-pocket losses, claims, damages or liabilities relating to third party claims (or action in respect thereof) referred to therein which would otherwise be indemnifiable thereunder, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such actual, out of pocket losses, third party claims, damages or liabilities (or action in respect thereof) (but excluding damages for lost profits, diminution in value of the Property and consequential damages); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution for Liabilities arising therefrom from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Lender Group’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the limited responsibilities and obligations of Borrower as specified herein; and (iv) any other equitable considerations appropriate in the circumstances.

14.4 Retention of Servicer. Lender reserves the right to retain the Servicer. Lender has advised Borrower that the Servicer initially retained by Lender shall be Bank of America, N.A. or its Affiliate. Borrower shall pay any reasonable fees and expenses of the Servicer and any reasonable third party fees and expenses of the Servicer, special servicing fees, work-out fees and reasonable attorneys fees and disbursements, in connection with a prepayment, release or substitution of the Property, assumption or modification of the Loan, or following an Event of Default, special servicing or work-out of the Loan or enforcement of the Loan Documents. In addition, Borrower shall pay the standard monthly servicing fee of the Servicer on or prior to each Payment Date.

14.5 Lender’s Securitization Expenses. Borrower has paid to Lender on the date hereof an amount equal to $2,890,000 in full satisfaction of any obligation of Borrower to pay Lender’s costs and expenses in connection with any Securitization, including but not limited to Lender’s out-of-pocket costs and expenses for legal fees, fees of Rating Agencies and their counsel, printing and distribution of offering materials, trustee acceptance fee and legal fees and accounting expenses.

XV.	ASSIGNMENTS AND PARTICIPATIONS

15.1 Assignment and Acceptance. Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of one or more of the Notes); provided that the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. In addition, Lender may participate to one or more Persons all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including without limitation, all or a portion of one or more of the Notes) utilizing such documentation to evidence such participation and the parties’ respective rights thereunder as Lender, in its sole discretion, shall elect.

15.2 Effect of Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of Lender, as the case may be, hereunder and such assignee shall be deemed to have assumed such rights and obligations, and (ii) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of Lender’s rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto) accruing from and after the effective date of the Assignment and Acceptance, except with respect to (A) any payments made by Borrower to Lender pursuant to the terms of the Loan Documents after the effective date of the Assignment and Acceptance and (B) any letter of credit, cash deposit or other deposits or security (other than the Lien of the Security Instrument and the other Loan Documents) delivered to or for the benefit of or deposited with German American Capital Corporation, on behalf of the holders of the Notes, as Lender, for which German American Capital Corporation, on behalf of the holders of the Notes, shall remain responsible for the proper disposition thereof until such items are delivered to a party who is qualified as an Approved Bank and agrees to hold the same in accordance with the terms and provisions of the agreement pursuant to which such items were deposited.

15.3 Content. By executing and delivering an Assignment and Acceptance, Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Lender by the terms hereof together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform, in accordance with their terms, all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by Lender.

15.4 Register. Lender shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lender and each assignee pursuant to this Article XV and the principal amount of the Loan owing to each such assignee from time to time (the “Register”). The entries in the Register shall, with respect to such assignees, be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by Borrower or any assignee pursuant to this Article XV at any reasonable time and from time to time upon reasonable prior written notice.

15.5 Substitute Notes. Upon its receipt of an Assignment and Acceptance executed by an assignee, together with any Note or Notes subject to such assignment, Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit M hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower, at Lender’s expense, shall execute and deliver to Lender in exchange and substitution for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the portion of the Loan assigned to it and a new Note to the order of Lender in an amount equal to the portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate then outstanding principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the Notes (modified, however, to the extent necessary so as not to impose duplicative or increased obligations on Borrower and to delete obligations previously satisfied by Borrower). Notwithstanding the provisions of this Article XV, Borrower shall not be responsible or liable for any additional taxes, reserves, adjustments or other costs and expenses that are related to, or arise as a result of, any transfer of the Loan (except as provided in Article XIV) or any interest or participation therein that arise solely and exclusively from the transfer of the Loan or any interest or participation therein or from the execution of the new Note contemplated by this Section 15.5, including, without limitation, any mortgage tax. Lender and/or the assignees, as the case may be, shall from time to time designate one agent through which Borrower shall request all approvals and consents required or contemplated by this Agreement and on whose statements Borrower may rely.

15.6 Participations. Each assignee pursuant to this Article XV may sell participations to one or more Persons (other than Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such assignee’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such assignee shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such assignee shall remain the holder of any such Note for all purposes of this Agreement and the other Loan Documents, and (iv) Borrower, Lender and the assignees pursuant to this Article XV shall continue to deal solely and directly with such assignee in connection with such assignee’s rights and obligations under this Agreement and the other Loan Documents. In the event that more than one (1) party comprises Lender, Lender shall designate one party to act on the behalf of all parties comprising Lender in providing approvals and all other necessary consents under the Loan Documents and on whose statements Borrower may rely.

15.7 Disclosure of Information. Any assignee pursuant to this Article XV may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XV, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such assignee by or on behalf of Borrower; provided, however, that, prior to any such disclosure, (a) the assignee or participant or proposed assignee or participant shall agree in writing for the benefit of Borrower to preserve the confidentiality of any confidential information received by it and (b) with respect to any Asset-Specific Proprietary Information, the terms of Section 11.2.9 shall be complied with.

15.8 Security Interest in Favor of Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement or any other Loan Document, any assignee pursuant to this Article XV may at any time create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents (including, without limitation, the amounts owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

XVI.	RESERVE ACCOUNTS

16.1 Tax Reserve Account. In accordance with the time periods set forth in Section 3.1, Borrower shall cause to be deposited into the Tax Reserve Account (which deposit may be effected by the transfers contemplated under Section 3.1.6(a)) an amount equal to (a) one-twelfth of the annual Impositions that Lender reasonably estimates, based on the most recent tax bill for the Property, will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Impositions at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof and (b) one-twelfth of the annual Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months (said monthly amounts in (a) and (b) above hereinafter called the “Monthly Tax Reserve Amount”, and the aggregate amount of funds held in the Tax Reserve Account being the “Tax Reserve Amount”). As of the Closing Date, the Monthly Tax Reserve Amount is $824,185.12, but such amount is subject to adjustment by Lender in its reasonable discretion upon notice to Borrower. The Monthly Tax Reserve Amount shall be paid by Borrower to Lender on each Payment Date. Lender will apply the Monthly Tax Reserve Amount to payments of Impositions and Other Charges required to be made by Borrower pursuant to Article V and Article VII and under the Security Instrument, subject to Borrower’s right to contest Impositions in accordance with Section 7.3. In making any payment relating to the Tax Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office, without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof subject to Borrower’s right to contest. If the amount of funds in the Tax Reserve Account shall exceed the amounts due for Impositions and Other Charges pursuant to Article V and Article VII, Lender shall credit such excess against future payments to be made to the Tax Reserve Account. If at any time Lender reasonably determines that the Tax Reserve Amount is not or will not be sufficient to pay Impositions and Other Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of the Impositions and Other Charges. Upon payment of the Impositions and Other Charges, Lender shall reassess the amount necessary to be deposited in the Tax Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Tax Reserve Account.

16.2 Insurance Reserve Account.

(a) Insurance Reserve. Subject to clause (b) below, Borrower shall, in accordance with the time periods set forth in Section 3.1, cause to be deposited into the Insurance Reserve Account (which deposit may be effected by the transfers contemplated under Section 3.1.6(a)) an amount equal to one-twelfth of the insurance premiums that Lender reasonably estimates, based on the most recent bill, will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such insurance premiums at least thirty (30) days prior to the expiration of the policies required to be maintained by Borrower pursuant to the terms hereof (said monthly amounts hereinafter called the “Monthly Insurance Reserve Amount,” and the aggregate amount of funds held in the “Insurance Reserve Account” being the Insurance Reserve Amount). The Monthly Insurance Reserve Amount shall be subject to adjustment by Lender upon notice to Borrower. The Monthly Insurance Reserve Amount shall be paid by Borrower to Lender on each Payment Date. Lender will apply the Monthly Insurance Reserve Amount to payments of insurance premiums required to be made by Borrower pursuant to Article VI and under the Security Instrument. In making any payment relating to the Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the insurer or agent, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Insurance Reserve Account shall exceed the amounts due for insurance premiums pursuant to Article VI, Lender shall credit such excess against future payments to be made to the Insurance Reserve Account. If at any time Lender reasonably determines that the Insurance Reserve Amount is not or will not be sufficient to pay insurance premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the applicable insurance policies. Upon payment of such insurance premiums, Lender shall reassess the amount necessary to be deposited in the Insurance Reserve Account for the succeeding period, which calculation shall take into account any excess amounts remaining in the Insurance Reserve Account.

(b) Blanket Policies. Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, Borrower shall not be required to deposit funds into the Insurance Reserve Account at any time when the insurance required to be maintained pursuant to this Agreement is provided under a Blanket Policy in accordance with Article VI hereof and either (i) one or more of the Sponsors or their Close Affiliates hold in the aggregate not less than a fifty-one percent (51%) direct or indirect ownership interest in the Borrower or (ii) the premiums in respect of such Blanket Policy are paid or caused to be paid at least three (3) months before such premiums become due and payable.

16.3 Ground Rent Reserve Account. In accordance with the time periods set forth in Section 3.1, Borrower shall, on each Payment Date, cause to be deposited into the Ground Rent Reserve Account (which deposit may be effected by the transfers contemplated under Section 3.1.6(a)) an amount (without duplication of any amounts required to be deposited in the Tax Reserve Account in respect of real estate taxes payable with respect to the Leasehold Estate) equal to one-twelfth of the annual Ground Rent that Lender reasonably estimates will be payable during the next ensuing twelve (12) months, or if such Ground Rent is payable monthly, the sum of the next month’s Ground Rent due, in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment thereof (said monthly amounts above hereinafter called the “Monthly Ground Rent Reserve Amount”, and the aggregate amount of funds held in the Ground Rent Reserve Account being the “Ground Rent Reserve Amount”). The Monthly Ground Rent Reserve Amount shall be subject to adjustment by Lender upon notice to Borrower. The Monthly Ground Rent Reserve Amount shall be paid by Borrower to Lender on each Payment Date. Subject to the terms hereof, Lender will apply the Ground Rent Reserve Amount to payments of Ground Rent required to be made by Borrower pursuant to the Ground Lease. In making any payment relating to the Ground Rent Reserve Account, Lender may do so according to any bill, statement or estimate procured from the Fee Owner, without inquiry into the accuracy of such bill, statement or estimate or into the validity thereof. If the amount of funds in the Ground Rent Reserve Account shall exceed the amounts due as Ground Rent pursuant to the Ground Lease, Lender shall credit such excess against future payments to be made to the Ground Rent Reserve Account. If at any time Lender reasonably determines that the Ground Rent Reserve Amount is not or will not be sufficient to pay Ground Rent by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the imposition of any interest, charges or expenses for the non-payment of Ground Rent.

XVII.	DEFAULTS

17.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Indebtedness is not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest due under the Notes is not paid in full on the applicable Payment Date, (C) any prepayment of principal due under this Agreement or the Notes is not paid when due, (D) the Prepayment Fee is not paid when due, (E) any deposit to the Holding Account is not made on the required deposit date therefor; or (F) except as to any amount included in (A), (B), (C), (D), (E) and/or (F) of this clause (i) or in clause (ii), any other amount payable pursuant to this Agreement, the Notes or any other Loan Document (other than the Master Lease) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document (other than the Master Lease), with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(ii) subject to Borrower’s right to contest as set forth in Section 7.3, if any of the Impositions or Other Charges are not paid prior to the imposition of any interest, penalty, charge or expense for the non-payment thereof, provided, that Borrower shall not be deemed to be in default hereunder in the event funds sufficient for a required payment of such Imposition or Other Charge under Section 3.1.7(i) are held in the Tax Reserve Account and Lender or Cash Management Bank fails to timely make payment from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower;

(iii) if the insurance policies required by Section 6.1 are not kept in full force and effect or if Borrower fails to deliver to Lender evidence of the insurance required by Section 6.1 at the times required in such Section with such failure continuing for five (5) Business Days after the Lender delivers written notice thereof to Borrower, provided, that Borrower shall not be deemed to be in default hereunder in the event funds sufficient for a required payment under Section 3.1.7(ii) of the premiums required to keep the insurance policies in full force and effect are held in the Insurance Reserve Account and Lender or Cash Management Bank fails to timely make payment from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower;

(iv) if, except as expressly permitted pursuant to Article VIII or the other provisions hereof, any of the following shall occur: (a) any Transfer of any direct or indirect legal, beneficial or equitable interest in all or any portion of the Property, (b) any Transfer of any direct or indirect interest in Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity, (c) Borrower grants any Lien or encumbrance against all or any portion of the Property, (d) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Borrower, Mezzanine Borrower, Master Lessee, Guarantor or

any SPE Entity or (e) Borrower’s filing of a declaration of condominium with respect to the Property other than the Condominium Properties;

(v) if (i) any representation or warranty made by Borrower in Section 4.1.24 shall have been false or misleading in any material respect as of the date the representation or warranty was made which incorrect, false or misleading statement is not cured within thirty (30) days after receipt by Borrower of notice from Lender in writing of such breach or a longer period of time not to exceed thirty (30) additional days if Borrower has commenced to cure but cannot cure within the initial thirty (30) day period or (ii) if any other representation or warranty made by Borrower herein or by Borrower or any Affiliate of Borrower in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely to have a Material Adverse Effect, and such representation or warranty was not, to the best of Borrower’s knowledge, false or misleading in any material respect when made, then same shall not constitute an Event of Default unless Borrower has not cured same within ten (10) days after receipt by Borrower of notice from Lender in writing of such breach;

(vi) if Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity or Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity, or if any proceeding for the dissolution or liquidation of Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower, Mezzanine Borrower, Master Lessee, Guarantor or any SPE Entity, as applicable, attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) reserved;

(x) if any of the assumptions contained in the Non-Consolidation Opinion, in any Additional Non-Consolidation Opinion or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is untrue in any material respect;

(xi) if any of the assumptions contained in the True Lease Opinion is untrue in any material respect;

(xii) if Borrower, having notified Lender of its election to extend the Maturity Date as set forth in Section 5 of the Notes, fails to deliver the Replacement Interest Rate Cap Agreement to Lender not later than one (1) Business Day prior to the first day of the extended term of the Loan and Borrower has not prepaid the Loan pursuant to the terms of the Notes prior to such first day of the extended term;

(xiii) if Borrower shall fail to comply in any material respect with any covenants set forth in Section 5.1.4, Section 5.1.9, Section 5.2.9 and 5.2.22;

(xiv) except as provided clause (xiv) above, if Borrower shall fail to comply with any covenants set forth in Article V or Section XI with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xv) if Borrower shall fail to comply with the covenants set forth in Section 3(d) or Section 8 of the Security Instrument with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(xvi) if this Agreement or any other Loan Document or any Lien granted hereunder or thereunder, in whole or in part, shall terminate or shall cease to be effective or shall cease to be a legally valid, binding and enforceable obligation of Borrower or any Guarantor, or any Lien securing the Indebtedness shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Loan Document or by reason of any affirmative act of Lender);

(xvii) except as expressly permitted pursuant to the Loan Documents, if Borrower grants any easement, covenant or restriction (other than the Permitted Encumbrances) over the Property;

(xviii) if Borrower or Master Lessee shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower or Master Lessee; or any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or any material term of any REA shall be modified or supplemented (other than in accordance with its terms) and such modification or supplementation is reasonably likely to have a Material Adverse Effect; or Borrower shall fail or shall permit Master Lessee to shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA, in all case where such surrender, termination, cancellation, modification, supplement or failure to renew or extend is reasonably expected to have a Material Adverse Effect;

(xix) if there shall occur any default by Borrower, as lessee under any Ground Lease, in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Borrower to be observed or performed, and said default is not cured prior to the expiration of any applicable grace or cure period therein provided, or if any one or more of the events referred to in a Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the related Fee Owner under such Ground Lease or if any Leasehold Estate shall be surrendered or any Ground Lease shall be lawfully terminated or cancelled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered or amended in contradiction of the provisions of Article XIII without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or if Borrower or Master Lessee shall fail to exercise any option to renew the Ground Lease or shall fail to or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to the terms of the Ground Lease, provided, that if a default by Borrower under a Ground Lease is a Ground Rent payment default, the occurrence or failure to cure such default shall not be deemed to be in default hereunder in the event funds sufficient for a required transfer under Section 3.1.6(a)(iii) are held in the Ground Rent Reserve Account and Lender or Cash Management Bank fails to timely make any transfer from such Sub-Account as contemplated by this Agreement unless due to the negligence or willful misconduct of Borrower;

(xx) if Borrower, after actual notice, fails to use all commercially reasonable efforts to cause a Condominium Board to (x) take corrective action and (y) remedy its failure (A) to maintain the Common Elements in good condition and repair, and such failure is reasonably be expected to have a Material Adverse Effect, (B) to promptly comply with all laws, orders, and ordinances affecting the Common Elements, or the use thereof, the failure of which is reasonably expected to have a Material Adverse Effect, (C) to promptly repair, replace or rebuild any part of the Common Elements which may be damaged or destroyed by any casualty or which may be affected by any condemnation proceeding, the failure of which is reasonably expected to have a Material Adverse Effect, or (D) to complete and pay for, within a reasonable time, any construction or repair undertaken on the Common Elements, all to the extent that the Condominium Board is required to so maintain, comply, repair, replace, rebuild and complete the Common Elements by the Condominium Documents), the failure of which is reasonably expected to have a Material Adverse Effect;

(xxi) if Borrower fails to use commercial reasonable efforts to cause a Condominium Board to allow Lender to examine the records of the receipts and expenditures arising from the operation of a Condominium and such default shall continue for a period of ten (10) days after written notice from Lender (with a copy to Borrower) thereof specifying such default and requiring the same to be remedied shall have been given to the person designated from time to time in accordance the provisions of the Condominium Declarations to receive service of process;

(xxii) if withdrawal of the Property from a Condominium shall be authorized by, at the direction of or pursuant to the vote of Borrower or any Affiliate of Borrower;

(xxiii) if, without the prior written consent of Lender, any of the material terms or provisions of any Operating Agreement are modified or amended (in a manner prohibited by Article XIII);

(xxiv) if a default by Borrower has occurred and continues beyond any applicable cure period under any Condominium Documents that would entitle any party to terminate any Condominium Document or the term thereof by giving notice to Borrower and such default or termination would otherwise be reasonably expected to have a Material Adverse Effect;

(xxv) if the Master Lease shall be materially modified without the prior written consent of Lender, except as expressly permitted hereunder or any other Loan Document (other than the Master Lease);

(xxvi) if Borrower shall be in default in any material obligation on the part of Borrower beyond any applicable notice periods and cure periods pursuant to the terms of the Master Lease;

(xxvii) if the aggregate Allocated Loan Amount for all Individual Properties that Go Dark (excluding Go Dark Purchase Option Properties) at any one time shall exceed the Go Dark Limit and Borrower shall not have obtained a release of such Individual Property or Properties or provided a substitute therefor in accordance with Section 2.3.3 within the time period specified in such Section;

(xxviii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or of any Loan Document not specified in subsections (i) to (xxvii) above, for thirty (30) days after notice from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

(b) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (a)(vi), (vii) or (viii) above in respect of Borrower) Lender may, without notice or demand, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, (i) declaring immediately due and payable the entire Principal Amount together with interest thereon and all other sums due by Borrower under the Loan Documents, (ii) collecting interest on the Principal Amount at the Default Rate whether or not Lender elects to accelerate the Notes and (iii) enforcing or availing itself of any or all rights or remedies set forth in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in subsections (a)(vi) or (a)(vii) above in respect of Borrower, the Indebtedness and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. The foregoing provisions shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under this Agreement, the Security Instrument or any other Loan Document. Any payment hereunder may be enforced and recovered in whole or in part at such time by one or more of the remedies provided to Lender in the Loan Documents.

17.2 Remedies.

(a) Unless waived in writing by Lender, upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender shall not be subject to any one action or election of remedies law or rule and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, with respect to the Account Collateral, the Lender may:

(i) without notice to Borrower, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Account Collateral against the Obligations, operating expenses and/or capital expenditures for the Property or any part thereof;

(ii) in Lender’s sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC;

(iii) demand, collect, take possession of or receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Account Collateral (or any portion thereof) as Lender may determine in its sole discretion; and

(iv) take all other actions provided in, or contemplated by, this Agreement.

(c) With respect to Borrower, the Account Collateral, the Rate Cap Collateral and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Indebtedness, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Indebtedness. In addition, Lender shall have the right from time to time to partially foreclose this Agreement and the Security Instrument in any manner and for any amounts secured by this Agreement or the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal or interest, Lender may foreclose this Agreement and the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose this Agreement and the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by this Agreement or the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to this Agreement and the Security Instrument to secure payment of sums secured by this Agreement and the Security Instrument and not previously recovered.

17.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement and the Security Instrument shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower or any Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or any Guarantor or to impair any remedy, right or power consequent thereon.

17.4 Costs of Collection. In the event that after an Event of Default: (i) the Notes or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Notes or any of the Loan Documents; or (iii) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Security Instrument or any of the Loan Documents; then Borrower shall pay to Lender all reasonable attorney’s fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

XVIII.	SPECIAL PROVISIONS

18.1 Exculpation.

18.1.1 Exculpated Parties. Except as set forth in this Section 18.1, the Recourse Guaranty and the Environmental Indemnity, no personal liability shall be asserted, sought or obtained by Lender or enforceable against (i) Borrower, (ii) any Affiliate of Borrower, (iii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (iv) any direct or indirect partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above (collectively, the “Exculpated Parties”) and none of the Exculpated Parties shall have any personal liability (whether by suit deficiency judgment or otherwise) in respect of the Obligations, this Agreement, the Security Instrument, the Notes, the Property or any other Loan Document, or the making, issuance or transfer thereof, all such liability, if any, being expressly waived by Lender. The foregoing limitation shall not in any way limit or affect Lender’s right to any of the following and Lender shall not be deemed to have waived any of the following:

(a) Foreclosure of the lien of this Agreement and the Security Instrument in accordance with the terms and provisions set forth herein and in the Security Instrument;

(b) Action against any other security at any time given to secure the payment of the Notes and the other Obligations;

(c) Exercise of any other remedy set forth in this Agreement or in any other Loan Document which is not inconsistent with the terms of this Section 18.1;

(d) Any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness secured by this Agreement and the Security Instrument or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; or

(e) The liability of any given Exculpated Party with respect to any separate written guaranty or agreement given by any such Exculpated Party in connection with the Loan (including, without limitation, the Recourse Guaranty and the Environmental Indemnity).

18.1.2 Carveouts From Non-Recourse Limitations. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, there shall at no time be any limitation on Borrower’s or any Guarantor’s liability for the payment, in accordance with the terms of this Agreement, the Notes, the Security Instrument and the other Loan Documents, to Lender of:

(a) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the fraudulent acts of Borrower or any Affiliate of Borrower;

(b) Proceeds which Borrower or any Affiliate of Borrower has received and to which Lender is entitled pursuant to the terms of this Agreement or any of the Loan Documents to the extent the same have not been applied toward payment of the Indebtedness, or used for the repair or replacement of the Property in accordance with the provisions of this Agreement;

(c) all loss, damage, cost or expense as incurred by Lender and arising from any intentional misrepresentation of Borrower or any Affiliate of Borrower;

(d) any misappropriation of Rents or security deposits by Master Lessee, Borrower or any of their respective Affiliates;

(e) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of all or any part of the Property, the Account Collateral or the Rate Cap Collateral being encumbered by a Lien by reason of the acts of Borrower or any Affiliate of Borrower from and after the date hereof (other than this Agreement and the Security Instrument) in violation of the Loan Documents;

(f) after the occurrence and during the continuance of an Event of Default, any Rents, issues, profits and/or income from the Property collected by Borrower or any Affiliate of Borrower (other than Rent sent to the Holding Account or paid directly to Lender pursuant to any notice of direction delivered to tenants of the Property) and not applied to payment of the Obligations or used to pay normal and verifiable operating expenses of the Property or otherwise applied in a manner permitted under the Loan Documents;

(g) physical damage to the Property from intentional waste committed by Borrower or any Affiliate of Borrower;

(h) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to comply with any of the provisions of Article XII;

(i) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of any breach of a representation set forth in Section 4.1.31;

(j) any loss, damage, cost or expense incurred by or on behalf of Lender by reason of the failure of Borrower to deliver to Lender the net sales proceeds of a Transfer of an Individual Property described in Section 5.1.9(b) together with any shortfall necessary to pay in full the Release Price for such Individual Property, in accordance with the provisions of Section 5.1.9(b);

(k) reserved;

(l) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Lender, in the event (and arising out of such circumstances) that (x) Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Lender relative to the Property, the Account Collateral or the Rate Cap Collateral or any part thereof which is found by a court to have been raised by Borrower in bad faith or to be without basis in fact or law, or (y) an involuntary case is commenced against Borrower or Guarantor under the Bankruptcy Code with the collusion of Borrower, Guarantor or any of their Affiliates or (z) an order for relief is entered with respect to the Borrower or Guarantor under the Bankruptcy Code through the actions of the Borrower or Guarantor or any of their Affiliates at a time when the Borrower or Guarantor, as applicable, is able to pay its debts as they become due unless Borrower or Guarantor, as applicable, shall have received an opinion of independent counsel that Borrower, Guarantor or such Affiliate, as applicable, has a fiduciary duty to seek such an order for relief; or

(m) reasonable attorney’s fees and expenses actually incurred by Lender in connection with any successful suit filed on account of any of the foregoing clauses (a) through (l).

XIX.	MISCELLANEOUS

19.1 Survival. This Agreement and all covenants, indemnifications, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Indebtedness is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder and under the other Loan Documents shall be joint and several.

19.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

19.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTES, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING,

AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

19.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought (and, if a Securitization shall have occurred, a Rating Agency Confirmation is obtained), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

19.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

19.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (c) telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	German American Capital Corporation, on behalf of the holders of the Notes
60 Wall Street, 10th floor
New York, NY 10005
Attention: Todd Sammann and General Counsel
Telecopy No.: (212) 797-4489
Confirmation No.: (212) 250-2748

With a copy to:	Bank of America, N.A., as Servicer, at such notice address as shall be designated by notice delivered in accordance with this Section.

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attention: Harvey R. Uris, Esq. Telecopy No.: (917) 777-2212 Confirmation No.: (212) 735-3000

With a copy to:	Bank of America, N.A. 9 West 57th Street New York, NY 10019 Attention: Mr. Dean Ravosa Telecopy No.: (212) 847-5695 Confirmation No.: (212) 847-6398

With a copy to:	White & Case LLP 1155 Avenue of the Americas New York, New York 10036-2787 Attention: Tom Higgins, Esq. Telecopy No.: (212) 354-8113 Confirmation No.: (212) 819-8813

If to Borrower:	Giraffe Properties, LLC c/o Toys “R” Us, Inc. One Geoffrey Way Wayne, New Jersey Attention: Chief Financial Officer

Telecopy No.: (973) 617 4006 Confirmation No.: (973) 617-5755

Bain Capital Partners, LLC 111 Huntington Avenue Boston, MA 02199 Attention: Mr. John Tudor Telecopy No.: (617) 516-2010 Confirmation No.: (617) 516-2194

Kohlberg Kravis Roberts & Co. 2800 Sand Hill Road, Suite 200 Menlo Park, CA 94025 Attention: Mr. David Kerko Telecopy No.: (650) 233-6538 Confirmation No.: (650) 233-6519

Vornado Realty Trust 888 Seventh Avenue New York, New York 10106 Attention: Wendy Silverstein Telecopy No.: (212) 894-7073 Confirmation No.: (212) 894-7000

With a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, N.Y. 10004-2498 Attention: Arthur Adler, Esq. Telecopy No.: (212) 558-3588 Confirmation No.: (212) 558-3960

Kirkland and Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Attention: Chris Butler, Esq. Telecopy No.: (312) 861-2200 Confirmation No.: (312) 861-2298

All notices, elections, requests and demands under this Agreement shall be effective and deemed received upon the earliest of (i) the actual receipt of the same by personal delivery or otherwise, (ii) one (1) Business Day after being deposited with a nationally recognized overnight courier service as required above, (iii) three (3) Business Days after being deposited in the United States mail as required above or (iv) on the day sent if sent by facsimile with confirmation on or before 5:00 p.m. New York time on any Business Day or on the next Business Day if so delivered after 5:00 p.m. New York time or on any day other than a Business Day. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, election, request, or demand sent.

19.7 TRIAL BY JURY. BORROWER AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER IT, HEREBY EXPRESSLY, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE SECURITY INSTRUMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT HERETO TO THE WAIVER OF ANY RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS CONSULTED WITH LEGAL COUNSEL REGARDING THE MEANING OF THIS WAIVER AND ACKNOWLEDGES THAT THIS WAIVER IS AN ESSENTIAL INDUCEMENT FOR THE MAKING OF THE LOAN. THIS WAIVER SHALL SURVIVE THE REPAYMENT OF THE LOAN.

19.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

19.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.10 Preferences. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

19.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to

Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

19.12 Expenses; Indemnity

(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements), except as may be otherwise expressly provided in Article XIV or elsewhere in this Agreement or the Loan Documents, incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender pursuant to this Agreement); (ii) Lender’s ongoing performance of and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters as required herein or under the other Loan Documents; (iv) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (v) the filing and recording fees and expenses, mortgage recording taxes, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a work-out or of any insolvency or bankruptcy proceedings and (viii) procuring insurance policies pursuant to Section 6.1.11; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Holding Account subject to the provisions of Section 3.1.10(a).

(b) Subject to the non-recourse provisions of Section 18.1, Borrower shall protect, indemnify and save harmless Lender, and all officers, directors, stockholders, members, partners, employees, agents, successors and assigns thereof (collectively, the Indemnified Parties) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including all reasonable attorneys’ fees and expenses actually incurred) imposed upon or incurred by or asserted against the Indemnified Parties or the Property or any part of its interest therein, by reason of the occurrence or existence of any of the following (to the extent Proceeds payable on account of the following shall be inadequate; it being understood that in no event will the Indemnified Parties be required to actually pay or incur any costs or expenses as a condition to the effectiveness of the foregoing indemnity) prior to (i) the acceptance by Lender or its designee of a deed-in-lieu of foreclosure with respect to the Property, or (ii) an Indemnified Party or its designee taking possession or control of the Property or (iii) the foreclosure of the Security Instrument, except to the extent caused by the actual willful misconduct or gross negligence of the Indemnified Parties (other than such willful misconduct or gross negligence imputed to the Indemnified Parties because of their interest in the Property): (1) ownership of Borrower’s interest in the Property, or any interest therein, or receipt of any Rents or other sum therefrom, (2) any accident, injury to or death of any persons or loss of or damage to property occurring on or about the Property or any Appurtenances thereto, (3) any design, construction, operation, repair, maintenance, use, non-use or condition of the Property or Appurtenances thereto, including claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender, any claim the insurance as to which is inadequate, and any Environmental Claim, (4) any Default under this Agreement or any of the other Loan Documents or any failure on the part of Borrower to perform or comply with any of the terms of any Operating Agreement within the applicable notice or grace periods, (5) any performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, (6) any negligence or tortious act or omission on the part of Borrower or any of its agents, contractors, servants, employees, sublessees, licensees or invitees, (7) any contest referred to in Section 7.3 hereof, (8) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Subleases or the Master Lease, or (9) the presence at, in or under the Property or the Improvements of any Hazardous Materials in violation of any Environmental Law. Any amounts the Indemnified Parties are legally entitled to receive under this Section which are not paid within fifteen (15) Business Days after written demand therefor by the Indemnified Parties or Lender, setting forth in reasonable detail the amount of such demand and the basis therefor, shall bear interest from the date of demand at the Default Rate, and shall, together with such interest, be part of the Indebtedness and secured by the Security Instrument. In case any action, suit or proceeding is brought against the Indemnified Parties by reason of any such occurrence, Borrower shall at Borrower’s expense resist and defend such action, suit or proceeding or will cause the same to be resisted and defended by counsel at Borrower’s reasonable expense for the insurer of the liability or by counsel designated by Borrower (unless reasonably disapproved by Lender promptly after Lender has been notified of such counsel); provided, however, that nothing herein shall compromise the right of Lender (or any Indemnified Party) to appoint its own counsel at Borrower’s expense for its defense with respect to any action which in its reasonable opinion presents a conflict or potential conflict between Lender and Borrower that would make such separate representation advisable; provided further that if Lender shall have appointed separate counsel pursuant to the foregoing, Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Party unless in the reasonable opinion of Lender a conflict or potential conflict exists between such Indemnified Party and Lender. So long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, Lender and the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent which shall not be unreasonably withheld or delayed, and claim the benefit of this Section with respect to such action, suit or proceeding and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower; provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of applicable law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding and claim the benefit of this Section 19.12 with respect to settlement of such action, suit or proceeding. Any Indemnified Party will give Borrower prompt notice after such Indemnified Party obtains actual knowledge of any potential claim by such Indemnified Party for indemnification hereunder. The Indemnified Parties shall not settle or compromise any action, proceeding or claim as to which it is indemnified under this Section 19.12 without notice to and reasonable consent of Borrower.

19.13 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

19.14 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Notes and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

19.15 Liability of Assignees of Lender. No assignee of Lender shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other Loan Document or any amendment or amendments hereto made at any time or times, heretofore or hereafter, any different than the liability of Lender hereunder. In addition, no assignee shall have at any time or times hereafter any personal liability, directly or indirectly, under or in connection with or secured by any agreement, lease, instrument, encumbrance, claim or right affecting or relating to the Property or to which the Property is now or hereafter subject any different than the liability of Lender hereunder. The limitation of liability provided in this Section 19.15 is (i) in addition to, and not in limitation of, any limitation of liability applicable to the assignee provided by law or by any other contract, agreement or instrument, and (ii) shall not apply to any assignee’s gross negligence or willful misconduct.

19.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

19.17 Publicity. Each party shall endeavor to permit the other to review the initial press release relating to the Loan in order to provide the other with a reasonable opportunity to comment thereon.

19.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members and others with interests in Borrower and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

19.19 Waiver of Counterclaim and other Actions. Borrower hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender on this Agreement, the Notes, the Security Instrument or any Loan Document, any and every right it may have to (i) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Agreement, the Notes, the Security Instrument or any Loan Document and cannot be maintained in a separate action) and (ii) have any such suit, action or proceeding consolidated with any other or separate suit, action or proceeding.

19.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

19.21 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.

19.22 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

GIRAFFE PROPERTIES, LLC, a Delaware limited liability company

By:	/s/ Jon W. Kimmins
Name:	Jon W. Kimmins
Title:	Senior Vice President-Treasurer

[Lender’s signature appears on following page]

Borrower’s Execution Page

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, on behalf of the holders of the Notes

By:	/s/ Todd O. Sammann
Name:	Todd O. Sammann
Title:	Vice President

By:	/s/ Eric M. Schwartz
Name:	Eric M. Schwartz
Title:	Vice President